     AS FILED WITH THE SECURITIES AND EXCHANGE COMMISSION ON MAY 31, 1996.



                                                       REGISTRATION NO. 333-4010

- --------------------------------------------------------------------------------
- --------------------------------------------------------------------------------

                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549
                            ------------------------


                                AMENDMENT NO. 1


                                       TO

                                    FORM S-1
                             REGISTRATION STATEMENT
                                     UNDER
                           THE SECURITIES ACT OF 1933
                            ------------------------

                              VERILINK CORPORATION
             (EXACT NAME OF REGISTRANT AS SPECIFIED IN ITS CHARTER)
                            ------------------------

             DELAWARE                            3661                           94-2857548
 (STATE OR OTHER JURISDICTION OF     (PRIMARY STANDARD INDUSTRIAL            (I.R.S. EMPLOYER
  INCORPORATION OF ORGANIZATION)     CLASSIFICATION CODE NUMBER)          IDENTIFICATION NUMBER)

                               145 BAYTECH DRIVE
                           SAN JOSE, CALIFORNIA 95134
                                 (408) 945-1199
(ADDRESS AND TELEPHONE NUMBER OF PRINCIPAL EXECUTIVE OFFICES AND PRINCIPAL PLACE
                                  OF BUSINESS)
                            ------------------------

                               TIMOTHY G. CONLEY
                            VICE PRESIDENT, FINANCE
                              VERILINK CORPORATION
                               145 BAYTECH DRIVE
                           SAN JOSE, CALIFORNIA 95134
                                 (408) 945-1199
           (NAME, ADDRESS, AND TELEPHONE NUMBER OF AGENT FOR SERVICE)
                            ------------------------

                                   COPIES TO:

              STEPHEN M. TENNIS, ESQ.                            FRANCIS S. CURRIE, ESQ.
              KEVIN A. FAULKNER, ESQ.                              NEIL J. WOLFF, ESQ.
                CORI M. ALLEN, ESQ.                          CHRISTOPHER G. NICHOLSON, ESQ.
             JAMES M. MEENAGHAN, ESQ.                       WILSON SONSINI GOODRICH & ROSATI
              MORRISON & FOERSTER LLP                           PROFESSIONAL CORPORATION
                755 PAGE MILL ROAD                                 650 PAGE MILL ROAD
             PALO ALTO, CA 94304-1018                           PALO ALTO, CA 94304-1050

    Approximate date of commencement of proposed sale to the public: As soon as practicable after this Registration Statement becomes effective.

    If any of the securities being registered on this form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, check the following box. / /

    If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. / /
- ------------

    If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. / /
- ------------

    If delivery of the prospectus is expected to be made pursuant to Rule 434, please check the following box. / /
                            ------------------------


    The Registrant hereby amends this Registration Statement on such date or dates as may be necessary to delay its effective date until the Registrant shall file a further amendment which specifically states that this Registration Statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933 or until the Registration Statement shall become effective on such date as the Commission, acting pursuant to said Section 8(a), may determine.

- --------------------------------------------------------------------------------
- --------------------------------------------------------------------------------

                              VERILINK CORPORATION
                            ------------------------

                             CROSS REFERENCE SHEET

  SHOWING LOCATION IN PROSPECTUS OF INFORMATION REQUIRED BY ITEMS OF FORM S-1

 FORM S-1 REGISTRATION STATEMENT ITEM NUMBER AND HEADING          LOCATION IN PROSPECTUS
- ----------------------------------------------------------  -----------------------------------
  1.  Forepart of the Registration Statement and Outside
      Front Cover Page of Prospectus......................  Outside Front Cover Page
  2.  Inside Front and Outside Back Cover Pages of
      Prospectus..........................................  Inside Front and Outside Back Cover
                                                            Pages
  3.  Summary Information, Risk Factors and Ratio of
      Earnings to Fixed Charges...........................  Prospectus Summary; Risk Factors
  4.  Use of Proceeds.....................................  Prospectus Summary; Use of Proceeds
  5.  Determination of Offering Price.....................  Outside Front Cover Page;
                                                            Underwriting
  6.  Dilution............................................  Dilution
  7.  Selling Security Holders............................  Principal and Selling Stockholders
  8.  Plan of Distribution................................  Outside Front and Inside Cover
                                                            Pages; Underwriting
  9.  Description of Securities to be Registered..........  Outside Front Cover Page;
                                                            Prospectus Summary; Dividend
                                                            Policy; Capitalization; Description
                                                            of Capital Stock
 10.  Interests of Named Experts and Counsel..............  Legal Matters
 11.  Information with Respect to the Registrant..........  Outside and Inside Front Cover
                                                            Pages; Prospectus Summary; Risk
                                                            Factors; Use of Proceeds; Dividend
                                                            Policy; Capitalization; Dilution;
                                                            Selected Consolidated Financial
                                                            Data; Management's Discussion and
                                                            Analysis of Financial Condition and
                                                            Results of Operations; Business;
                                                            Management; Certain Transactions;
                                                            Principal and Selling Stockholders;
                                                            Description of Capital Stock;
                                                            Shares Eligible for Future Sale;
                                                            Legal Matters; Experts;
                                                            Consolidated Financial Statements
 12.  Disclosure of Commission Position on Indemnification
      For Securities Act Liabilities......................  Not Applicable

     INFORMATION CONTAINED HEREIN IS SUBJECT TO COMPLETION OR AMENDMENT. A REGISTRATION STATEMENT RELATING TO THESE SECURITIES HAS BEEN FILED WITH THE SECURITIES AND EXCHANGE COMMISSION. THESE SECURITIES
     MAY NOT BE SOLD NOR MAY OFFERS TO BUY BE ACCEPTED PRIOR TO THE TIME THE REGISTRATION STATEMENT BECOMES EFFECTIVE. THIS PROSPECTUS SHALL NOT CONSTITUTE AN OFFER TO SELL OR THE SOLICITATION OF AN OFFER TO BUY
     NOR SHALL THERE BE ANY SALE OF THESE SECURITIES IN ANY STATE IN WHICH SUCH OFFER, SOLICITATION OR SALE WOULD BE UNLAWFUL PRIOR TO REGISTRATION OR QUALIFICATION UNDER THE SECURITIES LAWS OF ANY SUCH STATE.


                   SUBJECT TO COMPLETION, DATED MAY 31, 1996


PROSPECTUS
                                3,700,000 SHARES

                                      LOGO

                                  COMMON STOCK

     Of the 3,700,000 shares of Common Stock offered hereby, 2,000,000 are being sold by the Company and 1,700,000 are being sold by the Selling Stockholders. The Company will not receive any proceeds from the sale of shares by the Selling Stockholders. See "Principal and Selling Stockholders."

     Prior to this offering, there has been no public market for the Common Stock of the Company. It is currently estimated that the initial public offering price of the Common Stock will be between $12.00 and $14.00 per share. See "Underwriting" for a discussion of the factors to be considered in determining the initial public offering price. The Company has applied to have the Common Stock approved for quotation on the Nasdaq National Market under the symbol VRLK.
                            ------------------------

            THE SHARES OFFERED HEREBY INVOLVE A HIGH DEGREE OF RISK.

                    SEE "RISK FACTORS" BEGINNING ON PAGE 5.
                            ------------------------
THESE SECURITIES HAVE NOT BEEN APPROVED OR DISAPPROVED BY THE SECURITIES
  AND EXCHANGE COMMISSION OR ANY STATE SECURITIES COMMISSION NOR HAS
    THE SECURITIES AND EXCHANGE COMMISSION OR ANY STATE SECURITIES
     COMMISSION PASSED UPON THE ACCURACY OR ADEQUACY OF THIS PROSPECTUS.
       ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.

- -------------------------------------------------------------------------------------------------
- -------------------------------------------------------------------------------------------------
                                                                                   PROCEEDS TO
                              PRICE TO        UNDERWRITING       PROCEEDS TO         SELLING
                               PUBLIC          DISCOUNT(1)       COMPANY(2)       STOCKHOLDERS
- -------------------------------------------------------------------------------------------------
Per Share................         $                 $                 $                 $
- -------------------------------------------------------------------------------------------------
Total(3).................         $                 $                 $                 $
- -------------------------------------------------------------------------------------------------
- -------------------------------------------------------------------------------------------------

(1) See "Underwriting" for indemnification arrangements with the several Underwriters.

(2) Before deducting expenses payable by the Company estimated at $800,000.

(3) The Company has granted to the Underwriters a 30-day option to purchase up to 555,000 additional shares of Common Stock solely to cover over-allotments, if any. If all such shares are purchased, the total Price to Public, Underwriting Discount and Proceeds to Company will be
    $          , $          and $          , respectively. See "Underwriting."
                            ------------------------

     The shares of Common Stock are offered by the several Underwriters subject to prior sale, receipt and acceptance by them, and subject to the right of the Underwriters to reject any order in whole or in part and certain other conditions. It is expected that certificates for such shares will be available
for delivery on or about June   , 1996, at the office of the agent of Hambrecht
& Quist LLC in New York, New York.

HAMBRECHT & QUIST                                        OPPENHEIMER & CO., INC.
          , 1996

        Set forth here is a full page graphic representation of the integrated access capabilities of the Verilink Access System 2000 entitled "Integrated Access for Network Service Providers." The Verilink logo appears to the left of the title. Underneath the title appear five boxes, each representing the Company's Access System 2000. One box captioned "Local Exchange Carriers" illustrates, through the use of labled images of a video camera, a PBX exchange and a router connected by lines drawn to the box, the integrated services access the Access System 2000 enables such carriers to provide. Another box is captioned "Interexchange Carriers" and illustrates, through the use of a small map of the earth labeled "Public Switched Network" connected by a line drawn to the box, the integrated services access the Access System 2000 enables such carriers to provide. Another box captioned "PCS Providers" illustrates, through the use of a labeled image of a PCS base station transmitting to a wireless phone connected by a line drawn to the box, the wireless access the Access System 2000 facilitates. Another box captioned "Cellular Service Providers" illustrates, through the use of an image of a switch linked to a transmitting tower, the wireline access the Access System 2000 facilitates. Another box captioned "Internet Service Providers" illustrates, through the use of an image of a server linked to a laptop computer, the backbone access the Access System 2000 facilitates. Each of the five boxes sit at the edge of a large representation of a cloud, the center of which contains labels referring to the following services that Access System 2000 currently supports or, as indicated herein and in the graphic by an asterisks, is currently under development by Verilink to support: T1, ATM*, T3, Analog*, DDS, SMDS, E1, ISDN* and frame relay.

     IN CONNECTION WITH THIS OFFERING, THE UNDERWRITERS MAY OVER-ALLOT OR EFFECT TRANSACTIONS WHICH STABILIZE OR MAINTAIN THE MARKET PRICE OF THE COMMON STOCK OF THE COMPANY AT A LEVEL ABOVE THAT WHICH MIGHT OTHERWISE PREVAIL IN THE OPEN MARKET. SUCH TRANSACTIONS MAY BE EFFECTED ON THE NASDAQ NATIONAL MARKET, IN THE OVER-THE-COUNTER MARKET OR OTHERWISE. SUCH STABILIZING, IF COMMENCED, MAY BE DISCONTINUED AT ANY TIME.

     Verilink(R) and the Verilink logo are registered trademarks of the Company. This prospectus contains other product names and trade names and trademarks of the Company and of other organizations.

                               PROSPECTUS SUMMARY

     The following summary is qualified in its entirety by the more detailed information and consolidated financial statements and the notes thereto appearing elsewhere in this Prospectus.

                                  THE COMPANY

     Verilink Corporation develops, manufactures and markets integrated access products for telecommunications network service providers and corporate end users. The Company's Access System 2000 product line provides flexible access solutions for a broad range of network services. Verilink designed the Access System 2000 with modular hardware and the Company's software-based Advanced Programmable Architecture(TM) to enable its customers to access increased network capacity and to adopt new communications services in a cost-effective manner. The Company's strategy is to continue to increase the functionality of the Access System 2000 product line as its customers access new network services and migrate to emerging telecommunications technologies.

     Corporate and consumer demand for data, voice and video transmission services is expanding worldwide, creating a need for both increased bandwidth and new communications services. In response, network service providers, such as interexchange and local exchange carriers, and providers of Internet, personal communications and cellular services, are offering a wide range of public network services. In addition, these companies face an increasingly competitive environment as deregulation of the telecommunications industry continues. These developments are creating a need for flexible network access equipment which enables customers to access a broad array of network services and provides a migration path to new and emerging technologies.

     Verilink's Access System 2000 provides significant benefits over single purpose network access devices. The Access System 2000 is designed to enable customers to access increased network capacity and adopt new technologies incrementally, without investing in entirely new hardware, by adding modular circuit cards and downloading software. The Access System 2000 provides integrated access to low speed services, fractional T1/E1 services, and T1, E1, T3, frame relay and SMDS services, with ATM and ISDN products under development.


     Verilink sells its products through a direct sales force and resellers. The Company intends to enlarge its sales and support organization in order to expand its customer base and enter international markets. The Company also sells single purpose network access devices for selected applications. The Company's major customers include MCI, CompuServe, Northern Telecom and QUALCOMM. In the nine months ended March 31, 1996, MCI and CompuServe accounted for 25% and 18% of the Company's sales, respectively. See "Management's Discussion and Analysis of Financial Condition and Results of Operations" and "Business -- Customers."


     Verilink was founded in 1982. The Company's address is 145 Baytech Drive, San Jose, California 95134 and its telephone number is (408) 945-1199.

                                  THE OFFERING

Common Stock offered by the Company.....................  2,000,000 shares
Common Stock offered by the Selling Stockholders........  1,700,000 shares
Common Stock to be outstanding after the offering.......  12,566,104 shares(1)
Use of proceeds.........................................  For general corporate purposes, including working capital, purchase
                                                          of capital equipment and possible
                                                          acquisitions.
Proposed Nasdaq National Market symbol..................  VRLK

                   SUMMARY CONSOLIDATED FINANCIAL INFORMATION
                     (IN THOUSANDS, EXCEPT PER SHARE DATA)

                                                                                       NINE MONTHS
                                           FISCAL YEAR ENDED JUNE 30,                ENDED MARCH 31,
                                 -----------------------------------------------    -----------------
                                  1991      1992      1993      1994      1995       1995      1996
                                 -------   -------   -------   -------   -------    -------   -------
CONSOLIDATED STATEMENT OF
  OPERATIONS DATA:
  Sales........................  $28,539   $30,696   $28,007   $36,533   $31,447    $22,753   $28,678
  Gross profit.................   10,258    13,049    11,887    17,647    14,620     10,392    14,608
  Income (loss) from
     operations................   (5,955)      137      (955)    2,869       347        145     1,754
  Net income (loss)............  $(3,921)  $    33   $(1,390)  $ 2,263   $   448    $   207   $ 1,764
  Net income (loss) per
     share.....................  $ (0.41)  $  0.00   $ (0.16)  $  0.23   $  0.04    $  0.02   $  0.16
  Shares used to compute net
     income (loss) per
     share(2)..................    9,514     8,649     8,579     9,900    10,676     10,632    11,115

                                                                            MARCH 31, 1996
                                                                      ---------------------------
                                                                      ACTUAL      AS ADJUSTED(3)
                                                                      -------     ---------------
CONSOLIDATED BALANCE SHEET DATA:
  Cash and cash equivalents.........................................  $ 3,652         $27,032
  Working capital...................................................    7,347          30,727
  Total assets......................................................   15,471          38,851
  Total stockholders' equity........................................    9,418          32,798

- ---------------

(1) Based on the number of shares of Common Stock outstanding as of March 31, 1996. Excludes 1,024,498 shares reserved for issuance pursuant to the exercise of stock options outstanding as of March 31, 1996 having a weighted average exercise price of $0.75 per share. See "Management -- Stock Plans" and Note 7 of Notes to Consolidated Financial Statements.

(2) See Note 1 of Notes to Consolidated Financial Statements for an explanation of the method used to determine the number of shares used in computing net income (loss) per share.

(3) Adjusted to reflect the sale of 2,000,000 shares offered by the Company hereby, based on an assumed initial public offering price of $13.00 per share and the application of the estimated net proceeds therefrom.

                 --------------------------------------------------

     Unless otherwise indicated, the information in this Prospectus (i) assumes no exercise of the Underwriters' over-allotment option, and (ii) has been adjusted to reflect a 2-for-1 stock split and a proportionate increase in the number of authorized shares to be effected prior to the closing of this offering.

                                  RISK FACTORS

     The following risk factors should be considered carefully in addition to the other information contained in this Prospectus before purchasing the Common Stock offered hereby.


     Dependence on Recently Introduced Products and Products Under
Development. The Company's future results of operations are highly dependent on market acceptance of existing and future applications for the Company's Access System 2000 product line. The Access System 2000 product line represented approximately 65% of sales in the nine months ended March 31, 1996. Increased market acceptance of the Company's Access System 2000 products is dependent on a number of factors, not all of which are in the Company's control, including the continued growth in the use of bandwidth intensive applications, continued deployment of new telecommunications services, market acceptance of integrated access devices in general, the availability and price of competing products and technologies, and the success of the Company's sales efforts. Failure of the Company's products to achieve increased market acceptance would have a material adverse effect on the Company's business, financial condition and results of operations. Some of the more important applications for this product line, particularly for ISDN and ATM applications, are in early stages of development. Failure to introduce these and other planned products in a timely manner could cause companies to purchase products from competitors and have a material adverse effect on the Company's business, financial condition and results of operations. Due to a variety of factors, the Company may experience delays in developing its planned products. New products may require additional development work, enhancement, testing or further refinement before they can be made commercially available by the Company. The Company has in the past experienced delays in the introduction of Access System 2000 product applications and enhancements due to a variety of internal factors, such as reallocation of priorities, difficulty hiring sufficient numbers of qualified personnel and unforseen technical obstacles, as well as to changes in customer requirements. As a result of delays relative to customer expectations, the receipt of revenue from the products involved has been deferred. If the Company's Access System 2000 products have performance, reliability or quality shortcomings, then the Company may experience reduced orders, higher manufacturing costs, delays in collecting accounts receivable and additional warranty and service expenses. See "-- Need to Expand Sales Organization," "Management's Discussion and Analysis of Financial Condition and Results of Operations," "Business -- Products" and "Business -- Research and Development."


     Customer Concentration. A small number of customers have accounted for a majority of the Company's sales in each of the past several fiscal years. In the nine months ended March 31, 1996, MCI Communications Corp. and CompuServe Corp. accounted for 25% and 18% of the Company's sales, respectively, and the Company's top five customers accounted for 58% of the Company's sales. In fiscal 1995, MCI and CompuServe each accounted for 14% of the Company's sales and the Company's top five customers accounted for 47% of sales. In fiscal 1994, MCI accounted for 20% of the Company's sales, and the Company's top five customers accounted for 46% of sales. There can be no assurance that the Company's current customers will continue to place orders with the Company, that orders by existing customers will continue at the levels of previous periods, or that the Company will be able to obtain orders from new customers. The Company's customers are typically not contractually obligated to purchase any quantity of products in any particular period. Product sales to major customers have varied widely from year to year. In some cases, major customers have abruptly terminated purchases of the Company's products. For example, sales of the Company's single purpose network access products to AT&T Paradyne Corporation represented 24% of sales in fiscal 1993, but declined to 11% and 2% of sales in fiscal 1994 and 1995, respectively, due to the decision by AT&T Paradyne to focus its sales efforts on competing products developed within the AT&T organization. In addition, sales to Stratacom, Inc. for provision of network management capabilities in a system sold to another AT&T business unit accounted for 9% of the Company's sales during fiscal 1995. Sales to Stratacom ceased during the second half of fiscal 1995 due to the decision by such AT&T business unit to internally provide such management functionality in its system. Loss of, or a material reduction in orders by, one or more of the Company's major customers would materially adversely affect the Company's business, financial condition and results of operations. See "-- Competition," "Management's Discussion and Analysis of Financial Condition and Results of Operations," "Business -- Customers" and "Business -- Sales and Marketing."


     Fluctuations in Quarterly Operating Results. The Company's sales are subject to quarterly and annual fluctuations due to a number of factors. Most of the Company's sales are in the form of large orders with short delivery times. The Company's ability to affect and judge the timing of individual customer orders is limited. Recently, the Company has experienced large fluctuations in sales from quarter to quarter due to a wide variety of factors, such as delay, cancellation or acceleration of customer projects, and other factors discussed below. The Company's sales for a given quarter may depend to a significant degree upon planned product shipments to a single customer, often related to specific equipment deployment projects. The Company has experienced both acceleration and slowdown in orders related to such projects, causing changes in the sales level of a given quarter relative to both the preceding and subsequent quarters. Sales to MCI and Compuserve, two of the Company's major current customers, have varied by as much as $1 million and $700,000, respectively, between consecutive quarters, and sales to other current customers have also varied by as much as $800,000 from quarter to quarter.


     Delays or lost sales can be caused by other factors beyond the Company's control, including late deliveries by other vendors of components in a customer's system, changes in implementation priorities, slower than anticipated growth in demand for the services that the Company's products support and delays in obtaining regulatory approvals for new services. Delays and lost sales have occurred in the past and may occur in the future. Operating results in recent periods have been adversely affected by delays in receipt of significant purchase orders from major customers and the termination of sales to Stratacom. In addition, the Company has in the past experienced delays as a result of the need to modify its products to comply with unique customer specifications. These and similar delays or lost sales could materially adversely affect the Company's business, financial condition and results of operations. See "-- Customer Concentration," "-- Dependence on Component Availability and Key Suppliers" and "Management's Discussion and Analysis of Financial Condition and Results of Operations."


     The Company's backlog at the beginning of each quarter typically is not sufficient to achieve expected sales for that quarter. To achieve its sales objective, the Company is dependent upon obtaining orders in a quarter for shipment in that quarter. Furthermore, the Company's agreements with its customers typically provide that they may change delivery schedules and cancel orders within specified timeframes, typically up to 30 days prior to the scheduled shipment date, without significant penalty. The Company's customers have in the past built, and may in the future build, significant inventory in order to facilitate more rapid deployment of anticipated major projects or for other reasons. Decisions by such customers to reduce their inventory levels could lead to reductions in purchases from the Company. These reductions, in turn, could cause fluctuations in the Company's operating results and could have an adverse effect on the Company's business, financial condition and results of operations in the periods in which the inventory is reduced.



     The Company's industry is characterized by declining prices of existing products, therefore continual improvement of manufacturing efficiencies and introduction of new products and enhancements to existing products are required to maintain gross margins. In response to customer demands or competitive pressures, or to pursue new product or market opportunities, the Company may take certain pricing or marketing actions, such as price reductions, volume discounts, or provision of services at below-market rates. These actions could materially and adversely affect the Company's operating results.


     Operating results may also fluctuate due to factors such as the timing of new product announcements and introductions by the Company, its major customers or its competitors, delays in new product introductions by the Company, market acceptance of new or enhanced versions of the Company's products, changes in the product or customer mix of sales, changes in the level of operating expenses, competitive pricing pressures, the gain or loss of significant customers, increased research and development and sales and marketing expenses associated with new product introductions, and general economic conditions. All of the above factors are difficult for the Company to forecast, and these or other factors can materially adversely affect the Company's business, financial condition and results of operations for one quarter or a series of quarters. The Company's expense levels are based in part on its expectations regarding future sales and are fixed in the short term to a large extent. Therefore, the Company may be unable to adjust spending in a timely manner to compensate for any unexpected shortfall in sales. Any significant decline in demand relative to the Company's expectations or any material delay of customer orders could have a material adverse effect on the Company's business, financial condition and results of operations. There can be no assurance that the Company will be able to sustain profitability on a quarterly or annual basis. In addition, it is possible that in some future quarter, the Company's operating results may be below the expectations of public market analysts and investors. In such event the price of the Company's Common Stock would likely be materially and adversely affected. See "-- No Prior Market, Stock Price Volatility," "Management's Discussion and Analysis of Financial Condition and Results of Operations" and "Business -- Research and Development."


     Need to Expand Sales Organization. Currently the Company sells its products to a small number of customers through a relatively small sales force. The Company's strategy is to distribute its products to a broader customer base, which will require the Company to significantly expand its sales force. There can be no assurance that the Company will be able to recruit, train, motivate and manage additional qualified sales personnel with the requisite experience and knowledge. Availability of qualified sales personnel is limited, and competition for experienced sales personnel in the network access and telecommunications equipment industries is intense. The failure to timely expand the Company's sales force could have a material adverse effect on the Company's business, financial condition and results of operations. See "-- Customer Concentration," "-- Management of Growth" and "-- Dependence on Key Personnel."


     Dependence on Component Availability and Key Suppliers. On-time delivery of the Company's products depends upon the availability of components and subsystems used in its products. The Company depends in part upon suppliers to manufacture, assemble and deliver components in a timely and satisfactory manner. The Company obtains several components and licenses certain embedded software from single sources. There can be no assurance that these suppliers will continue to be able and willing to meet the Company's requirements for any such components. The Company generally does not have any long-term contracts with such suppliers, other than software vendors. Any significant interruption in the supply of, or degradation in the quality of, any such item could have a material adverse effect on the Company's results of operations. The Company has no current plans to significantly expand its supplier base.


     Purchase orders from the Company's customers frequently require delivery quickly after placement of the order. Because the Company does not maintain significant component inventories, delay in shipment by a supplier could lead to lost sales. The Company uses internal forecasts to determine its general materials and components requirements. Lead times for materials and components may vary significantly, and depend on factors such as specific supplier performance, contract terms and general market demand for components. If orders vary from forecasts, the Company may experience excess or inadequate inventory of certain materials and components. From time to time, the Company has experienced shortages and allocations of certain components, resulting in delays in fulfillment of customer orders. Such shortages and allocations could have a material adverse effect on the Company's business, financial condition and results of operations. See "-- Fluctuations in Quarterly Operating Results," "Management's Discussion and Analysis of Financial Condition and Results of Operations" and "Business -- Manufacturing and Quality."

     Competition. The market for network access and telecommunications equipment is highly competitive, and the Company expects competition to increase in the future. This market is subject to rapid technological change, regulatory developments and emerging industry standards. The Company faces different competitive environments for its Access System 2000 products than for its single purpose network access products.

     The market for integrated access devices such as the Company's Access System 2000 is newly emerging and is subject to rapid change. The Company believes that the primary competitive factors in this market are the development and rapid introduction of new product features, price/performance, support for multiple types of communications services, network management, reliability and safety, and quality of customer support. There can be no assurance that the Company's new products and products under development will be able to compete successfully with respect to these or other factors. The Company's principal competition to date for its current Access System 2000 products has been from Digital Link Corporation, Kentrox, a division of ADC Telecommunications (both in Kentrox's own products and products supplied to Kentrox by Premisys Communications, Inc.), and Larscom, a subsidiary of Axel-Johnson. As the Company develops new products for the Access System 2000 line, the Company expects to increasingly compete with Premisys. The Company expects additional competition from companies that are currently competitors in the market for the Company's single purpose network access products, as such companies develop new products. In addition, the Company expects substantial competition from companies in the computer networking market and other related markets such as Newbridge Networks Corporation and Ascend Communications, Inc. To the extent that current or potential competitors can expand their current offerings to include products that have functionality similar to the Company's products and planned products, the Company's business, financial condition and results of operations could be materially adversely affected.

     The Company believes that the market for its single purpose network access products is mature. The Company believes that the principal competitive factors in this market are price, installed base and quality of customer support. In this market, the Company primarily competes with Adtran, Inc., Digital Link, Kentrox and Larscom. There can be no assurance that such companies or other competitors will not introduce new products at a lower price and/or that provide greater functionality than the Company's single purpose network access products. In addition, the Company anticipates that competitors and customers may develop products that could be used for selected applications for which the Company's products are currently provided. Successful, timely development of such products could reduce the level of demand for the Company's products. The Company does not expect to spend significant resources, if any, on research and development of its single purpose network access products. There can be no assurance that the Company's single purpose network access products will be competitive in the future. AT&T Paradyne, a company that had been a major customer in fiscal 1993, developed a product for use in applications addressed by one of the Company's single purpose network access products and subsequently substantially reduced orders for the Company's products.


     Many of the Company's current and potential competitors have substantially greater technical, financial, manufacturing and marketing resources than the Company. In addition, many of the Company's competitors have long-established relationships with network service providers. There can be no assurance that the Company will have the financial resources, technical expertise, manufacturing, marketing, distribution and support capabilities to compete successfully in the future. See "Management's Discussion and Analysis of Financial Condition and Results of Operations," "Business -- Competition" and "Business -- Research and Development."


     Rapid Technological Change. The network access and telecommunications equipment markets are characterized by rapidly changing technologies and frequent new product introductions. The rapid development of new technologies increases the risk that current or new competitors could develop products that would reduce the competitiveness of the Company's products. The Company's success will depend to a substantial degree upon its ability to respond to changes in technology and customer requirements. This will require the timely selection, development and marketing of new products and enhancements on a cost-effective basis. The development of new, technologically advanced products is a complex and uncertain process, requiring high levels of innovation. The development of new products for the integrated access market requires competence in the general areas of telephony, data networking, network management and wireless telephony as well as specific technologies such as SMDS, ATM and ISDN. Further, the communications industry is characterized by the need to design products which meet industry standards for safety, emissions and network interconnection. With new and emerging technologies and service offerings from network service providers, such standards are often changing or unavailable. As a result, there is a potential for product development delay due to the need for compliance with new or modified standards. The introduction of new and enhanced products also requires that the Company manage transitions from older products in order to minimize disruptions in customer orders, avoid excess inventory of old products and ensure that adequate supplies of new products can be delivered to meet customer orders. There can be no assurance that the Company will be successful in developing, introducing or managing the transition to new or enhanced products or that any such products will be responsive to technological changes or will gain market acceptance. The Company's business, financial condition and results of operations would be materially adversely affected if the Company were to be unsuccessful, or to incur significant delays, in developing and introducing such new products or enhancements. See "-- Dependence on Recently Introduced Products and Products under Development" and "Business -- Research and Development."

     Management of Growth. The Company has recently experienced and may continue to experience growth in the number of its employees and the scope of its operations. In particular, the Company intends to increase its sales, marketing and support staff. These increases will result in increased responsibilities for management. To manage potential future growth effectively, the Company must improve its operational, financial and management information systems and must hire, train, motivate and manage a growing number of employees. The future success of the Company also will depend on its ability to increase its customer support capability and to attract and retain qualified technical, sales, marketing and management personnel, for whom competition is intense. In particular, the current availability of qualified sales and engineering personnel is quite limited, and competition among companies for such personnel is intense. The Company is currently attempting to hire a number of sales and engineering personnel and has experienced delays in filling such positions. During strong business cycles, the Company expects to experience continued difficulty in filling its needs for qualified sales, engineering and other personnel. There can be no assurance that the Company will be able to effectively achieve or manage any such growth, and failure to do so could delay product development cycles or otherwise have a material adverse effect on the Company's business, financial condition and results of operations. See "-- Need to Expand Sales Organization," "-- Dependence on Key Personnel,"
"Business -- Employees" and "Management."

     Compliance with Regulations and Evolving Industry Standards. The market for the Company's products is characterized by the need to meet a significant number of communications regulations and standards, some of which are evolving as new technologies are deployed. In the United States, the Company's products must comply with various regulations defined by the Federal Communications Commission and standards established by Underwriters Laboratories and Bell Communications Research. For some public carrier services, installed equipment does not fully comply with current industry standards, and this noncompliance must be addressed in the design of the Company's products. Standards for new services such as frame relay and ATM are still evolving. As these standards evolve, the Company will be required to modify its products or develop and support new versions of its products. The failure of the Company's products to comply, or delays in compliance, with the various existing and evolving industry standards could delay introduction of the Company's products, which could have a material adverse effect on the Company's business, financial condition and results of operations.

     Government regulatory policies are likely to continue to have a major impact on the pricing of existing as well as new public network services and therefore are expected to affect demand for such services and the telecommunications products that support such services. Tariff rates, whether determined by network service providers or in response to regulatory directives, may affect the cost effectiveness of deploying communication services. Such policies also affect demand for telecommunications equipment, including the Company's products.

     Risks Associated With Entry into International Markets. The Company has had minimal direct sales to international customers to date. The Company has little experience in international markets, but intends to expand the sales of its products outside of the United States and to enter certain international markets, which will require significant management attention and financial resources. Conducting business outside of the United States is subject to certain risks, including longer payment cycles, unexpected changes in regulatory requirements and tariffs, difficulties in staffing and managing foreign operations, greater difficulty in accounts receivable collection and potentially adverse tax consequences. To the extent any Company sales are denominated in foreign currency, the Company's sales and results of operations may also be directly affected by fluctuations in foreign currency exchange rates. In order to sell its products internationally, the Company must meet standards established by telecommunications authorities in various countries, as well as recommendations of the Consultative Committee on International Telegraph and Telephony. A delay in obtaining, or the failure to obtain, certification of its products in countries outside the United States could delay or preclude the Company's marketing and sales efforts in such countries, which could have a material adverse effect on the Company's business, financial condition and results of operations. See "Business -- Sales and Marketing."


     Risk of Third Party Claims of Infringement. The network access and telecommunications equipment industries are characterized by the existence of a large number of patents and frequent litigation based on allegations of patent infringement. From time to time, third parties may assert exclusive patent, copyright, trademark and other intellectual property rights to technologies that are important to the Company. The Company has not conducted a formal patent search relating to the technology used in its products, due in part to the high cost and limited benefits of a formal search. In addition, since patent applications in the United States are not publicly disclosed until the patent issues and foreign patent applications generally are not publicly disclosed for at least a portion of the time that they are pending, applications may have been filed which, if issued as patents, would relate to the Company's products. Software comprises a substantial portion of the technology in the Company's products. The scope of protection accorded to patents covering software-related inventions is evolving and is subject to a degree of uncertainty which may increase the risk and cost to the Company if the Company discovers third party patents related to its software products or if such patents are asserted against the Company in the future. Patents have been granted recently on fundamental technologies in software, and patents may issue which relate to fundamental technologies incorporated into the Company's products. The Company may receive communications from third parties in the future asserting that the Company's products infringe or may infringe the proprietary rights of third parties. In its distribution agreements, the Company typically agrees to indemnify its customers for all expenses or liabilities resulting from claimed infringements of patents, trademarks or copyrights of third parties. In the event of litigation to determine the validity of any third-party claims, such litigation, whether or not determined in favor of the Company, could result in significant expense to the Company and divert the efforts of the Company's technical and management personnel from productive tasks. In the event of an adverse ruling in such litigation, the Company might be required to discontinue the use and sale of infringing products, expend significant resources to develop non-infringing technology or obtain licenses from third parties. There can be no assurance that licenses from third parties would be available on acceptable terms, if at all. In the event of a successful claim against the Company and the failure of the Company to develop or license a substitute technology, the Company's business, financial condition and results of operations would be materially adversely affected. See "Business -- Intellectual Property and Other Proprietary Rights."


     Limited Protection of Intellectual Property. The Company relies upon a combination of patent, trade secret, copyright and trademark laws and contractual restrictions to establish and protect proprietary rights in its products and technologies. The Company has been issued certain U.S. and Canadian patents with respect to limited aspects of its single purpose network access technology. The Company has not obtained significant patent protection for its Access System 2000 technology. There can be no assurance that third parties have not or will not develop equivalent technologies or products without infringing the Company's patents or that the Company's patents would be held valid and enforceable by a court having jurisdiction over a dispute involving such patents. The Company has also entered into confidentiality and invention assignment agreements with its employees, and enters into non-disclosure agreements with its suppliers, distributors and appropriate customers so as to limit access to and disclosure of its proprietary information. There can be no assurance that these statutory and contractual arrangements will deter misappropriation of the Company's technologies or discourage independent third-party development of similar technologies. In the event such arrangements are insufficient, the Company's business, financial condition and results of operations could be materially adversely affected. The laws of certain foreign countries in which the Company's products are or may be developed, manufactured or sold may not protect the Company's products or intellectual property rights to the same extent as do the laws of the United States and thus make the possibility of misappropriation of the Company's technology and products more likely. See "Business -- Intellectual Property and Other Proprietary Rights."


     Dependence on Key Personnel. The Company's future success will depend to a large extent on the continued contributions of its executive officers and key management, sales and technical personnel, including Leigh S. Belden, the Company's President and Chief Executive Officer, and Steven C. Taylor, the Company's Chief Technical Officer. The Company does not maintain key man life insurance on any of such persons and none of such persons has an employment agreement with the Company, except in each case for Mr. Belden and Mr. Taylor, and each such person would be difficult to replace. The loss of the services of one or more of the Company's executive officers or key personnel, or the inability to continue to attract qualified personnel could delay product development cycles or otherwise have a material adverse effect on the Company's business, financial condition and results of operations. See "-- Management of Growth," "Business -- Employees" and "Management."


     Control of the Company; Antitakeover Effects of Certain Charter
Provisions. Upon the consummation of this offering, the current officers, directors and holders of five percent or more of the Company's Common Stock will own approximately 66% of the outstanding Common Stock. Accordingly, these stockholders, if they were to act as a group, would be able to elect all of the Company's directors, increase the authorized capital and otherwise control the policies of the Company. Upon the closing of this offering, the Company's Board of Directors will have the authority to issue up to 1,000,000 shares of Preferred Stock and to determine the price, rights, preferences and privileges of those shares without any further vote or action by the stockholders. The rights of the holders of Common Stock will be subject to, and may be adversely affected by, the rights of the holders of any Preferred Stock that may be issued in the future. The issuance of shares of Preferred Stock, while potentially providing desirable flexibility in connection with possible acquisitions and other corporate purposes, could have the effect of making it more difficult for a third party to acquire a majority of the outstanding voting stock of the Company. The Company has no present intention to issue shares of Preferred Stock. In addition, the Company is subject to the anti-takeover provisions of
Section 203 of the Delaware General Corporation Law, which will prohibit the Company from engaging in a "business combination" with an "interested stockholder" for a period of three years after the date of the transaction in which the person became an interested stockholder, unless the business combination is approved in a prescribed manner. The application of Section 203 also could have the effect of delaying or preventing a change of control of the Company. Furthermore, certain provisions of the Company's Amended and Restated Certificate of Incorporation, including provisions that provide for the Board of Directors to be divided into three classes to serve for staggered three-year terms, may have the effect of delaying or preventing a change of control of the Company, which could adversely affect the market price of the Company's Common Stock. See "Management," "Principal and Selling Stockholders," and "Description of Capital Stock."

     No Prior Market; Stock Price Volatility. Prior to this offering, there has been no public market for the Company's Common Stock. Consequently, the initial public offering price will be determined by negotiations among the Company, the Selling Stockholders and the representatives of the Underwriters. There can be no assurance that an active public market for the Common Stock will develop or be sustained after the offering or that the market price of the Common Stock will not decline below the initial public offering price. The trading price of the Company's Common Stock could be subject to wide fluctuations in response to quarter to quarter variations in operating results, announcements of technological innovations or new products by the Company or its competitors, developments with respect to patents or proprietary rights, general conditions in the telecommunication network access and equipment industries, changes in earnings estimates by analysts, or other events or factors. In addition, the stock market has experienced extreme price and volume fluctuations, which have particularly affected the market prices of many technology companies and which have often been unrelated to the operating performance of such companies. The Company's sales or operating results in future quarters may be below the expectations of public market securities analysts and investors. In such event, the price of the Company's Common Stock would likely decline, perhaps substantially. These Company-specific factors or broad market fluctuations may materially adversely affect the market price of the Company's Common Stock. See "Underwriting."

     Shares Eligible for Future Sale. Sales of substantial amounts of Common Stock in the public market after this offering could adversely affect the prevailing market price of the Common Stock. In addition to the 3,700,000 shares of Common Stock offered hereby, as of the date of this Prospectus (the "Effective Date"), based upon shares outstanding as of March 31, 1996, there will be approximately 8,866,104 shares of Common Stock outstanding, all of which are "restricted" shares (the "Restricted Shares") under the Securities Act of 1933, as amended (the "Securities Act"). Approximately 50,672 Restricted Shares will be eligible for sale immediately following the Effective Date in reliance on Rule 144(k) promulgated under the Securities Act. Beginning 90 days and 180 days after the Effective Date, approximately zero and approximately 2,671,758 additional Restricted Shares, respectively, will first become eligible for sale in the public market pursuant to Rules 144 and 701 promulgated under the Securities Act, as a result of the expiration of certain lock-up agreements with the Underwriters, or due to a combination of the foregoing. Of the Restricted Shares that will first become eligible for sale in the public market approximately 180 days after the Effective Date, approximately 848,000 shares will be subject to certain volume limitations and other resale restrictions pursuant to Rule 144. Beginning 270 days after the Effective Date, approximately 4,812,838 additional shares will become eligible for sale subject to the provisions of Rule 144 upon the expiration of agreements not to sell such shares entered into between the Underwriters and such stockholders. In addition, outstanding options to purchase approximately 4,310 shares will be vested and exercisable, and the shares issuable upon exercise thereof eligible for sale, 90 days following the Effective Date, and options to purchase an additional approximately 318,014 shares will be vested and exercisable, and the shares issuable upon exercise thereof eligible for sale 180 days following the Effective Date, upon expiration of certain lock-up agreements. Any shares subject to lock-up agreements may be released at any time without notice by Hambrecht & Quist LLC.

     The Company intends to file a registration statement on Form S-8 to register approximately 1,524,498 shares of Common Stock reserved for issuance under its Amended and Restated 1993 Stock Option Plan and to register 300,000 shares of Common Stock reserved for issuance under its Employee Stock Purchase Plan. Shares of Common Stock issued pursuant to these plans after the effective dates of registration statements will be available for sale in the public market, subject to expiration of the lock-up agreement with the Underwriters and to Rule 144 volume limitations applicable to affiliates. See "Shares Eligible for Future Sale."

     Dilution to Purchasers in Offering. Purchasers of the Common Stock will experience immediate and substantial dilution in net tangible book value per share of the Common Stock from the initial public offering price per share. See "Dilution."

     Forward-looking Statements. This Prospectus contains forward-looking statements within the meaning of Section 27A of the Securities Act of 1933 and
Section 21E of the Securities Exchange Act of 1934. Such forward-looking statements include the Company's plans to introduce ISDN and ATM functionality on the Access System 2000 platform and the timing of such introduction, the Company's expectation that the percentage of its sales represented by Access System 2000 products will increase, and the Company's plans to develop new products, expand its sales force, expand its customer base and enter international markets. Such forward-looking statements also include the Company's expectations concerning factors affecting the markets for its products, such as demand for increased bandwidth, the migration from private to public networks, growth in the corporate use of the Internet, deregulation and increased competition, the introduction of a wide range of new communication services and technologies (including the potential deployment of ATM and wireless product and service developments) and growth in the international market for network access solutions. Actual results could differ from those projected in any forward-looking statements for the reasons detailed in the other sections of this "Risk Factors" portion of the Prospectus. The forward-looking statements are made as of the date of this Prospectus, and the Company assumes no obligation to update the forward-looking statements, or to update the reasons why actual results could differ from those projected in the forward-looking statements.

                                USE OF PROCEEDS

     The net proceeds to the Company from the sale of the shares of Common Stock being offered by the Company hereby at an assumed initial offering price of $13.00 per share are estimated to be approximately $23,380,000 ($30,090,000 if the Underwriters' over-allotment option is exercised in full). The Company will not receive any proceeds from the sale of Common Stock by the Selling Stockholders. See "Principal and Selling Stockholders."


     The principal purposes of this offering are to improve the Company's financial position by obtaining additional working capital, to create a public market for the Company's Common Stock and to facilitate future access by the Company to public equity markets. The net proceeds to the Company are expected to be used for general corporate purposes, including working capital, and purchase of capital equipment. The Company has budgeted approximately $3 million for capital expenditures through the end of fiscal 1997. The Company may also use a portion of the net proceeds to fund acquisitions of complementary businesses, products or technologies. Although the Company has in the past reviewed potential acquisition opportunities, there are no current agreements or negotiations with respect to any such transactions. Pending such uses, the net proceeds of this offering will be invested in investment grade, interest-bearing instruments.


                                DIVIDEND POLICY

     The Company has never declared or paid dividends on its capital stock and does not intend to pay dividends in the foreseeable future. In addition, the Company's existing loan agreement prohibits the Company from paying cash dividends without the lender's consent. See Note 3 of Notes to Consolidated Financial Statements.

                                 CAPITALIZATION

     The following table sets forth the capitalization of the Company at March 31, 1996, and the capitalization of the Company as adjusted to give effect to the sale of shares of Common Stock offered by the Company hereby at an assumed initial public offering price of $13.00 per share and the receipt of the estimated net proceeds therefrom. This table should be read in conjunction with the consolidated financial statements and notes thereto and "Selected Consolidated Financial Data" included elsewhere in this Prospectus.

                                                                     MARCH 31, 1996
                                                                 -----------------------
                                                                 ACTUAL      AS ADJUSTED
                                                                 -------     -----------
                                                                  (IN THOUSANDS, EXCEPT
                                                                   SHARE AND PER SHARE
                                                                 DATA)
        Stockholders' equity:
          Preferred Stock, $.01 par value; 2,000 shares
             authorized, no shares issued and outstanding,
             actual; 1,000,000 shares authorized, no shares
             issued and outstanding, as adjusted...............  $    --       $    --
          Common Stock, $.01 par value; 20,000,000 shares
             authorized, 10,566,104 shares issued and
             outstanding, actual; 40,000,000 shares authorized,
             12,566,104 shares issued and outstanding, as
             adjusted(1).......................................      106           126
          Additional paid-in capital...........................    5,632        28,992
          Notes receivable from stockholders...................   (1,427)       (1,427)
          Treasury Stock; 3,352,710 shares of Common Stock at
             cost..............................................   (7,320)       (7,320)
          Deferred compensation related to stock options.......     (873)         (873)
          Retained earnings....................................   13,300        13,300
                                                                 -------       -------
             Total stockholders' equity........................    9,418        32,798
                                                                 -------       -------
                  Total capitalization.........................  $ 9,418       $32,798
                                                                 =======       =======

- ------------------------------------

(1) Excludes, at March 31, 1996, 1,024,498 shares subject to outstanding options and 506,858 shares available for future issuance under the Company's 1993 Stock Option Plan. In addition, in April 1996, the Company's Board of Directors approved a 500,000 increase in shares reserved for issuance under the 1993 Stock Option Plan and reserved 300,000 shares for issuance under a newly-adopted Employee Stock Purchase Plan. See "Management -- Stock Plans" and Note 7 of Notes to Consolidated Financial Statements.

                                    DILUTION

     At March 31, 1996, the Company's net tangible book value was $9,418,000 or approximately $0.89 per share. Net tangible book value per share represents the amount of total tangible assets less total liabilities divided by 10,566,104 shares of Common Stock outstanding at March 31, 1996. Dilution per share represents the difference between the amount per share paid by purchasers of shares of Common Stock in the offering made hereby and the pro forma net tangible book value per share of Common Stock immediately after completion of the offering. After giving effect to the sale of 2,000,000 shares of Common Stock offered by the Company hereby at an assumed initial public offering price of $13.00 per share, and the application of the estimated net proceeds therefrom, the pro forma net tangible book value of the Company as of March 31, 1996 would have been $32,798,000 or $2.61 per share. This represents an immediate increase in net tangible book value of $1.72 per share to existing stockholders and an immediate dilution in net tangible book value of $10.39 per share to the purchasers of Common Stock in the offering, as illustrated in the following table:

    Assumed initial public offering price per share.....................            $13.00
         Net tangible book value per share before the offering..........  $0.89
         Increase per share attributable to new investors...............   1.72
                                                                          ------
                                                                            ---
    Pro forma net tangible book value per share after the offering......              2.61
                                                                                    -------
                                                                                        --
    Dilution per share to new investors.................................            $10.39
                                                                                    =========

     The following table sets forth, on a pro forma basis as of March 31, 1996, the differences between the existing stockholders and purchasers of shares in the offering (at an assumed initial public offering price of $13.00 per share) with respect to the number of shares purchased from the Company, the total consideration paid and the average price per share paid:

                                            SHARES                     TOTAL
                                          PURCHASED                CONSIDERATION
                                     --------------------     -----------------------     AVERAGE PRICE
                                       NUMBER     PERCENT       AMOUNT        PERCENT       PER SHARE
                                     ----------   -------     -----------     -------     -------------
Existing stockholders(1)...........  10,566,104     84.1%     $ 4,388,000(2)    14.4%        $  0.42
New investors(1)...................   2,000,000     15.9       26,000,000       85.6           13.00
                                     ----------    -----       ----------      -----
  Total............................  12,566,104    100.0%     $30,388,000      100.0%
                                     ==========    =====       ==========      =====

     The above computations assume no exercise of options after March 31, 1996. At March 31, 1996, there were outstanding options to purchase an aggregate of 1,024,498 shares of Common Stock at a weighted average exercise price of $0.75 per share. To the extent that outstanding options are exercised, there will be further dilution to new investors. See "Capitalization," "Management -- Stock Plans," "Management -- Executive Compensation" and Note 7 of Notes to Consolidated Financial Statements.
- ------------------------------

(1) Sales by Selling Stockholders in this offering will reduce the number of shares held by existing stockholders to 8,866,104 shares, or approximately 70.6% (approximately 67.6%, if the Underwriters' over-allotment option is exercised in full) of the total number of shares of Common Stock to be outstanding after this offering and will increase the number of shares held by new investors to 3,700,000, or approximately 29.4% (approximately 32.4% if the Underwriters' overallotment option is exercised in full) of the total shares of Common Stock to be outstanding after the offering. See "Principal and Selling Stockholders."

(2) Includes $1,427,000 in outstanding promissory notes issued to the Company in payment for shares of Common Stock.

                      SELECTED CONSOLIDATED FINANCIAL DATA

     The following selected consolidated financial data of the Company are qualified by reference to and should be read in conjunction with the consolidated financial statements and the notes thereto and Management's Discussion and Analysis of Financial Condition and Results of Operations included elsewhere in this Prospectus. The consolidated statement of operations data for the fiscal years ended June 30, 1993, 1994 and 1995 and the nine months ended March 31, 1996, and the consolidated balance sheet data as of June 30, 1994 and 1995 and March 31, 1996 are derived from, and are qualified by reference to, the Company's consolidated financial statements audited by Price Waterhouse LLP, independent accountants, included elsewhere in this Prospectus. The consolidated statement of operations data for the years ended June 30, 1991 and 1992 and the consolidated balance sheet data as of June 30, 1991, 1992 and 1993 are derived from audited consolidated financial statements not included herein. The Company's consolidated statement of operations data for the nine months ended March 31, 1995 are derived from the Company's unaudited consolidated financial statements which are included elsewhere herein. The unaudited financial statements have been prepared by the Company on a basis consistent with the Company's audited consolidated financial statements and include all adjustments, consisting only of normal recurring adjustments, necessary for a fair presentation of the information set forth therein. The historical results are not necessarily indicative of the results of operations to be expected in the future.

                                                                                              NINE MONTHS ENDED
                                                      FISCAL YEAR ENDED JUNE 30,                  MARCH 31,
                                            -----------------------------------------------   -----------------
                                             1991      1992      1993      1994      1995      1995      1996
                                            -------   -------   -------   -------   -------   -------   -------
                                                           (IN THOUSANDS, EXCEPT PER SHARE DATA)
CONSOLIDATED STATEMENT OF OPERATIONS DATA:
  Sales...................................  $28,539   $30,696   $28,007   $36,533   $31,447   $22,753   $28,678
  Cost of sales...........................   18,281    17,647    16,120    18,886    16,827    12,361    14,070
                                            -------   -------   -------   -------   -------   -------
    Gross profit..........................   10,258    13,049    11,887    17,647    14,620    10,392    14,608
                                            -------   -------   -------   -------   -------   -------
  Operating expenses:
    Research and development..............    7,507     5,056     5,481     5,975     6,484     4,770     5,059
    Selling, general and administrative...    8,706     7,856     7,361     8,803     7,789     5,477     7,795
                                            -------   -------   -------   -------   -------   -------
         Total operating expenses.........   16,213    12,912    12,842    14,778    14,273    10,247    12,854
                                            -------   -------   -------   -------   -------   -------
  Income (loss) from operations...........   (5,955)      137      (955)    2,869       347       145     1,754
  Interest and other income, net..........       14       (87)      157        24       141        81        65
                                            -------   -------   -------   -------   -------   -------
  Income (loss) before income taxes.......   (5,941)       50      (798)    2,893       488       226     1,819
  Provision (benefit) for income taxes....   (2,020)       17       592       630        40        19        55
                                            -------   -------   -------   -------   -------   -------
  Net income (loss).......................  $(3,921)  $    33   $(1,390)  $ 2,263   $   448   $   207   $ 1,764
                                            =======   =======   =======   =======   =======   =======
  Net income (loss) per share.............  $ (0.41)  $  0.00   $ (0.16)  $  0.23   $  0.04   $  0.02   $  0.16
                                            =======   =======   =======   =======   =======   =======
  Shares used to compute net income (loss)    9,514     8,649
    per share(1)..........................                        8,579     9,900    10,676    10,632    11,115
                                            =======   =======   =======   =======   =======   =======

                                                              JUNE 30,
                                           -----------------------------------------------      MARCH 31,
                                            1991      1992      1993      1994      1995           1996
                                           -------   -------   -------   -------   -------   ----------------
CONSOLIDATED BALANCE SHEET DATA:
  Cash and cash equivalents..............  $   941   $   358   $   931   $ 6,161   $ 3,243       $ 3,652
  Working capital........................    4,242     3,711     3,082     5,358     5,695        7,347
  Total assets...........................   12,917    10,989    10,891    15,029    12,617        15,471
  Long-term debt, net of current               985       488
    portion..............................                          329       172        --          --
  Total stockholders' equity.............    6,379     6,195     4,737     6,988     7,433        9,418

- ---------------

(1) See Note 1 of Notes to Consolidated Financial Statements for an explanation of the method used to determine the number of shares used in computing net income (loss) per share.

               MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL
                      CONDITION AND RESULTS OF OPERATIONS

OVERVIEW

     Over the past several years, Verilink has transitioned its business from supplying single purpose network access and termination equipment to supplying integrated network access systems. From its inception in December 1982 through fiscal 1988, Verilink engaged primarily in the development, marketing and support of T1 data service units/channel service units ("DSU/CSUs") and T1 diagnostic equipment. In fiscal 1989, the Company began the design of its integrated access product line, the Access System 2000. Since fiscal 1990, the Company has committed significant resources to expand the features and functionality of the Access System 2000 product line, which efforts now represent nearly all of the Company's product development activities. In fiscal 1992, the Company introduced its first Access System 2000 product application, a modular T1 DSU/CSU. Sales related to the Company's Access System 2000 product line represented 50% and 65% of total sales in the nine months ended March 31, 1995 and 1996, respectively. Sales of Access System 2000 products, including recently developed applications, are expected to represent an increasing percentage of future sales. See "Risk Factors -- Dependence on Recently Introduced Products and Products Under Development."

     The Company's business is characterized by the concentration of sales to a limited number of customers. Sales to the Company's top five customers accounted for 46%, 47% and 58% of sales in fiscal 1994, fiscal 1995 and the nine months ended March 31, 1996, respectively. These customers are network service providers ("NSPs") and resellers. Sales to NSPs generally relate to the deployment of equipment for specific projects. Sales for these projects are often difficult to forecast due to a relatively long sales cycle and acceleration or delays in the timing of such projects. The Company has experienced fluctuations in both annual and quarterly sales due to the timing of receipt of customer orders and decisions by major customers to cease marketing, purchasing and reselling the Company's products. Sales of the Company's single purpose network access products to AT&T Paradyne represented 24% of sales in fiscal 1993 but declined to 11% and 2% of sales in fiscal 1994 and 1995, respectively, due to the decision by AT&T Paradyne to focus its sales efforts on competing products developed within the AT&T organization. In addition, sales to Stratacom for provision of network management capabilities in a system sold to another AT&T business unit accounted for approximately 9% of the Company's sales during fiscal 1995. Sales to Stratacom ceased during the second half of fiscal 1995 due to the decision by such AT&T business unit to internally provide such management functionality in its system. Since the Company continues to have significant sales to major customers, similar sales fluctuations may occur in the future. See "Risk Factors -- Customer Concentration."

     The Company sells its products primarily in the United States to NSPs through a direct sales force and through a variety of resellers, including OEMs, VARs and distributors. International sales to date have not been significant. The Company intends to expand the marketing of its products generally and to commence sales outside the United States.

RESULTS OF OPERATIONS

     The following table sets forth certain consolidated statement of operations data as a percentage of sales for the periods indicated:

                                                                                 NINE MONTHS
                                                  FISCAL YEAR ENDED JUNE            ENDED
                                                            30,                   MARCH 31,
                                                 -------------------------     ---------------
                                                 1993      1994      1995      1995      1996
                                                 -----     -----     -----     -----     -----
    Sales......................................  100.0%    100.0%    100.0%    100.0%    100.0%
    Cost of sales..............................   57.6      51.7      53.5      54.3      49.1
                                                 ------    ------    ------    ------    ------
         Gross margin..........................   42.4      48.3      46.5      45.7      50.9
                                                 ------    ------    ------    ------    ------
    Operating expenses:
      Research and development.................   19.6      16.4      20.6      21.0      17.6
      Selling, general and administrative......   26.3      24.1      24.8      24.1      27.2
                                                 ------    ------    ------    ------    ------
         Total operating expenses..............   45.9      40.5      45.4      45.1      44.8
                                                 ------    ------    ------    ------    ------
    Income (loss) from operations..............   (3.5)      7.8       1.1       0.6       6.1
    Interest and other income, net.............    0.6       0.1       0.4       0.4       0.2
                                                 ------    ------    ------    ------    ------
    Income (loss) before income taxes..........   (2.9)      7.9       1.5       1.0       6.3
    Provision for income taxes.................    2.1       1.7       0.1       0.1       0.2
                                                 ------    ------    ------    ------    ------
    Net income (loss)..........................   (5.0)%     6.2%      1.4%      0.9%      6.1%
                                                 ======    ======    ======    ======    ======

     The following table summarizes sales by product line for the periods indicated:

                                                                               NINE MONTHS
                                                                                  ENDED
                                         FISCAL YEAR ENDED JUNE 30,             MARCH 31,
                                       -------------------------------     -------------------
                                        1993        1994        1995        1995        1996
                                       -------     -------     -------     -------     -------
                                                 (IN THOUSANDS, EXCEPT PERCENT DATA)
    Sales:
    Access System 2000...............  $ 6,665     $15,881     $16,519     $11,274     $18,702
    Other products and services......   21,342      20,652      14,928      11,479       9,976
                                       -------     -------     -------     -------     -------
    Total............................  $28,007     $36,533     $31,447     $22,753     $28,678
                                       =======     =======     =======     =======     =======
    Access System 2000, as a percent
      of total.......................      24%         43%         53%         50%         65%

  Nine Months Ended March 31, 1995 and 1996

     Sales. Sales for the nine months ended March 31, 1996 increased by 26% to $28.7 million as compared with sales of $22.8 million for the nine months ended March 31, 1995. This was primarily due to an increase of 66% in sales of Access System 2000 products resulting from increased sales to MCI and CompuServe associated with expansion of their networks, as well as the initial shipment of a new product for PCS applications. This increase was offset in part by a decline in sales of other products and service revenue of 13%, or $1.5 million, between these two periods, primarily due to reduced sales by resellers. The Company has not made significant investment in the development of non-Access System 2000 products during recent years and consequently expects such sales to decline as a percentage of sales. See "Risk Factors -- Competition."

     During the nine months ended March 31, 1996, sales to MCI, CompuServe and the Company's top five customers accounted for 25%, 18% and 58% of sales, respectively. Sales to MCI, CompuServe and the Company's top five customers accounted for 11%, 14% and 49%, respectively, of sales during the nine months ended March 31, 1995. See "Risk Factors -- Customer Concentration."

     Gross Profit. Gross profit for the nine months ended March 31, 1996 increased by 41% to $14.6 million for the nine months ended March 31, 1996, as compared with gross profit of $10.4 million for the nine months ended March 31, 1995. This increase was primarily due to increased sales volume as well as lower per unit component costs for the Access System 2000. Gross margin increased from 46% to 51% between these two periods, due to improved material costs for Access System 2000 products and lower manufacturing overhead expenses, as a percentage of sales, due to greater sales volume.


     Research and Development. Research and development expenses consist primarily of salaries and other personnel-related expenses, material costs for development of product prototypes, equipment depreciation, facility expenses and spending related to outside consultants. Research and development expenses increased by 6%, to $5.1 million for the nine months ended March 31, 1996 as compared to $4.8 million for the nine months ended March 31, 1995, primarily due to increased compensation expense, but decreased as a percentage of sales from 21% to 18% over the same period due to increased sales volume. The Company believes that a significant level of investment in product research and development is required to remain competitive and, accordingly, anticipates that research and development expenses in fiscal 1997 will increase from fiscal 1996 levels. All research and development costs have been charged to operations as incurred.


     Selling, General and Administrative. Selling, general and administrative expenses consist primarily of personnel-related expenses, travel, advertising, promotion and outside professional services. Personnel-related expenses include salaries, sales commissions, bonuses and profit-sharing. Selling, general and administrative expenses increased by 42%, to $7.8 million for the nine months ended March 31, 1996, as compared to $5.5 million for the nine months ended March 31, 1995, primarily due to incentive compensation, including commissions and the amortization of deferred compensation expense related to the Company's stock option plan that was recorded in the third quarter of fiscal 1996. As a percentage of sales, selling, general and administrative expenses increased from 24% in the nine months ended March 31, 1995 to 27% in the nine months ended March 31, 1996. The Company expects selling, general and administrative expenses to increase in absolute terms in the future due to expenses associated with an increased sales force and the legal, accounting and administrative expenses associated with public company reporting requirements.


     Provision for Income Taxes. The provision for income taxes of $19,000 for the nine months ended March 31, 1995 represented minimum state income and franchise taxes. The provision for income taxes of $55,000 for the nine months ended March 31, 1996 represented an effective tax rate of 3%, primarily due to the recognition of previously reserved deferred tax assets based on carryback capacity and, to a lesser extent, expectations of future income in the next twelve months. As of March 31, 1996, the Company had fully recognized its deferred tax assets and, therefore, expects to provide for taxes at approximately the statutory rate on future earnings, if any.


  Fiscal Years Ended June 30, 1993, 1994 and 1995

     Sales. Sales increased 30% from $28.0 million in fiscal 1993 to $36.5 million in fiscal 1994, primarily due to an increase in sales of Access System 2000 products of $9.2 million, including $3.6 million to MCI for implementation of its frame relay network. This increase was offset by a decrease of $2.6 million in non-Access System 2000 sales to AT&T Paradyne. Sales decreased 14% from $36.5 million in fiscal 1994 to $31.4 million in fiscal 1995, primarily due to the decrease in sales of non-Access System 2000 products, including a $3.4 million decrease in sales to AT&T Paradyne. Sales of Access System 2000 increased by $638,000, which included a decrease in sales to MCI of $3.0 million. During fiscal 1993, 1994 and 1995, sales to MCI accounted for 13%, 20% and 14%, respectively, of the Company's sales. In addition, AT&T accounted for 24% and 11% of the Company's sales during fiscal 1993 and 1994, respectively, and CompuServe accounted for 14% of the Company's sales during fiscal 1995. See "Risk Factors -- Customer Concentration."

     Gross Profit. Gross profit increased 48% from $11.9 million in fiscal 1993 to $17.6 million in fiscal 1994 due to the increase in sales volume as well as product cost reductions. Gross margin improved from 42% in fiscal 1993 to 48% in fiscal 1994 due to changes in product mix and a lower rate of manufacturing overhead expenses as a result of the increased sales volume. Gross profit decreased 17% from $17.6 million in fiscal 1994 to $14.6 million in fiscal 1995 primarily due to the decrease in sales volume. Gross margin declined from 48% in fiscal 1994 to 46% in fiscal 1995 due to changes in product mix and a higher rate of manufacturing overhead expenses as a result of the reduced sales level, even though such expenses declined in amount.

     Research and Development. Research and development expenses increased 9% from $5.5 million in fiscal 1993 to $6.0 million in fiscal 1994, primarily due to increases in salaries and other personnel-related expenses due to a decision by the Company to more rapidly develop new products. Research and development expenses increased by 9% from $6.0 million in fiscal 1994 to $6.5 million in fiscal 1995, primarily due to material costs for development of product prototypes.

     Selling, General and Administrative. Selling, general and administrative expenses increased by 20% from $7.4 million in fiscal 1993 to $8.8 million in fiscal 1994, primarily due to increased profit-sharing expenses. These expenses declined by 12% from $8.8 million in fiscal 1994 to $7.8 million in fiscal 1995, primarily due to a reduction in such profit-sharing expenses, which was partially offset by increased personnel-related expenses as a result of staff additions, primarily in sales and marketing.

     Provision for Income Taxes. The Company recorded a provision for income taxes of $592,000 during fiscal 1993 even though it incurred a loss before income taxes, as a result of providing a valuation allowance for deferred tax assets due to uncertainty regarding realization of these assets. During fiscal 1994, the Company recorded a provision for income taxes of $630,000, or 22% of income before taxes, which included a tax benefit of $659,000 related to a reduction in the valuation allowance for deferred tax assets. During fiscal 1995, the Company recorded a tax provision of $40,000, representing minimum state income and franchise taxes.

QUARTERLY RESULTS OF OPERATIONS

     The following tables set forth certain unaudited quarterly financial information for the seven quarters in the period ended March 31, 1996. Management believes that this information has been prepared on the same basis as the audited consolidated financial statements appearing elsewhere in this Prospectus and all necessary adjustments (consisting only of normal recurring adjustments) have been included to present fairly the unaudited quarterly results when read in conjunction with the audited consolidated financial statements of the Company and the notes thereto appearing elsewhere in this Prospectus. These operating results are not necessarily indicative of results that may be expected for any subsequent periods. See "Risk
Factors -- Fluctuations in Quarterly Operating Results."

                                                                    QUARTER ENDED
                                        ----------------------------------------------------------------------
                                        SEPT. 30,  DEC. 31,  MAR. 31,  JUNE 30,  SEPT. 30,  DEC. 31,  MAR. 31,
                                          1994       1994      1995      1995      1995       1995      1996
                                        ---------  --------  --------  --------  ---------  --------  --------
                                                        (IN THOUSANDS, EXCEPT PER SHARE DATA)
Sales..................................  $  7,906  $  7,293  $  7,554  $  8,694   $  9,505  $  8,640  $ 10,533
Cost of sales..........................     4,225     3,892     4,244     4,466      4,608     4,356     5,106
                                          -------   -------   -------   -------    -------   -------   -------
  Gross profit.........................     3,681     3,401     3,310     4,228      4,897     4,284     5,427
                                          -------   -------   -------   -------    -------   -------   -------
Operating expenses:
  Research and development.............     1,760     1,510     1,500     1,714      1,608     1,682     1,769
  Selling, general and
     administrative....................     1,876     1,836     1,765     2,312      2,539     2,309     2,947
                                          -------   -------   -------   -------    -------   -------   -------
       Total operating expenses........     3,636     3,346     3,265     4,026      4,147     3,991     4,716
                                          -------   -------   -------   -------    -------   -------   -------
Income from operations.................        45        55        45       202        750       293       711
Interest and other income, net.........        35        19        27        60         22        33        10
                                          -------   -------   -------   -------    -------   -------   -------
Income before income taxes.............        80        74        72       262        772       326       721
Provision (benefit) for income taxes...         7         6         6        21        309       130      (384)
                                          -------   -------   -------   -------    -------   -------   -------
Net income.............................  $     73  $     68  $     66  $    241   $    463  $    196  $  1,105
                                          =======   =======   =======   =======    =======   =======   =======
Net income per share...................  $   0.01  $   0.01  $   0.01  $   0.02   $   0.04  $   0.02  $   0.10
                                          =======   =======   =======   =======    =======   =======   =======
Shares used to compute net income per
  share................................    10,232    10,831    10,832    10,807     10,837    11,011    11,496
                                          =======   =======   =======   =======    =======   =======   =======

                                                               AS A PERCENTAGE OF SALES
                                        ----------------------------------------------------------------------
Sales..................................     100.0%    100.0%    100.0%    100.0%     100.0%    100.0%    100.0%
Cost of sales..........................      53.4      53.4      56.2      51.4       48.5      50.4      48.5
                                        ---------  --------  --------  --------  ---------  --------  --------
  Gross margin.........................      46.6      46.6      43.8      48.6       51.5      49.6      51.5
                                        ---------  --------  --------  --------  ---------  --------  --------
Operating expenses:
  Research and development.............      22.3      20.7      19.8      19.7       16.9      19.5      16.8
  Selling, general and
     administrative....................      23.7      25.2      23.4      26.6       26.7      26.7      28.0
                                        ---------  --------  --------  --------  ---------  --------  --------
       Total operating expenses........      46.0      45.9      43.2      46.3       43.6      46.2      44.8
                                        ---------  --------  --------  --------  ---------  --------  --------
Income from operations.................       0.6       0.7       0.6       2.3        7.9       3.4       6.7
Interest and other income, net.........       0.4       0.3       0.4       0.7        0.2       0.4       0.1
                                        ---------  --------  --------  --------  ---------  --------  --------
Income before income taxes.............       1.0       1.0       1.0       3.0        8.1       3.8       6.8
Provision (benefit) for income taxes...       0.1       0.1       0.1       0.2        3.2       1.5      (3.7)
                                        ---------  --------  --------  --------  ---------  --------  --------
Net income.............................       0.9%      0.9%      0.9%      2.8%       4.9%      2.3%     10.5%
                                          =======   =======   =======   =======    =======   =======   =======

     The Company has experienced large fluctuations in sales from quarter to quarter due to a wide variety of factors. The Company has experienced both acceleration and slowdown in orders related to such projects, causing changes in the sales level of a given quarter relative to both the preceding and subsequent quarters. The Company's sales for a given quarter may depend to a significant degree upon planned product shipments to a single customer, often related to specific equipment deployment projects. Sales to MCI and CompuServe, two of the Company's current major customers, have varied by as much as $1 million and $700,000, respectively, between consecutive quarters, and sales to other current customers have also varied by as much as $800,000 from quarter to quarter. Most of the Company's sales are in the form of large orders with short delivery times. The Company's ability to affect and judge the timing of individual customer orders is limited. Delays or lost sales can be caused by other factors beyond the Company's control, including late deliveries by other vendors of components in a customer's system, changes in implementation priorities, slower than anticipated growth in demand for the services that the Company's products support and delays in obtaining regulatory approvals for new services. Delays and lost sales have occurred in the past and may occur in the future. Operating results in recent periods have been adversely affected by delays in receipt of significant purchase orders from major customers and the termination of sales to Stratacom. In addition, the Company has in the past experienced delays as a result of the need to modify its products to comply with unique customer specifications. These and similar delays or lost sales could materially adversely affect the Company's business, financial condition and results of operations. Although sales fluctuations have primarily related to major customers, overall sales levels have also been impacted from time to time by a general reduction in sales to all customers, as a group, as occurred during the quarter ended December 31, 1994. Sales to Stratacom for provision of network management capabilities in a system sold to a business unit of AT&T accounted for 9% of the Company's sales during fiscal 1995. Sales to Stratacom ceased during the quarter ended March 31, 1995 due to the decision by such AT&T business unit to internally provide such management functionality in its system. The decrease in sales during the quarter ended December 31, 1995 was primarily due to a delay in receiving an anticipated order from a major customer. Since the Company continues to have significant sales to major customers, there can be no assurance that similar fluctuations in quarterly sales will not occur in the future.


     The Company's customers have in the past built, and may in the future build, significant inventory in order to facilitate more rapid deployment of anticipated major projects or for other reasons. Decisions by such customers to reduce their inventory levels could lead to reductions in purchases from the Company. These reductions, in turn, could cause fluctuations in the Company's operating results and could have an adverse effect on the Company's business, financial condition and results of operations in the periods in which the inventory is reduced.

     Operating results may also fluctuate due to factors such as the timing of new product announcements and introductions by the Company, its major customers or its competitors, delays in new product introductions by the Company, market acceptance of new or enhanced versions of the Company's products, changes in the product or customer mix of sales, changes in the level of operating expenses, competitive pricing pressures, the gain or loss of significant customers, increased research and development and sales and marketing expenses associated with new product introductions, and general economic conditions. All of the above factors are difficult for the Company to forecast, and these or other factors can materially adversely affect the Company's business, financial condition and results of operations for one quarter or a series of quarters. The Company's expense levels are based in part on its expectations regarding future sales and are fixed in the short term to a large extent. Therefore, the Company may be unable to adjust spending in a timely manner to compensate for any unexpected shortfall in sales. Any significant decline in demand relative to the Company's expectations or any material delay of customer orders could have a material adverse effect on the Company's business, financial condition and results of operations. Fluctuations in operating results may cause volatility in the price of the Company's Common Stock. See "Risk Factors -- Customer Concentration," "Risk Factors -- Fluctuations in Quarterly Operating Results," and "Risk Factors -- No Prior Market; Stock Price Volatility."

LIQUIDITY AND CAPITAL RESOURCES

     The primary source of financing for the Company has been cash flow from operations. In addition, the Company has used proceeds from the private sale of equity securities and bank borrowings to support its operations, acquire capital equipment and finance inventory and accounts receivable growth.

     Net cash provided by operating activities during fiscal 1993 and fiscal 1994 totaled $1.6 million and $6.2 million, respectively. During fiscal 1995, net cash used in operating activities was $2.0 million, primarily due to the payment of accrued compensation expense. During the nine months ended March 31, 1996, net cash provided by operating activities was $1.2 million, primary due to increased profitability.

     The Company made capital expenditures of approximately $491,000, $861,000, $782,000 and $546,000 in fiscal 1993, 1994 and 1995 and the nine months ended March 31, 1996, respectively, primarily for the purchase of computers and test equipment. Although the Company had no material commitments for capital expenditures as of the date of this Prospectus, the Company expects that its capital expenditures in fiscal 1997 will increase above recent historical levels.

     As of March 31, 1996, the Company's principal source of liquidity was cash and cash equivalents of approximately $3.7 million. In addition, during April 1996, the Company obtained a bank line of credit of $2.0 million. See Note 3 of Notes to Consolidated Financial Statements. The Company believes that cash generated from proceeds from this offering, available funds, anticipated cash flows from operations and its line of credit will satisfy the Company's working capital and capital expenditure requirements through at least the next twelve months. However, there can be no assurance that future events will not require the Company to seek additional capital sooner or, if so required, that adequate capital will be available on terms acceptable to the Company, or at all.

                                    BUSINESS

     Verilink Corporation develops, manufactures and markets integrated access products for telecommunications network service providers and corporate end users. Verilink designed the Access System 2000 with modular hardware and the Company's software-based Advanced Programmable Architecture(TM) to enable its customers to access increased network capacity and to adopt new communications services in a cost-effective manner. The Access System 2000 provides integrated access to low speed services, fractional T1/E1 services, and T1, E1, T3, frame relay and SMDS services, with ATM and ISDN products under development.


     Verilink sells its products through a direct sales force and non-exclusive resellers. Verilink's integrated network access products are used by network service providers such as interexchange and local exchange carriers, and providers of Internet, personal communications and cellular services. The Company also sells single purpose network access devices for selected applications. The Company's major customers include MCI, CompuServe, Northern Telecom and QUALCOMM.


INDUSTRY BACKGROUND

     Corporate and consumer demand for data, voice and video transmission services is expanding worldwide, creating a need for both increased bandwidth and new communications services. At the same time, the competitive landscape faced by providers of high bandwidth transmission capacity is evolving rapidly due to developments including the migration of corporations from private networks to public networks, the proliferation of the Internet, the continuing deregulation of the telecommunications industry and the introduction of new wireless services. In response to these developments, network service providers ("NSPs"), including interexchange and local exchange carriers, and providers of Internet, personal communications and cellular services, are offering a variety of new communications services, each of which traditionally required a separate single purpose network access device. The limitations of single purpose network access devices have created the need for flexible integrated network access equipment that will allow NSPs to provide corporate users access to a variety of communications services in a cost-effective manner.

  Demand for Increased Bandwidth

     Businesses increasingly depend on the flow of data, voice and video traffic through their communication networks, driving demand for additional bandwidth. Corporate employees increasingly travel, telecommute and work in geographically dispersed teams, creating a need for remote connections to corporate local area networks ("LANs"). Corporations are also deploying wide area networks ("WANs") to connect LANs located in local and remote locations. In addition, the type of information transmitted over networks increasingly requires high transmission rates. For example, video conferencing and multimedia applications require substantially more bandwidth than needed for traditional data file transfers. This continued growth in demand for bandwidth has caused corporations to seek network access solutions from NSPs and equipment suppliers that accommodate both current and future bandwidth requirements.

  Migration from Private to Public Networks

     Since the mid-1980s, corporations have relied on private data networks using dedicated digital circuits leased from communications carriers. Corporations now increasingly use public network services offered by NSPs as an alternative to the high cost of corporate private networks. These public network services allow users to access end-to-end digital circuits on an as-needed basis. This migration resulted from cost-effective and reliable new communication services offered by NSPs, the trend to outsource non-core corporate functions, and the growth in the cost and complexity of maintaining private networks. In order to provide competitive service to these corporations, NSPs need flexible network access equipment that facilitates cost-effective provision of a variety of communications services.

  Growth of Corporate Use of the Internet

     The Internet was originally used by academic and governmental organizations for applications such as e-mail and file transfer. Increasingly, corporations and individuals are using the Internet for more bandwidth-intensive applications that use sound, images and video, and to provide interconnectivity within the enterprise. Internet users now face transmission delays as backbone capacity lags the growth in the number of users and as use of high-bandwidth applications increases. In response to this transmission bottleneck, NSPs are upgrading the Internet's communications backbone, which may encourage corporations to continue increasing activity on the Internet.

  Deregulation and Increased Competition

     The market for providing communication services to larger organizations has become increasingly competitive since the 1984 divestiture of AT&T. This environment has led to the development and introduction of new services by a broader range of NSPs, including long distance companies (such as AT&T, MCI and Sprint), local exchange carriers (such as regional Bell operating companies ("RBOCs") and GTE) and competitive access providers (such as MFS Communications Company, Inc. and Teleport Communications Group, Inc.). The deregulation effected by the Telecommunications Act of 1996 is expected to further increase competition among NSPs, as long distance and local exchange carriers enter each others' business and new entrants emerge, including cable TV operators, wireless carriers and Internet/on-line service providers. To compete successfully, this growing group of NSPs must offer customers access to new services at a low cost and with high reliability.

  Wide Range of New Communications Services and Technologies

     Over the past several years, NSPs have introduced a variety of new, high-bandwidth switched services as alternatives to historical dedicated leased line services. For example, ISDN service allows users to exchange data, voice and video on a "dial-up" basis. In the United States, ISDN service is currently offered by NSPs at transmission rates from 64 Kbps to 1.544 Mbps. Further, NSPs have introduced packet and cell-based switching services such as frame relay, SMDS and ATM. Frame relay is a data service which provides corporate users with dedicated access to the NSP's frame relay network at transmission speeds of 56 Kbps to 1.544 Mbps ("T1"). ATM provides high speed transmission and low latency which allows effective transmission of data, voice and video traffic.

     Wireless telecommunications services are becoming more widespread due to advances in technology, regulatory encouragement and increased demand. The Company expects that personal communication services ("PCS"), digital cellular and other emerging services will make wireless service cheaper, easier to use and more compatible with existing information delivery systems. For example, the cellular digital packet data ("CDPD") standard has been developed to allow data transmissions in digitized packets during idle times on cellular phone channels.

LIMITATIONS OF SINGLE PURPOSE NETWORK ACCESS SOLUTIONS

     Traditionally, a dedicated single purpose access device has been deployed for each type of network communications service. For example, one device is used for SMDS service and another entirely separate device is used to provide T1 service. The use of single purpose devices to access the expanding variety of communications services has become increasingly costly and inefficient for several reasons:

     - Limited Ability to Accommodate Emerging Technologies and Services. As new technologies and services such as ATM are deployed, the need to have a flexible and cost-effective migration path to such technologies is critical, as few companies can afford to replace large portions of their network access equipment. Single purpose network access devices typically cannot provide such a migration path.

     - Limited Ability to Accommodate Multiple Services. The migration of network users from dedicated private to switched public networks has placed NSPs in the position of having to be "everything to everyone" because NSPs must offer network access compatible with the various communications services chosen by their customers. Expenditures for numerous single purpose access devices that each support a single service offering can be an inefficient use of NSP's financial resources.

     - Limited Scaleability. The rapid expansion of networks has increased demand for upgraded network access which is difficult to meet efficiently by simply purchasing more non-scaleable single purpose network access devices. Furthermore, growing bandwidth requirements often necessitate the adoption of new and faster technologies, thereby requiring additional outlays for new access equipment.

     - Difficulty of Maintenance and Support. Use of numerous single purpose network access devices built to different standards and requiring separate management systems can complicate operating procedures and result in multiple potential failure points. The increasing importance of network applications to end users has resulted in new focus on the importance of investing in network access equipment that is reliable and easy to manage, repair and upgrade.

     The diagram below illustrates the numerous, single purpose devices needed to access multiple communications services:


     Set forth here are two columns titled "Services Used" and "Dedicated Access Devices." The first column is a plain text listing of the 11 services set forth below. The listed services are connected by separate lines to 11 small stacked rectangular boxes containing the text listed opposite such services as set forth below:

Services Used           Dedicated Access Devices
- -------------           ------------------------
ATM                     ATM Switch
SMDS                    SMDS Switch
T3                      Digital Access Cross Connect
Frame Relay             Frame Relay Switch
Inverse Multiplexing    Digital Access Cross Connect
T1                      Channel Service Unit
E1                      Channel Service Unit
ISDN                    Channel Service Unit
Wireless                Channel Service Unit
DDS                     T1 Multiplexer
Analog Data/Voice       Channel Bank

Each of the 11 boxes is connected by a separate line to a graphic representation of a cloud appearing to the right of the columns and labeled "Network Services."


THE VERILINK SOLUTION

     Verilink's Access System 2000 is a flexible network access and management solution that provides cost-effective integrated access to a broad range of network services. The Access System 2000 uses a modular hardware architecture and the Company's software-based Advanced Programmable Architecture ("APA") to provide a scaleable, adaptable platform for a flexible network migration path to new communications services. In addition, the Access System 2000 was designed to simplify network management and to provide reliable service. The benefits of the Access System 2000 include:

     - Flexible Access to Multiple Services. The integrated Access System 2000 is designed to allow NSPs to rely on a single, flexible equipment platform that they can adapt to meet the current and emerging service needs of multiple customers. The Access System 2000 currently enables NSPs to support historical dedicated leased line services, such as subrate data, fractional T1, T1 and T3, as well as new high-bandwidth switched services such as frame relay and SMDS in an integrated platform. Verilink expects to offer ISDN and ATM functionality on the Access System 2000 platform during fiscal 1997. As these service needs change, the Access System 2000's modular hardware architecture and APA allows NSPs to use the same platform to provide access to multiple services.

     - Migration Path to New Technologies and Services. The Access System 2000's architecture was designed to allow NSPs and corporate customers to add new technologies and services incrementally. The Access System 2000 allows the customer access to increased network capacity or provide access to additional service offerings by adding circuit cards. The end-user can also vary certain system features simply by downloading new software provided by the Company.


     - Scaleable Growth. The Access System 2000's scaleable design enables it to be expanded to meet customer demands for access to increased network capacity by adding additional circuit cards at a relatively low incremental cost, compared to the cost of buying, installing and maintaining a new dedicated single-purpose access device.


     - Ease of Network Management. The Access System 2000 can also be monitored remotely using the Company's proprietary management system, the Access Manager 2000, or using industry standard simple network management protocol ("SNMP") tools. The Company's APA technology allows the product to be configured, upgraded and serviced remotely.


     - Reliable Performance. Verilink's Access System 2000 is designed to be highly reliable, and its ability to provide access to multiple services from one integrated device lowers the number of potential failure points. In addition, the Company believes its product reliability is enhanced by its commitment to high quality standards and its formal program of total quality management. See "-- Manufacturing and Quality."


     The diagram below illustrates the variety of communications services that can be supported in an integrated manner by the Access System 2000:

     Set forth here is the following column of text:

                Services Used
                -------------
                ATM
                SMDS
                T3
                Frame Relay
                Inverse Multiplexing
                T1
                E1
                ISDN
                Wireless
                DDS
                Analog Data/Voice

        Each of listed services in the column are connected by separate lines to a drawing appearing to their right labeled "Access System 2000." This drawing is connected by a single line to a graphic representation of a cloud appearing to the right of the drawing and labeled "Network Services."

VERILINK STRATEGY

     The Company's objective is to become the leading provider of integrated network access equipment for use by NSPs and large corporate customers. Key elements of the Company's strategy include:

     - Expand Relationships with Major Customers. The Company has developed close relationships with MCI, CompuServe, Northern Telecom and QUALCOMM, leaders in traditional or emerging telecommunications markets. The Company believes that these relationships have allowed it to gain an in-depth knowledge of several networking technologies, which today are deployed in different markets. As its major customers adopt new technologies to expand the range of services they offer and enter new markets, the Company intends to leverage its expertise in each of these technologies by selling additional types of products to these major customers.

     - Expand Customer Base. The Company believes that a direct sales organization that understands and can solve complex network access problems is necessary to sell its products to NSPs and large corporations. To date, the Company has sold its products through a relatively small direct sales and support organization. The Company intends to invest significantly to enlarge this sales and support organization in order to expand its customer base.

     - Offer Broad Array of Integrated Network Access Solutions. The Company's product strategy is to offer multiple network access technologies on a single integrated platform. Verilink designed the modular and scalable architecture of the Access System 2000 to provide a migration path to new network services, enabling customers to provide additional services without entirely replacing network access equipment. The Company is currently developing ISDN and ATM applications for the Access System 2000 product line.

     - Focus on Emerging International Markets. The Company believes that the markets for network access solutions in developing countries present significant opportunities. The Company intends to address these opportunities by partnering with NSPs and telecommunications equipment providers active in these markets and by forming an international sales force. The Company has recently introduced an Access System 2000 product for E1 access that is designed to meet international telecommunications standards.

     - Provide Highly Reliable Products. The Company's customers operate in an environment in which transmission reliability and availability are increasingly mission critical factors. The Company has adopted a formal total quality management process that integrates new product specifications, development, manufacturing, repair and service, which is intended to achieve high reliability of its products and services. The Company has been ISO 9001 certified since 1993.

PRODUCTS

  Access System 2000

     Verilink's Access System 2000 is a flexible network access and management solution that provides cost-effective integrated access to a broad range of network services. Access System 2000 products are designed for installation at the origination and termination points at which NSPs provide communications services to their corporate customers. A key element of the flexibility and adaptability of the Access System 2000 is its modular architecture which allows customers to access new services or expanded network capacity by installing new circuit cards. In addition, its Advanced Programmable Architecture allows certain functions of the Access System 2000's hardware to be configured through software downloads. The table below summarizes the Access System 2000 product line:

- ---------------------------------------------------------------------------------------------
                VERILINK ACCESS SYSTEM 2000 PRODUCT LINE
- ---------------------------------------------------------------------------------------------
 APPLICATION    DESCRIPTION AND GENERAL FEATURES                            LIST PRICE RANGE
- ---------------------------------------------------------------------------------------------
                Accesses T1 lines for PBX, multiplexer and D4 channel banks
     CSU        Provides ESF performance monitoring capabilities              $2,800-5,000
                Supports TDM applications
- ---------------------------------------------------------------------------------------------
                Integrated DSU/CSU for frame relay and Internet applications
                Accesses carrier-dedicated T1 and fractional T1 facilities
   DSU/CSU      Supports data applications at low speeds and at multiple      $2,900-5,700
                56 Kbps/64 Kbps rates
- ---------------------------------------------------------------------------------------------
                Aggregates multiple lower speed data ports onto a single
                T1/E1
    T1/E1       line
 Multiplexing   Supports V.35, RS449, E1A530 and other interfaces and         $4,500-7,500
                provides
                drop-and-insert capability
- ---------------------------------------------------------------------------------------------
                Aggregate up to five RS-232 subrate data channels
   Subrate      Supports DS0A/DS0B formats
     and        Supports synchronous/asynchronous modes from 300 bps to       $4,500-7,500
 Multiplexing   19.2 Kbps
- ---------------------------------------------------------------------------------------------
                Provides access to Switched Multimegabit Data Service
     SMDS       Supports T1/T3 rates                                          $4,900-17,500
                Intercarrier Interface for T3
- ---------------------------------------------------------------------------------------------
                Provides bit-based inverse multiplexing for high-speed data
   Inverse      Supports up to eight T1/E1s                                   $9,500-17,500
 Multiplexing   Automatic line configuration
- ---------------------------------------------------------------------------------------------
                Provides DS3 access for high-speed data applications
   DS3 DSU      Supports a single High-Speed Serial Interface                 $6,400-9,100
                In-band management capability
- ---------------------------------------------------------------------------------------------
  Automatic     Provides T1 transmission facility protection switching
  Protection    User-defined protection groups                                $2,500-4,500
  Switching     Automatic or manual switching
- ---------------------------------------------------------------------------------------------
                Provides ATM WAN access for data applications
     ATM*       Supports T1/E1 and T3/E3 and nxT1/E1                         $12,000-19,300
                Interworking functions for frame relay or SMDS to ATM
- ---------------------------------------------------------------------------------------------
    ISDN*       Provides ISDN-PRI access                                      $5,500-9,500
- ---------------------------------------------------------------------------------------------

* Currently under development. See "Risk Factors -- Dependence on Recently Introduced Products and Products Under Development."

     The Access System 2000 is accessed and controlled by the Access Manager 2000, a full-network monitoring system. The Access Manager 2000 facilitates remote configuration of node equipment and provides integral performance monitoring, diagnostics, test and maintenance capabilities for the entire network. Software downloads for product upgrades and modifications can be implemented remotely using the Access Manager 2000 or SNMP tools.

  Access System 2000 Applications

     NSPs use the Access System 2000 in a number of applications. The following are brief descriptions of some of the uses of the Access System 2000:

     Interexchange Carrier Frame Relay Network. In an interexchange carrier ("IXC") frame relay network, the Access System 2000 is located at the IXC's point of presence and is used to terminate T1 or fractional T1 circuits from frame relay subscribers. In this application, the Access System 2000 is used to concentrate frame relay traffic from multiple users, providing more efficient use of network ports on the carrier's frame relay switches or nodal processors. As a result, the carrier can achieve increased circuit utilization and decreased transmission costs.

     Internet Service Provider Network. In an Internet service provider ("ISP") network, the Access System 2000 is located at the ISP's network access point and provides access to high-speed transmission between the ISP's regional centers and its network operation center. The Access System 2000 provides high-bandwidth solutions through T3 and multiple T1 access that can improve network performance in a cost-effective manner.

     Personal Communications Service Network. In a new personal communication service ("PCS") network based on Code Division Multiple Access (CDMA), the Access System 2000 is being used to provide wireline access and termination. The Access System 2000, with its integrated access technology, is designed to be used by the service provider to connect to carrier-provided services, while providing channel grooming, performance monitoring and drop-and-insert functions at their mobile switching sites.

     Cellular Service Provider Network. In a cellular network, NSPs use T1 circuits for inter-site communications. The Access System 2000 is located at both the cell site and mobile switching center to provide cost-effective automatic T1 protection switching for critical inter-site traffic. In addition, the Access System 2000 offers management capabilities, and its small size makes it suitable for space-limited cell sites.

  Other Products and Services

     ConnecT DSU/CSU Products. The Company's ConnecT DSU/CSU line of products integrates the capabilities of T1 data service units ("DSUs") and channel service units ("CSUs"). They are designed to provide economical solutions for connecting LANs and geographically separated digital devices, including video teleconferencing equipment, mainframe computers, computer aided design and manufacturing (CAD/CAM) workstations and imaging systems. Verilink's ConnecT DSU/CSU products include the ConnecT1, a dual-port device with integrated DSU/CSU functions that allow users to interconnect digital applications operating at data rates from 56Kbps to T1, via the carrier network, and the ConnecT FT1, a cost-effective, single-port device that provides access to T1 and fractional T1 services.

     Extended Superframe ("ESF") Products. The Company's ESF CSU products interface data terminal equipment to a network facility and offer the full benefit of ESF performance measurement. The ESF CSU products can be controlled and monitored locally or remotely and are offered in a variety of configurations, ranging from a single T1 circuit to a multiline shelf accommodating up to 10 ESF CSUs.

     Line Interface Units. The Company's Line Interface Unit provides the interface needed to connect two T1 lines to a channel bank or voice multiplexer. The product is designed to enhance the management capabilities of network access equipment by providing T1 performance statistics. This product is purchased by RBOCs to upgrade the performance of their installed base of channel banks.

     Services. The Company offers its customers the option of purchasing extended services in addition to those provided under its standard product warranty. These extended services include product upgrades, software and on-site hardware maintenance and installation services, extended telephone support, on-site training and advanced equipment exchange.

CUSTOMERS


     The primary market for the Company's products is comprised of NSPs. The secondary market for the Company's products is comprised of large corporations with private networks. The following table sets forth a representative list of Verilink's NSP and corporate end user customers, and its resellers, in these markets.


        AT&T Wireless                           Graybar
        Alamo Rent A Car                        MCI
        Alltel Supply                           Northern Telecom
        Ameritech                               Nynex
        Anixter                                 QUALCOMM
        Bell South                              Pacific Bell
        CompuServe                              Rockwell International
        EDS                                     Southwestern Bell
        First Data Corp.                        The Travelers Group

     The Company's products are sold to a limited number of customers. See "Risk Factors -- Customer Concentration."

SALES AND MARKETING


     The Company sells its products primarily to NSPs and their large corporate end user customers through a direct sales force and through a number of non-exclusive resellers, including OEMs, VARs and distributors. The Company has focused its marketing strategy on leveraging existing, and developing new, key customer relationships in specific telecommunications market segments, including the WAN and remote LAN access, Internet access, and wireless access segments.


     An important element of the Company's marketing strategy of targeting key customer relationships is its direct sales efforts to such customers. Approximately 78% of the Company's sales during the nine months ended March 31, 1996 were derived through direct sales to such customers. A direct sales effort, supported by sales engineers who provide customers with pre- and post-sale technical and strategic assistance, allows the Company to gain a more in-depth knowledge of customers' network access requirements. The Company believes this knowledge helps it to build long-term relationships and alliances with key customers. The Company intends to increase the size of its direct sales and support organization. In order to service its targeted markets, the Company has 11 sales people located in ten offices in major U.S. metropolitan areas, with an average of ten years of direct sales experience in the telecommunications field. The Company also has sales engineers located in most of its sales offices to assist customers in developing technology strategies and specific product plans, as well as provide technical assistance and support.

     Verilink's service and support program includes: a five-year product warranty; formal customer training programs; on-site installation and maintenance; free telephone support; complete repair, refurbishment and upgrade services with a committed ten-day turnaround; and local applications engineering support.

     In addition to its direct sales, the Company sells its products through VARs and distributors such as Anixter, Graybar and Alltel Supply. Approximately 22% of the Company's sales during the nine months ended March 31, 1996 were made to VARs and distributors. The Company's VARs and distributors have primarily sold the Company's single purpose network access products.

     To date, the Company has had minimal direct sales to international customers. The Company believes that the international market for network access solutions will experience increasing growth in the future. The Company's strategy is to increase and diversify its international sales through corporate relationships. The Company's Access System 2000 product has been designed to meet international telecommunications standards. See "Risk Factors -- Risks Associated With Entry into International Markets."

COMPETITION

     The market for network access and telecommunications equipment is highly competitive, and the Company expects competition to increase in the future. This market is subject to rapid technological change, regulatory developments and emerging industry standards. The Company faces different competitive environments for its Access System 2000 products than for its single purpose network access products.

     The market for integrated access devices such as the Company's Access System 2000 is newly emerging and is subject to rapid change. The Company believes that the primary competitive factors in this market are the development and rapid introduction of new product features, price/performance, support for multiple types of communications services, network management, reliability and safety, and quality of customer support. There can be no assurance that the Company's new products and products under development will be able to compete successfully with respect to these or other factors. The Company's principal competition to date for its current Access System 2000 products has been from Digital Link Corporation, Kentrox, a division of ADC Telecommunications (both in Kentrox's own products and products supplied by Premisys), and Larscom. As the Company develops new products for the Access System 2000 line, the Company expects to increasingly compete with Premisys. The Company expects additional competition from companies that are currently competitors in the markets for the Company's single purpose network access products, as such companies develop new products. In addition, the Company expects substantial competition from companies in the computer networking market and other related markets such as Newbridge Networks Corporation and Ascend Communications, Inc. To the extent that current or potential competitors can expand their current offerings to include products that have functionality similar to the Company's products and planned products, the Company's business, financial condition and results of operations could be materially adversely affected.

     The Company believes that the market for its single purpose network access products is mature. The Company believes that the principal competitive factors in this market are price, installed base and quality of customer support. In this market, the Company primarily competes with Adtran, Digital Link, Kentrox and Larscom. There can be no assurance that such companies or other competitors will not introduce new products that provide greater functionality and/or at a lower price than the Company's single purpose network access products. In addition, the Company anticipates that competitors and customers may develop products that could be used for selected applications for which the Company's products are currently provided. Successful, timely development of such products could reduce the level of demand for the Company's products. The Company does not expect to spend significant, if any, resources on research and development of its single purpose network access products. There can be no assurance that the Company's single purpose network access products will be competitive in the future. AT&T Paradyne, a company that had been a major customer in fiscal 1993, developed a product for use in applications addressed by one of the Company's single purpose network access products and subsequently substantially reduced orders for the Company's products.

     Many of the Company's current and potential competitors have substantially greater technical, financial, manufacturing and marketing resources than the Company. In addition, many of the Company's competitors have long-established relationships with network service providers. There can be no assurance that the Company will have the financial resources, technical expertise, manufacturing, marketing, distribution and support capabilities to compete successfully in the future. See "Risk Factors -- Competition."

RESEARCH AND DEVELOPMENT

     The Company's research and development efforts are focused on developing new products, core technologies and enhancements to existing products. For the past several years, product development activities have emphasized expansion of features and functionality for the Access System 2000 product family. The Company's product development strategy has focused on the development of modular software and hardware products that can be integrated and adapted to the changing standards and requirements of the communications and internetworking industries.

     The Company expects that it will continue to expend significant resources for product development of specific applications such as ISDN and ATM as well as to respond to market demand and new service offerings from network service providers. These applications are targeted for release in fiscal 1997. The Company is also developing an application for analog voice transmission.

     During fiscal 1993, 1994 and 1995, total research and development expenditures were $5.5 million, $6.0 million and $6.5 million, respectively. In the nine months ended March 31, 1996, such expenditures totaled $5.1 million. All research and development expenses are charged to expense as incurred. As of March 31, 1996, 51 full-time employees were engaged in product development.

     The network access and telecommunications equipment markets are characterized by rapidly changing technologies and frequent new product introductions. The rapid development of new technologies increases the risk that current or new competitors could develop products that would reduce the competitiveness of the Company's products. The Company's success will depend to a substantial degree upon its ability to respond to changes in technology and customer requirements. This will require the timely selection, development and marketing of new products and enhancements on a cost-effective basis. The development of new, technologically advanced products is a complex and uncertain process, requiring high levels of innovation. The development of new products for the integrated access market requires competence in the general areas of telephony, data networking, network management and wireless telephony as well as specific technologies such as SMDS, ATM and ISDN. Further, the communications industry is characterized by the need to design products which meet industry standards for safety, emissions and network interconnection. With new and emerging technologies and service offerings from network service providers, such standards are often changing or unavailable. As a result, there is a potential for product development delay due to the need for compliance with new or modified standards. The introduction of new and enhanced products also requires that the Company manage transitions from older products in order to minimize disruptions in customer orders, avoid excess inventory of old products and ensure that adequate supplies of new products can be delivered to meet customer orders. There can be no assurance that the Company will be successful in developing, introducing or managing the transition to new or enhanced products or that any such products will be responsive to technological changes or will gain market acceptance. The Company's business, financial condition and results of operations would be materially adversely affected if the Company were to be unsuccessful, or to incur significant delays, in developing and introducing such new products or enhancements.

MANUFACTURING AND QUALITY


     The Company's manufacturing operations consist primarily of material requirements planning, materials procurement and final assembly, test and quality control of subassemblies and systems. The Company performs virtually all aspects of its manufacturing process at its San Jose facility, with the exception of printed circuit board assembly. A local contract manufacturer performs printed circuit board assembly with parts sourced by Verilink. This control of the manufacturing process enables the Company to implement quality control and continuous process improvement techniques and methods, including failure mode analysis, statistical process control and the use of quality improvement teams. In addition, the Company has extended these quality control techniques to certain suppliers by teaching and assisting them to implement such techniques as statistical process control and just-in-time parts delivery. The Company has been ISO 9001 certified since 1993. ISO 9000 is an international quality certification process, developed in the European Common Market and adopted by the United States as the method by which companies can demonstrate the functionality of their quality system. Verilink obtained such certification through an independent third party, with ongoing audits on a semi-annual basis.

     On-time delivery of the Company's products is dependent upon the availability of quality components and subsystems used in its products. The Company depends upon a subcontractor to assemble printed circuit boards used in its products in a timely and satisfactory manner. The Company obtains several components, and licenses certain embedded software, from single sources. Although the Company believes that, in each case, either an alternative supplier is available or the product can be redesigned to incorporate a different component, significant interruption in the delivery of any such item could have a material adverse effect on the Company's business, financial condition and results of operations. In particular, the Company's orders frequently require delivery quickly after placement of the order. Because the Company does not maintain significant component inventories, delay in shipment by a supplier could lead to lost sales. See "Risk Factors -- Fluctuations in Quarterly Operating Results" and "-- Dependence on Component Availability and Key Suppliers."

INTELLECTUAL PROPERTY AND OTHER PROPRIETARY RIGHTS


     The Company relies upon a combination of patent, trade secret, copyright and trademark laws and contractual restrictions to establish and protect proprietary rights in its products and technologies. The Company has been issued certain U.S. and Canadian patents with respect to limited aspects of its single purpose network access technology. The Company has not obtained significant patent protection for its Access System 2000 technology. The Company is not currently aware of any material past infringement on its technology by third parties. There can be no assurance that third parties have not or will not develop equivalent technologies or products without infringing the Company's patents or that the Company's patents would be held valid and enforceable by a court having jurisdiction over a dispute involving such patents. The Company has also entered into confidentiality and invention assignment agreements with its employees, and enters into non-disclosure agreements with its suppliers, distributors and appropriate customers so as to limit access to and disclosure of its proprietary information. There can be no assurance that these statutory and contractual arrangements will deter misappropriation of the Company's technologies or discourage independent third-party development of similar technologies. In the event such arrangements are insufficient, the Company's business, financial condition and results of operations could be materially adversely affected. The laws of certain foreign countries in which the Company's products are or may be developed, manufactured or sold may not protect the Company's products or intellectual property rights to the same extent as do the laws of the United States and thus make the possibility of misappropriation of the Company's technology and products more likely.



     The network access and telecommunications equipment industries are characterized by the existence of a large number of patents and frequent litigation based on allegations of patent infringement. From time to time, third parties may assert exclusive patent, copyright, trademark and other intellectual property rights to technologies that are important to the Company. The Company has not conducted a formal patent search relating to the technology used in its products, due in part to the high cost and limited benefits of a formal search. In addition, since patent applications in the United States are not publicly disclosed until the patent issues and foreign patent applications generally are not publicly disclosed for at least a portion of the time that they are pending, applications may have been filed which, if issued as patents, would relate to the Company's products. Software comprises a substantial portion of the technology in the Company's products. The scope of protection accorded to patents covering software-related inventions is evolving and is subject to a degree of uncertainty which may increase the risk and cost to the Company if the Company discovers third party patents related to its software products or if such patents are asserted against the Company in the future. Patents have been granted recently on fundamental technologies in software, and patents may issue which relate to fundamental technologies incorporated into the Company's products. The Company may receive communications from third parties in the future asserting that the Company's products infringe or may infringe the proprietary rights of third parties. In its distribution agreements, the Company typically agrees to indemnify its customers for all expenses or liabilities resulting from claimed infringements of patents, trademarks or copyrights of third parties. In the event of litigation to determine the validity of any third-party claims, such litigation, whether or not determined in favor of the Company, could result in significant expense to the Company and divert the efforts of the Company's technical and management personnel from productive tasks. In the event of an adverse ruling in such litigation, the Company might be required to discontinue the use and sale of infringing products, expend significant resources to develop non-infringing technology or obtain licenses from third parties. There can be no assurance that licenses from third parties would be available on acceptable terms, if at all. In the event of a successful claim against the Company and the failure of the Company to develop or license a substitute technology, the Company's business, financial condition and results of operations would be materially adversely affected.

EMPLOYEES

     At March 31, 1996, Verilink had 157 full-time employees of whom 51 were primarily engaged in research and development, 44 in manufacturing and quality control, 35 in sales and marketing, 11 in field service and 16 in administration and finance. None of the Company's employees is represented by a collective bargaining agreement nor has the Company experienced any work stoppage. The Company considers its relations with its employees to be good. During the third quarter of fiscal 1996 the Company employed approximately 13 temporary and contract employees. See "Risk Factors -- Dependence on Key Personnel" and "Management -- Employment Agreements."

FACILITIES


     The Company's headquarters and principal administrative, engineering and manufacturing facility is located in a facility containing approximately 55,000 square feet located in San Jose, California. The Company leases this building through April 2001 from a partnership which is comprised of Leigh S. Belden and Steven C. Taylor. The Company believes this lease was made on terms that are no less favorable to the Company than would have been obtained from unaffiliated third parties. The Company believes its current facility is suitable for and adequate to support its present level of operations and believes that future growth can be accommodated by leasing additional space near this facility. See "Certain Transactions."


BACKLOG

     Backlog includes all unshipped orders for which the Company has received a firm purchase order. Orders for the Company's products are usually placed by customers on an as-needed basis and the Company has typically been able to ship these products within 30 days after the customer submits a firm purchase order. Because of the possibility of customer changes in delivery schedules or cancellation of orders, the Company's backlog as of any particular date may not be indicative of sales in any future period. The Company's backlog as of March 31, 1995 and March 31, 1996 was approximately $2.0 million and $2.7 million, respectively. See "Risk Factors -- Fluctuations in Quarterly Operating Results."

LEGAL PROCEEDINGS

     The Company is not currently involved in any material legal actions. From time to time, however, the Company may be subject to claims and lawsuits arising in the normal course of business.

                                   MANAGEMENT

EXECUTIVE OFFICERS AND DIRECTORS

     The following table sets forth certain information concerning the executive officers and directors of the Company as of April 20, 1996:


           NAME                AGE                         POSITION(S)
- ---------------------------    ----     -------------------------------------------------
Leigh S. Belden............     46      President, Chief Executive Officer and Director
Steven C. Taylor...........     50      Chief Technical Officer, Vice Chairman of the
                                        Board
Timothy G. Conley..........     47      Vice President, Finance and Chief Financial
                                        Officer
Thomas E. Clark............     53      Vice President, Engineering
James G. Regel.............     53      Vice President, Marketing
Robert F. Griffith.........     48      Vice President, Sales
Grace T. Griffin...........     51      Vice President, Human Resources
Edward C.Y. Ip.............     49      Vice President, Advanced Development
Henry L. Tinker............     64      Vice President, Operations
Howard Oringer(1)(2).......     54      Chairman of the Board
David L. Lyon(1)(2)........     47      Director


- ---------------

(1) Member of Audit Committee.

(2) Member of Compensation Committee.

     Mr. Belden co-founded the Company and has served as its President, Chief Executive Officer and Director since its inception in December 1982. From 1980 to 1982, Mr. Belden was Vice President of Marketing for Cushman Electronics, a manufacturer of telephone central office and two-way radio test equipment. Previously, he held various international and domestic sales and marketing management positions for California Microwave. Mr. Belden received a B.S. in Electrical Engineering from the University of California at Berkeley and an M.B.A. from Santa Clara University.

     Mr. Taylor co-founded the Company and has served as its Chief Technical Officer since its inception in December 1982. In addition, Mr. Taylor served as Chairman of the Board of Directors from the Company's inception until January 1996, at which time he became the Vice Chairman of the Board of Directors. Previously, Mr. Taylor served as Chief Engineer of Digital Products for Culbertson Industries and California Microwave. In 1980, Mr. Taylor formed Telecommunications Consultants, Inc., a consulting firm engaged in the design and support of digital and analog communications equipment.

     Mr. Conley joined the Company in November 1989 as Vice President, Finance and Chief Financial Officer. From February 1989 to November 1989 he served as Controller of the Graphics Products Division of Sun Microsystems, and from October 1983 to February 1989 he was Vice President, Finance and Secretary and Treasurer of Qubix Graphics Systems, a supplier of automated technical documentation systems. Mr. Conley received a B.S. in Accounting from Wisconsin State University and is a certified public accountant.

     Mr. Clark joined the Company in January 1996 as Vice President, Engineering. From September 1994 to December 1995 Mr. Clark served as Vice President of Engineering of Luxcom, Inc., a manufacturer of fiber optic multiplex equipment, and from November 1991 to September 1994 he was Vice President of Engineering of Larscom, Inc., a manufacturer of access products for digital networks. In addition, Mr. Clark was a senior product manager of Tandem Computers from September 1988 to November 1991. Mr. Clark received a B.S. in Electrical Engineering from the University of California at Berkeley and an M.S. in Electrical Engineering from Stanford University.


     Mr. Regel joined the Company in November 1992 as Vice President, Sales and Marketing. Mr. Regel's title was changed to Vice President, Marketing in June 1996. From June 1989 to October 1992, Mr. Regel served as Vice President of National Sales for Network Equipment Technolo-gies, a telecommunications equipment manufacturer, from January 1989 to June 1989 he was the President and Chief Executive Officer of Instor Corporation, a software company, and from January 1987 to January 1989 he was Director of Operations for IBM/Rolm Corporation. Mr. Regel received a B.A. in Economics from the University of California at Berkeley and an M.B.A. from Santa Clara University.


     Mr. Griffith joined the Company in June 1996 as Vice President of Sales. From February 1994 to June 1996, Mr. Griffith served as Vice President of Sales of Network Equipment Technologies, a telecommunications equipment manufacturer. From November 1989 to February 1994, he was the Director of Sales for Northern Telecom, Inc. and from September 1986 to November 1989, he was Director of Sales for Siemens Communications Systems. Mr. Griffith received a B.A. in Business Administration and an M.B.A. from Pepperdine University.


     Ms. Griffin joined the Company in December 1986 as the Company's Personnel Manager. From November 1989 to December 1990 she was the Director of Human Resources, and since December 1990 she has served as Vice President, Human Resources. Ms. Griffin received a B.S. in History from Westmont College and an M.B.A. from the University of Phoenix.

     Mr. Ip joined the Company in November 1993 as Vice President, Engineering and has served as Vice President, Advanced Development since January 1996. From January 1990 to October 1993, Mr. Ip co-founded and served as Vice President of Engineering of T3 Plus Networking, a manufacturer of high bandwidth multiplexers, and from April 1987 to December 1989 he was the Engineering Manager of Catel Telecommunications, a manufacturer of fiber optic cable transmission equipment. From April 1985 to April 1987 he was an Engineering Manager at Granger Telettra, a manufacturer of telecommunications equipment. Mr. Ip received a B.S. in Electrical Engineering from the University of Manitoba and an M.S. in Electrical Engineering from the University of Waterloo.

     Mr. Tinker joined the Company in May 1991 as Vice President, Operations. From May 1990 to May 1991 he served as an Operations Consultant to the Company. From May 1987 to May 1990, Mr. Tinker was Vice President of a business group of Cipher Data Products, a tape drive manufacturer. Mr. Tinker received a B.S. in Business Administration from the University of California at Los Angeles.

     Mr. Oringer has been a Director of the Company since August 1987 and Chairman of the Board of Directors since January 1996. In addition, he has been the Managing Director of Communications Capital Group, a management consulting firm, since November 1993. From February 1986 to November 1993 Mr. Oringer was the President, Chief Executive Officer and Chairman of the Board of Directors of Telesciences, a manufacturer of telecommunications equipment. Mr. Oringer received a B.E. in Engineering from the Stevens Institute of Technology, an M.S. in Electrical Engineering from the California Institute of Technology and an M.B.A. from Santa Clara University.

     Dr. Lyon became a Director of the Company in April 1996. In 1987, Dr. Lyon co-founded Pacific Communications Services, Inc. (PCSI), which is now a wholly owned subsidiary of Cirrus Logic, Inc. He presently serves as President of PCSI, a manufacturer of wireless communications equipment for digital cellular, CDPD, PCS and advanced paging services. Dr. Lyon received a Ph.D. in Electrical Engineering from the Massachusetts Institute of Technology. Dr. Lyon currently serves as a member of the Board of Directors of Cirrus Logic, Inc.

     Currently all directors hold office until the next annual meeting of stockholders and until their successors have been duly elected and qualified. Prior to the effectiveness of this offering, the Company's Amended and Restated Certificate of Incorporation will be amended to divide the Board of Directors into three classes, the members of which shall be nominated in connection with and elected at the Company's next annual meeting. Initially, each class of directors will consist of one or two directors, who will serve for a one, two or three year period or until their successors are elected and qualified. Thereafter, directors will serve staggered three year terms. See "Description of Capital Stock -- Certain Charter Provisions."

     Officers are elected by and serve at the discretion of the Board of Directors. Other than Henry L. Tinker, who is the father-in-law of Leigh S. Belden, there are no family relationships among the directors or officers of the Company.

BOARD COMMITTEES

     Audit Committee. The Audit Committee of the Board of Directors reviews the results and scope of the annual audit and other services provided by the Company's independent accountant, reviews and evaluates the Company's internal audit and control functions, and monitors transactions between the Company and its employees, officers and directors. Mr. Oringer and Dr. Lyon are the members of the Audit Committee.

     Compensation Committee. The Compensation Committee of the Board of Directors administers the Amended and Restated 1993 Stock Option Plan and the Employee Stock Purchase Plan and reviews and approves the compensation and benefits for the Company's executive officers. Mr. Oringer and Dr. Lyon are the members of the Compensation Committee.

COMPENSATION COMMITTEE INTERLOCKS AND INSIDER PARTICIPATION

     The Company's Compensation Committee reviews and approves the compensation and benefits for the Company's executive officers, administer the Company's stock option plans and Employee Stock Purchase Plan and make recommendations to the Board of Directors regarding such matters. The committee is currently composed of Mr. Oringer and Dr. Lyon, neither of whom is an officer of the Company. No interlocking relationship exists between any member of the Company's Board of Directors or Compensation Committee and any member of the board of directors or compensation committee of any other company, nor has any such interlocking relationship existed in the past.

DIRECTOR COMPENSATION

     The Company's independent directors receive a quarterly fee of $2,650, and all its directors receive a fee of $1,600 per meeting for their services as Board members and are also reimbursed for expenses incurred in connection with attending Board and committee meetings.

EXECUTIVE COMPENSATION

     The following table sets forth certain information concerning compensation of the Company's Chief Executive Officer and each of the four other most highly compensated executive officers of the Company whose aggregate cash compensation exceeded $100,000 during the fiscal year ended June 30, 1995 (collectively, the "Named Executive Officers").

                           SUMMARY COMPENSATION TABLE

                                                                             LONG-TERM
                                            ANNUAL COMPENSATION            COMPENSATION
                                    ------------------------------------   -------------
                                                               OTHER        SECURITIES
                                                              ANNUAL        UNDERLYING       ALL OTHER
   NAME AND PRINCIPAL POSITION       SALARY    BONUS(1)    COMPENSATION       OPTIONS      COMPENSATION
- ----------------------------------  --------   ---------   -------------   -------------   -------------
Leigh S. Belden...................  $245,000   $      --      $80,000(2)         --          $ 123,000(3)
  President, Chief Executive
  Officer and Director
Steven C. Taylor..................   245,000          --       39,000(2)         --             78,000(3)
  Chief Technical Officer, Vice
  Chairman of the Board of
  Directors
James G. Regel....................   150,000      50,000           --            --             38,300(4)
  Vice President, Sales and
  Marketing
Henry L. Tinker...................   179,000      10,000           --            --             27,300(4)
  Vice President, Operations
Timothy G. Conley.................   130,000      20,000           --            --             25,750(4)
  Vice President, Finance

- ---------------

(1) Includes bonuses earned in fiscal 1995 and paid in fiscal 1996; excludes bonuses earned in fiscal 1994 which were paid in fiscal 1995.

(2) This represents an amount paid by the Company as reimbursement for the payment of income taxes.

(3) This amount primarily represents board of directors' fees, life insurance premiums, retirement benefits, reimbursement of medical expenses, and auto lease and operating expenses, paid by the Company.

(4) This amount primarily represents auto lease and operating expenses and reimbursement of medical expenses paid by the Company.

EMPLOYMENT AGREEMENTS

     The Company has entered into employment agreements (the "Employment Agreements"), dated April 16, 1986, with each of Leigh S. Belden, President, Chief Executive Officer and Director, and Steven C. Taylor, Chief Technical Officer and Vice Chairman of the Board of Directors. Each Employment Agreement provides that Mr. Belden and Mr. Taylor, as applicable, receives a yearly salary and bonus in amounts to be determined by the Board of Directors, in its discretion, and reimbursement for automobile operation expenses. Mr. Belden and Mr. Taylor are also entitled to participate on the same basis as other officers of the Company in any pension, profit sharing, retirement, insurance, medical reimbursement or other employee benefit plan adopted by the Company; provided, however, that there is no limit on the amount of any medical reimbursement to Mr. Belden or Mr. Taylor.

     Each Employment Agreement continues on a year to year basis unless employment of either Mr. Belden or Mr. Taylor is terminated (i) by the Board of Directors for cause at any time, or without cause upon 180 days' written notice;
(ii) due to legal disqualification from performing services for the Company;
(iii) upon mandatory retirement at the end of the fiscal year in which such individual reaches the age of seventy; or (iv)due to disability. Upon termination of employment without cause, the Company will hire the terminated individual as a consultant for a period of one year following termination. During the consultancy period, the terminated individual is required to be available at least two full working days per month and agrees not to compete with or engage in any activity that conflicts with the business of the Company in return for which the terminated individual will be entitled to receive a monthly salary, bonus and benefits equal to the amount that he received during the fiscal year of the Company immediately preceding his termination of employment. If either Mr. Belden or Mr. Taylor is terminated for any other reason, the Company has the option, but not the obligation, to hire such individual as a consultant upon the same terms and conditions described above.

STOCK PLANS

  Amended and Restated 1993 Stock Option Plan


     The Company's Amended and Restated 1993 Stock Option Plan (the "1993 Plan") was initially approved by the Board of Directors in March 1993 and by the stockholders in November 1993. The purpose of the 1993 Plan is to create additional incentives for the Company's employees (including employees of any subsidiaries of the Company) and others who perform substantial services to the Company to promote the financial success and progress of the Company by providing an opportunity to purchase shares of the Company's Common Stock pursuant to the exercise of options granted under the 1993 Plan. The Company may grant options that qualify as incentive stock options under Section 422 of the Internal Revenue Code of 1986, as amended (the "Code"), and nonqualified stock options. Incentive stock options may be granted to employees (including officers and directors who are employees) of the Company, and employees who hold certain outstanding options issued under the Company's 1983 Stock Option Plan and 1989 Directors Stock Option Plan (the "Prior Plans"), both of which Prior Plans have been terminated. Nonqualified stock options may be granted to employees, officers, directors, independent contractors and consultants of the Company and holders of certain outstanding options issued under the Prior Plans. In April 1996, an additional 500,000 shares of Common Stock were reserved for issuance under the 1993 Plan making the total number of shares authorized in the 1993 Plan 3,300,000, of which, at April 30, 1996, 881,458 were available for future grant.


     In April 1996, the 1993 Plan was amended to provide for automatic nonqualified option grants of 30,000 shares ("Automatic Grants") to Directors who are not officers of the Company ("Non-Employee Directors") upon each Non-Employee Director's election and re-election to the Board of Directors following the closing of the offering. Automatic grants will vest in equal annual amounts over a three-year period following the date of grant. Non-Employee Directors who are elected between annual meetings will receive a ratable Automatic Grant. The exercise price of options granted to Non-Employee Directors will be the fair market value on the date of grant. Non-Employee Directors may not receive grants under the 1993 Plan other than Automatic Grants.

     The Board of Directors or a committee designated by the Board of Directors is authorized to administer the 1993 Plan in a manner that complies with Rule 16b-3 under the Securities and Exchange Act of 1934, as amended (the "Exchange Act"). Currently, the 1993 Plan is being administered by the Board of Directors, which determines which eligible individuals are granted options and the terms of such options, including the exercise price, number of shares subject to the option and the vesting and exercisability thereof; provided, the maximum term of an incentive stock option granted under the 1993 Plan may not exceed 10 years.

     The exercise price of an incentive stock option granted under the 1993 Plan must equal at least 100% of the fair market value of the subject stock on the grant date and the exercise price of all nonqualified stock options must equal at least 85% of the fair market value of the subject stock on the grant date. With respect to any participant who owns more than 10% of the combined voting power of all classes of stock of the Company, the exercise price of any option granted must equal at least 110% of the fair market value on the grant date and, if the option granted is an incentive stock option, the maximum term of such incentive stock option may not exceed 5 years. The aggregate fair market value on the date of grant of the stock for which incentive stock options are exercisable for the first time by an employee of the Company or an affiliate during any calendar year may not exceed $100,000.

     Nonqualified stock options and incentive stock options granted under the 1993 Plan are immediately exercisable; however, the shares of Common Stock issued upon exercise of such options typically vest in the optionee at the rate of 25% on the date one year after the grant date, and 1/48th each month thereafter, provided the optionee remains continuously employed by the Company. Upon cessation of employment for any reason, the Company has the option to repurchase all, but not some, of any unvested shares of Common Stock issued upon exercise of an option under the 1993 Plan, within 60 days following the date of cessation of employment at a repurchase price equal to the exercise price of such shares.

     Nonqualified and incentive stock options granted under the 1993 Plan are not transferable other than by will or the laws of descent or distribution, and each option that has not yet expired is exercisable only by the recipient during such person's lifetime, or for 12 months thereafter by the person or persons to whom the option passes by will or the laws of descent or distribution. The 1993 Plan may be amended at any time by the Board of Directors, although certain amendments require shareholder approval. The 1993 Plan will terminate on March 1, 2003 unless earlier terminated by the Board of Directors.

  Employee Stock Purchase Plan

     The Company's 1996 Employee Stock Purchase Plan (the "Purchase Plan") was adopted by the Board of Directors and stockholders in April 1996, to be effective upon the date of this Prospectus. Prior to the closing of this Offering a total of 300,000 shares of Common Stock will be reserved for issuance under the Purchase Plan. The Purchase Plan is designed to offer employees the opportunity to purchase Common Stock through payroll deductions at a discounted price and with favorable income tax consequences under section 423 of the Code. The Purchase Plan provides for two overlapping purchase periods of up to 24 months with the first purchase period beginning on the date of this Prospectus and ending on June 28, 1998, and an additional purchase period beginning each subsequent January 1 and July 1, following the date of this Prospectus.

     The Purchase Plan will be administered by the Compensation Committee of the Board of Directors, which has the authority to change the commencement date of future purchase periods. All individuals employed by the Company (including employees of any subsidiary of the Company) on the commencement date of a purchase period are eligible to participate in the Purchase Plan if they are employed by the Company for at least 20 hours per week and more than five months per calendar year, provided that any individual who holds five percent or more of the Company's Common Stock (directly or upon the exercise of options) is not eligible to participate. The Purchase Plan permits eligible employees to purchase Common Stock through payroll deductions, which may not exceed 10% of an employee's total compensation, including bonuses and sales commissions (or, if lower, $25,000 in any calendar year), at a price equal to 85% of the lower of the closing sale price for the Common Stock reported on the Nasdaq National Market at the beginning of the purchase period and the end of each respective purchase period; participation ends automatically upon termination of employment with the Company. Unless terminated sooner, the Purchase Plan will terminate ten years from the date of this Prospectus.

AGGREGATE OPTION EXERCISES IN FISCAL 1995 AND YEAR-END OPTION VALUES.

     The following table sets forth certain information with respect to stock options held by the Named Executive Officers during the fiscal year ended June 30, 1995. No options were exercised by the Named Executive Officers during the fiscal year ended June 30, 1995.

                                                                 NUMBER OF
                                                           SECURITIES UNDERLYING           VALUE OF UNEXERCISED
                                                            UNEXERCIZED OPTIONS                IN-THE-MONEY
                        SHARES ACQUIRED      VALUE          AT JUNE 30, 1995(#)         OPTIONS AT JUNE 30, 1995(1)
         NAME            ON EXERCISE(#)    RECEIVED    -----------------------------   -----------------------------
- ----------------------  ----------------   ---------   EXERCISABLE    UNEXERCISABLE    EXERCISABLE    UNEXERCISABLE
Leigh S. Belden.......         --             --               --           --                 --           --
Steven C. Taylor......         --             --               --           --                 --           --
James G. Regel........         --             --          160,000           --           $ 48,000           --
Henry L. Tinker.......         --             --          160,000           --             48,000           --
Timothy G. Conley.....         --             --          180,000           --             54,000           --

- ---------------

(1) The value of "in-the-money" stock options represents the positive spread between the exercise price of stock options and the fair market value for the Company's Common Stock of $.80 per share as of June 30, 1995, as determined by the Company's Board of Directors.

LIMITATION OF LIABILITY AND INDEMNIFICATION MATTERS

     The Company's Bylaws provide that the Company will indemnify its directors and executive officers and may indemnify its other officers, employees and other agents to the fullest extent permitted by Delaware law. The Company is also empowered under its Bylaws to enter into indemnification agreements with its directors and officers and to purchase insurance on behalf of any person whom it is required or permitted to indemnify. The Company has entered into indemnification agreements with each of its directors and executive officers and intends to obtain a policy of directors' and officers' liability insurance that insures such persons against the cost of defense, settlement or payment of a judgment under certain circumstances.

     In addition, the Company's Amended and Restated Certificate of Incorporation provides that the liability of the Company's directors for monetary damages shall be eliminated to the fullest extent permissible under Delaware law. This provision in the Amended and Restated Certificate of Incorporation does not eliminate a director's duty of care, and in appropriate circumstances equitable remedies such as an injunction or other forms of non-monetary relief would remain available. Each director will continue to be subject to liability for breach of the director's duty of loyalty to the Company, for acts or omissions not in good faith or involving intentional misconduct or knowing violations of law, for acts or omissions that the director believes to be contrary to the best interests of the Company or its stockholders, for any transaction from which the director derived an improper personal benefit, for improper transactions between the director and the Company and for improper distributions to stockholders and loans to directors and officers. This provision also does not affect a director's responsibilities under any other laws, such as the federal securities laws or state or federal environmental laws.

     There is no pending litigation or proceeding involving a director or officer of the Company as to which indemnification is being sought, nor is the Company aware of any pending or threatened litigation that may result in claims for indemnification by any director or officer.

                       PRINCIPAL AND SELLING STOCKHOLDERS

     The following table sets forth certain information known to the Company with respect to beneficial ownership of the Company's Common Stock as of March 31, 1996 as adjusted to reflect the sale of shares offered hereby, by (i) each person known by the Company to own beneficially more than 5% of the outstanding shares of Common Stock, (ii) each of the Company's directors, (iii) each Named Executive Officer (see "Management -- Executive Compensation"), (iv) each Selling Stockholder and (v) all current executive officers and directors as a group.


                                                            SHARES
                                                      BENEFICIALLY OWNED                    SHARES BENEFICIALLY
                                                           PRIOR TO                                OWNED
                                                         OFFERING(1)                         AFTER OFFERING(1)
          5% BENEFICIAL OWNERS, DIRECTORS             ------------------     NUMBER OF      -------------------
             & NAMED EXECUTIVE OFFICERS                NUMBER    PERCENT   SHARES OFFERED    NUMBER     PERCENT
- ----------------------------------------------------  --------   -------   --------------   ---------   -------
Leigh S. Belden(2)..................................  3,643,462    34.5%        375,392     3,268,070     26.0%
Steven C. Taylor(3).................................  3,604,106    34.1%        375,392     3,228,714     25.7%
TA Associates, Inc.(4)..............................  1,009,356     9.6%        302,806       706,550      5.6%
Beltech, Inc.(5)....................................  1,000,000     9.5%             --     1,000,000      8.0%
Oliver Corporation(6)...............................   800,000      7.6%             --       800,000      6.4%
Howard Oringer......................................   206,000      1.9%             --       206,000      1.6%
Timothy G. Conley...................................   180,000      1.7%             --       180,000      1.4%
Pantheon U.S.A. Fund Ltd. ..........................   167,228      1.6%        167,228            --       --
James G. Regel......................................   160,000      1.5%             --       160,000      1.3%
Henry L. Tinker.....................................   160,000      1.5%             --       160,000      1.3%
CHAP L.P. ..........................................   151,234      1.4%        151,234            --       --
George Stamatis(7)..................................   114,520      1.1%         30,000        84,520        *
Sofilec S.A. .......................................   106,400      1.0%        106,400            --       --
VCFA Investment II Limited..........................    83,610        *          83,610            --       --
DESIFTA.............................................    73,486        *          22,046        51,440        *
VCFA Investment III Limited.........................    53,108        *          53,108            --       --
VCFA Venture Partners L.P. .........................    30,502        *          30,502            --       --
Meridian Management Limited.........................     7,608        *           2,282         5,326        *
All executive officers and directors as a group (9
  persons)(8).......................................  8,293,568    77.0%        750,784     7,542,784     59.1%


- ---------------

 *  Less than 1%

(1) Beneficial ownership is determined in accordance with the rules of the Securities and Exchange Commission. In computing the number of shares beneficially owned by a person and the percentage ownership of that person, shares of Common Stock subject to options held by that person that are currently exercisable or exercisable within 60 days of March 31, 1996 are deemed outstanding. Such shares, however, are not deemed outstanding for the purposes of computing the percentage ownership of each other person. To the Company's knowledge, except as set forth in the footnotes to this table and subject to applicable community property laws, each person named in the table has sole voting and investment power with respect to the shares set forth opposite such person's name. Except as otherwise indicated, the address of each of the persons in this table is as follows: c/o Verilink Corporation, 145 Baytech Drive, San Jose, California 95134.

(2) Includes (a) 2,109,080 shares owned by Leigh S. Belden & Deborah Tinker Belden, or their successors, Trustees U/A Dated 12/09/88; (b) 2,050 shares owned by Baytech Associates, a California general partnership in which Mr. Belden has a 50% general partner interest; (c) 532,332 shares owned by members of Mr. Belden's family for which Mr. Belden has a verbal agreement granting him the right to vote the shares; and (d) 1,000,000 shares owned by Beltech Corporation, a Nevada corporation of which Mr. Belden is a Director and President and the Leigh S. Belden and Deborah Tinker Belden Trust U/A Dated 12/09/88 is the sole shareholder.

(3) Includes (a) 2,118,600 shares owned by Steven C. Taylor and Suzanne E. Taylor, Trustees of Steven and Suzanne Taylor Living Trust Agreement Dated June 2, 1988; (b) 2,050 shares owned by Baytech Associates, a California general partnership interest in which Mr. Taylor has a 50% general partner interest; (c) 800,000 shares owned by the Oliver Corporation, a Nevada corporation of which Mr. Taylor is a Director and President and the Steven and Suzanne Taylor Living Trust Agreement Dated June 2, 1988 is the sole shareholder; (d) 683,456 shares owned by Mr. Taylor's family for which Mr. Taylor has a verbal agreement granting him the right to vote the shares.


(4) TA Associates, Inc., High Street Tower, Suite 2500, 125 High Street, Boston, Massachusetts 02210. Includes (a) 16,848 shares owned by TA Investors; (b) 812,768 shares owned by Advent V Ltd. Partnership; (c) 138,628 shares owned by Advent Industrial Ltd. Partnership; (d) 11,640 shares owned by TA Associates Atlantic Ltd. Partnership; and (e) 29,472 shares owned by TA Associates V Ltd. Partnership.


(5) Beltech, Inc., 889 Alder Avenue, Suite 200, Incline Village, NV 89451.

(6) Oliver Corporation, 889 Alder Avenue, Suite 200, Incline Village, NV 89451.

(7) George Stamatis, 166 Tascack Road, Pearl River, NY 10965.

(8) Includes options to purchase 200,000 shares exercisable within 60 days of March 31, 1996.

                              CERTAIN TRANSACTIONS


     In September 1993, the Company and Leigh S. Belden, President, Chief Executive Officer and Director of the Company, entered into a Common Stock Purchase Agreement providing for the purchase by Mr. Belden of 1,600,000 shares of the Company's Common Stock in exchange for a promissory note in the amount of $800,000 issued by Mr. Belden in favor of the Company. Mr. Belden's promissory note bears interest at the annual rate of 5%, with principal and accrued interest payable in full on or before September 16, 1998, and was originally secured by 2,900,000 shares, of Common Stock of the Company held by Leigh S. Belden and Deborah Tinker Belden, Trustees U/A Dated December 9, 1988. Recourse under Mr. Belden's promissory note was originally limited to the 2,900,000 pledged shares, and Mr. Belden is not personally liable under the promissory note. In December 1995, the Company approved the transfer, free of any security interest, of 1,000,000 shares of Common Stock held by Leigh S. Belden and Deborah Tinker Belden, Trustees U/A Dated December 9, 1988, to Beltech, Inc., a Nevada corporation of which the Leigh S. Belden and Deborah Tinker Belden Trust U/A Dated 12/09/88 is the sole shareholder; the 1,000,000 shares transferred to Beltech, Inc. free of any security interest had been subject to the Company's security interest under Mr. Belden's promissory note. In addition, as of March 31, 1996, Mr. Belden and Steven C. Taylor, Chief Technical Officer and Director of the Company, individually owe the Company $577,000 and $152,000, respectively, for personal advances beginning in November 1994, which amounts are intended to be repaid in connection with their sales of shares in this offering. These advances do not bear interest and are due on demand.


     In November 1995 and January 1996, Henry L. Tinker and James G. Regel each issued a promissory note in the amount of $80,000 in favor of the Company to finance their respective exercises of options to purchase 160,000 shares of Common Stock of the Company, at an exercise price of $.50 per share, under the 1993 Stock Option Plan. Mr. Tinker's promissory note bears interest at the annual rate of 5%, with principal and accrued interest payable in full on or before November 16, 2000, and is secured by shares of Common Stock of the Company and real property owned by Mr. Tinker. Mr. Regel's promissory note also bears interest at an annual rate of 5%, with principal and accrued interest payable in full on or before January 1, 2001, and is secured by shares of Common Stock of the Company and an investment account owned by Mr. Regel. Additionally, in November 1995 and January 1996, Timothy G. Conley issued promissory notes in the amounts of $10,000 and $80,000, respectively, to finance his exercises of options to purchase 20,000 and 160,000 shares of Common Stock of the Company, at an exercise price of $.50 per share, pursuant to the 1993 Stock Option Plan. Mr. Conley's promissory notes bear interest at an annual rate of 5% and are payable in full on or before November 16, 2000 and January 2, 2001, respectively, and are secured by shares of Common Stock of the Company and the residence of Mr. Conley.


     In July 1995, Mr. Conley and Mr. Regel each entered into identical Executive Incentive Compensation Agreements with the Company, providing for performance incentive payment of approximately $200,000, to each of Mr. Conley and Mr. Regel based upon the attainment by the Company of an operating profit of at least $500,000 in fiscal 1996. Such payment is due on the earlier of the completion of this offering or August 1996. This agreement terminates upon the completion of this offering, all amounts have been accrued as of March 31, 1996, and all accrued amounts are payable no later than August 1996.



     In January 1996, Howard Oringer, Chairman of the Company's Board of Directors, issued the Company a promissory note in the amount of $100,000 to finance his exercise of options to purchase 200,000 shares of Common Stock of the Company at an exercise price of $0.50 per share pursuant to the 1993 Plan. Such promissory note bears interest at an annual rate of 5% and is secured by the shares acquired and, up to $50,000, by certain real property owned by Mr. Oringer. In fiscal 1994, 1995 and for the nine months ended March 31, 1996, Mr. Oringer received $60,000, $120,000, and $90,000, respectively, in his capacity as consultant to the Company. In addition, Mr. Oringer received reimbursement of Company-related expenses in the amounts of $19,300 and $12,300 for fiscal 1995 and the nine months ended March 31, 1996. The Company currently pays a fee of $10,000 per month to

Mr. Oringer pursuant to an oral consulting agreement, under which Mr. Oringer provides part-time consulting services to the Company in the areas of general business advice, strategic planning, sales and marketing strategy, and financial advisory services.



     The Company leases its facility located at 145 Baytech Drive in San Jose, California from Baytech Associates, a California general partnership in which Leigh S. Belden and Steven C. Taylor are the two partners, each with a fifty percent partnership interest. The Lease Agreement between the Company and Baytech Associates was entered into in February 1986 and expires in April 2001. The Company believes this lease was made on terms that are no less favorable to the Company than would have been obtained from unaffiliated third parties. The Company paid Baytech Associates a total of $768,000, $792,000 and $816,000 in lease payments in fiscal 1993, 1994 and 1995, respectively, and paid $620,000 during the nine months ended March 31, 1996.


                          DESCRIPTION OF CAPITAL STOCK

     Prior to the closing of this offering, the Company will be authorized to issue up to 40,000,000 shares of Common Stock, $.01 par value per share, and 1,000,000 shares of Preferred Stock, $.01 par value per share.

     The following summary of certain provisions of the Common Stock and Preferred Stock does not purport to be complete and is subject to, and qualified in its entirety by, the provisions of the Company's Amended and Restated Certificate of Incorporation which is included as an exhibit to the Registration Statement of which this Prospectus is a part and by the provisions of applicable law.

COMMON STOCK

     As of March 31, 1996, there were 10,566,104 shares of Common Stock outstanding that were held of record by approximately 111 stockholders. There will be 12,566,104 shares of Common Stock outstanding (assuming no exercise of the Underwriters' over-allotment option and no exercise of outstanding option) after giving effect to the sale of Common Stock offered to the public by the Company hereby.

     The holders of Common Stock are entitled to one vote for each share held of record on all matters submitted to a vote of the stockholders and are entitled to cumulate their votes for elections of Directors. Subject to preferences that may be granted to any then outstanding Preferred Stock, holders of Common Stock are entitled to receive ratably such dividends as may be declared by the Board of Directors out of funds legally available therefor as well as any distributions to the stockholders. See "Dividend Policy." In the event of a liquidation, dissolution or winding up of the Company, holders of Common Stock are entitled to share ratably in all assets of the Company remaining after payment of liabilities and the liquidation preference of any then outstanding Preferred Stock. Holders of Common Stock have no preemptive or other subscription or conversion rights. There are no redemption or sinking fund provisions applicable to the Common Stock.

PREFERRED STOCK


     The Company's Certificate of Incorporation authorizes the Board of Directors to issue 2,000 shares of Preferred Stock, $.01 par value per share, in one or more series and to fix the rights, preferences, privileges and restrictions thereof. The number of authorized shares of Preferred Stock may be increased or decreased (but not below the number of shares then outstanding) by the affirmative vote of the holders of a majority of the Common Stock. Currently, there are no outstanding shares of Preferred Stock.


     Effective upon the closing of this offering and pursuant to the Company's Amended and Restated Certificate of Incorporation, the Board of Directors will have the authority, without further action by the stockholders, to issue up to 1,000,000 shares of Preferred Stock in one or more series and to fix the rights, preferences, privileges and restrictions thereof, including dividend rights, conversion rights, voting rights, terms of redemption, liquidation preferences, sinking fund terms and the number of shares constituting any series or the designation of such series, any or all of which may be greater than the rights of Common Stock, without any further vote or action by stockholders. The issuance of Preferred Stock could adversely affect the voting power of holders of Common Stock and the likelihood that such holders will receive dividend payments and payments upon liquidation and could have the effect of delaying, deferring or preventing a change in control of the Company. The Company has no present plan to issue any shares of Preferred Stock.

REGISTRATION RIGHTS

     Pursuant to the Common Stock and Option Purchase Agreement, dated as of June 27, 1985 (the "Purchase Agreement"), between the Company and the holders ("Holders") of approximately 763,316 shares of Common Stock after the completion of this offering (the "Registrable Securities"), the Holders are entitled to certain rights with respect to the registration of such shares under the Securities Act of 1933, as amended (the "Securities Act"). The Holders include, but are not limited to, certain funds affiliated with TA Associates (the "Purchasers"). If the Company proposes to register any of its securities under the Securities Act, either for its own account or the account of other security holders, the Company is required to notify the Holders and to use its best efforts to effect the registration, and the Holders are entitled to include at the Company's expense their Registrable Securities in such registration, subject to certain conditions and limitations. In addition, at any time or from time to time, Holders of at least 30% of the Registrable Securities may require the Company to file a registration statement under the Securities Act at the Company's expense, covering an offering having an aggregate offering price of not less than $5,000,000 and an offering price per share of not less than $10.00, and the Company is required to use its best efforts to effect the registration, subject to certain conditions and limitations. All shares of Common Stock to be disposed of by the Holders incidental to a registration proposed by the Company or pursuant to a demand for registration by a Holder or Holders shall be on a pro rata basis in accordance with the Holders' respective holdings. Further, the Holders of such Registrable Securities may require the Company to file additional registration statements on Form S-3 when use of such form becomes available to the Company, subject to certain conditions and limitations. All expenses incurred in connection with the Form S-3 Registration or incidental to a registration proposed by the Company will be borne by the Company except for underwriting discounts and selling commissions relating to the securities, if any, registered by the Holders, which expenses shall be borne by such Holders.

CERTAIN CHARTER PROVISIONS

     Effective upon the closing of this offering and subject to approval of the stockholders, the Company's Certificate of Incorporation will be amended to provide that the Board of Directors will be divided into three classes of directors with each class serving a staggered three-year term. This system of electing directors may tend to discourage a third party from making a tender offer or otherwise attempting to obtain control of the Company and may maintain the incumbency of the Board of Directors, as it generally makes it more difficult for stockholders to replace a majority of the directors. The Company's Bylaws will be amended to eliminate cumulative voting and shall provide that all stockholder action must be effected at a duly called meeting of stockholders and not by a consent in writing; the Bylaws, as amended, will provide that only the Company's Chief Executive officer or a majority of the members of the Company's Board of Directors may call a special meeting of stockholders. These and other provisions may have the effect of deterring hostile takeovers or delaying changes in control or management of the Company. The Amended and Restated Certificate of Incorporation and Bylaws, as amended, will require approval by holders of 66 2/3% or more of the outstanding Common Stock to further amend any of these provisions. See "Risk Factors -- Control of Company; Antitakeover Effects of Certain Charter Provisions."

LISTING

     Application has been made for quotation of the Common Stock on the Nasdaq National Market under the symbol VRLK.

TRANSFER AGENT AND REGISTRAR

     The transfer agent and registrar for the Common Stock of the Company is Boston Equiserve. Its address is 150 Royall Street, Canton, Massachusetts, 02021, and its telephone number is (617) 575-2000.

                        SHARES ELIGIBLE FOR FUTURE SALE

     Upon completion of this offering, the Company will have 12,566,104 shares of Common Stock outstanding based on shares outstanding as of March 31, 1996. Of these shares, the 3,700,000 shares sold in this offering will be freely transferable without restriction under the Securities Act, unless they are held by "affiliates" of the Company as that term is used under the Securities Act and the Regulations promulgated thereunder.

     The remaining 8,866,104 shares held by officers, directors, employees, consultants and other stockholders of the Company were sold by the Company in reliance on exemptions from the registration requirements of the Securities Act and are restricted securities within the meaning of Rule 144 under the Securities Act. Approximately 50,672 of these shares of Common Stock will be eligible for sale in the public market immediately upon the effective date of the Registration Statement of which this Prospectus is a part (the "Effective Date") in reliance on Rule 144(k) under the Securities Act. Beginning 90 days after the Effective Date, virtually none of these shares will become eligible for sale subject to the provisions of Rule 144 and Rule 701. Beginning 180 days after the Effective Date, approximately 2,671,758 additional shares will become eligible for sale subject to the provisions of Rule 144 or Rule 701 upon the expiration of agreements not to sell such shares entered into between the Underwriters and such stockholders. Beginning 270 days after the Effective Date, approximately 4,812,838 additional shares will become eligible for sale subject to the provisions of Rule 144 or Rule 701 upon the expiration of agreement not to sell such shares entered into between the Underwriters and such stockholders. Any shares subject to such agreement may be released at any time without notice by Hambrecht & Quist LLC. In addition, outstanding options to purchase approximately 4,310 shares will be vested and exercisable, and the shares issuable upon exercise thereof eligible for sale, 90 days following the Effective Date, and options to purchase an additional approximately 318,014 shares will be vested and exercisable, and the shares issuable upon exercise thereof eligible for sale 180 days following the Effective Date, upon expiration of certain lock-up agreements. Any shares subject to lock-up agreements may be released at any time without notice by Hambrecht & Quist LLC. See "Risk
Factors -- Shares Eligible for Future Sale."

     In general, under Rule 144 as currently in effect, a person (or persons whose shares are aggregated), including an affiliate, who has beneficially owned restricted shares for at least two years is entitled to sell, within any three-month period commencing 90 days after the Effective Date, a number of shares that does not exceed the greater of (i) 1% of the then outstanding shares of Common Stock (approximately 125,661 shares immediately after this offering) or (ii) the average weekly trading volume in the Common Stock during the four calendar weeks preceding such sale, subject to the filing of a Form 144 with respect to such sale and certain other limitations and restrictions. In addition, a person who is not deemed to have been an affiliate of the Company at any time during the 90 days preceding a sale and who has beneficially owned the shares proposed to be sold for at least three years, would be entitled to sell such shares under Rule 144(k) without regard to the requirements described above.

     Any employee, officer or director of or consultant to the Company who purchased his or her shares prior to the Effective Date or who holds vested options as of that date pursuant to a written compensatory plan or contract is entitled to rely on the resale provisions of Rule 701, which permits non-affiliates to sell their Rule 701 shares without having to comply with the public-information, holding-period, volume-limitation or notice provisions of Rule 144 and permits affiliates to sell their Rule 701 shares without having to comply with Rule 144s holding-period restrictions, in each case commencing 90 days after the Effective Date. However, the Company and certain officers, directors and other stockholders of the Company have agreed not to sell or otherwise dispose of any shares of Common Stock of the Company for the 180-day period after the Effective Date without the prior written consent of Hambrecht & Quist LLC. See "Underwriting."


     As soon as practicable after the Effective Date and on the Effective Date, the Company intends to file registration statements on Form S-8 under the Securities Act to register shares of Common Stock reserved for issuance under the 1993 Plan and the Stock Purchase Plan, respectively, thus permitting the resale of such shares by non-affiliates in the public market without restriction under the Securities Act. Such registration statements will become effective immediately upon filing.


     Prior to this offering, there has been no public market for the Common Stock of the Company, and any sale of substantial amounts in the open market may adversely affect the market price of the Common Stock offered hereby.

                                  UNDERWRITING

     Subject to the terms and conditions of the Underwriting Agreement, the Underwriters named below, through their Representatives Hambrecht & Quist LLC and Oppenheimer & Co., Inc., have severally agreed to purchase from the Company and the Selling Stockholders the following respective number of shares of Common
Stock:

                                                                            NUMBER OF
                                       NAME                                  SHARES
        ------------------------------------------------------------------  ---------
        Hambrecht & Quist LLC.............................................
        Oppenheimer & Co., Inc............................................
                                                                             --------
        Total.............................................................  3,700,000
                                                                             ========

     The Underwriting Agreement provides that the obligations of the Underwriters are subject to certain conditions precedent, including the absence of any material adverse change in the Company's business and the receipt of certain certificates, opinions and letters from the Company and its counsel and independent accountants. The nature of the Underwriters' obligation is such that they are committed to purchase all shares of Common Stock offered hereby if any of such shares are purchased.

     The Underwriters propose to offer the shares of Common Stock directly to the public at the initial public offering price set forth on the cover page of this Prospectus and to certain dealers at such price less a concession not in
excess of $          per share. The Underwriters may allow and such dealers may
reallow a concession not in excess of $          per share to certain other
dealers. After the initial public offering of the shares, the offering price and other selling terms may be changed by the Representatives of the Underwriters.

     The Company has granted to the Underwriters an option, exercisable no later than 30 days after the date of this Prospectus, to purchase up to 550,000 additional shares of Common Stock at the initial public offering price, less the underwriting discount, set forth on the cover page of this Prospectus. To the extent that the Underwriters exercise this option, each of the Underwriters will have a firm commitment to purchase approximately the same percentage thereof which the number of shares of Common Stock to be purchased by it shown in the above table bears to the total number of shares of Common Stock offered hereby. The Company will be obligated, pursuant to the option, to sell shares to the Underwriters to the extent the option is exercised. The Underwriters may exercise such option only to cover over-allotments made in connection with the sale of shares of Common Stock offered hereby.

     The offering of the shares is made for delivery when, as and if accepted by the Underwriters and subject to prior sale and to withdrawal, cancellation or modification of the offering without notice. The Underwriters reserve the right to reject an order for the purchase of shares in whole or in part.

     The Company and the Selling Stockholders have agreed to indemnify the Underwriters against certain liabilities, including liabilities under the Securities Act, and to contribute to payments the Underwriters may be required to make in respect thereof.

     Certain Selling Stockholders, and certain other stockholders of the Company, including certain executive officers and directors, have agreed that they will not, without the prior written consent of Hambrecht & Quist LLC, offer, sell, or otherwise dispose of any shares of Common Stock, options or warrants to acquire shares of Common Stock or securities exchangeable for or convertible into shares of Common Stock owned by them during a period of 180 days from the effective date of the registration statement relating to this Prospectus. Upon the expiration of such 180-day period, approximately 2,722,430 shares will be eligible for resale in accordance with Rule 144 or Rule 701. Certain other Selling Stockholders, including the remaining executive officers and directors have agreed that they will not, without the prior written consent of Hambrecht & Quist LLC, offer, sell, or otherwise dispose of any shares of Common Stock, options or warrants to acquire shares of Common Stock or securities exchangeable for or convertible into shares of Common Stock owned by them during a period of 270 days from the effective date of the registration statement relating to this Prospectus. Upon the expiration of such 270-day period, an additional 4,812,838 shares will become eligible for resale in accordance with Rule 144 or Rule 701. The Company has agreed that it will not, without the prior written consent of Hambrecht & Quist LLC, offer, sell or otherwise dispose of any shares of Common Stock, options or warrants to acquire shares of Common Stock or Securities exchangeable for or convertible into shares of Common Stock during the 180 day period except that the Company may grant additional options under its stock option plans, provided that, without the prior written consent of Hambrecht & Quist LLC, such additional options shall not be exercisable during such period.

     Prior to this offering, there has been no public market for the Common Stock. The initial public offering price for the Common Stock will be determined by negotiations among the Company, the Selling Stockholders and the Representatives. Among the factors to be considered in determining the initial public offering price are prevailing market and economic conditions, revenues and earnings of the Company, market valuations of other companies engaged in activities similar to the Company, estimates of the business potential and prospects of the Company, the present state of the Company's business operations, the Company's management and other factors deemed relevant. The estimated initial public offering price range set forth on the cover of this preliminary prospectus is subject to change as a result of market conditions and other factors.

                                 LEGAL MATTERS

     The validity of the Common Stock offered hereby will be passed upon for the Company by Morrison & Foerster LLP, Palo Alto, California. Stephen M. Tennis, a partner of Morrison & Foerster LLP, owns 100,000 shares of Common Stock in the Company. Certain legal matters in connection with the offering will be passed upon for the Underwriters by Wilson Sonsini Goodrich & Rosati, Professional Corporation, Palo Alto, California.

                                    EXPERTS

     The consolidated financial statements of the Company as of June 30, 1994 and 1995 and March 31, 1996 and for each of the three years in the period ended June 30, 1995 and for the nine months ended March 31, 1996 included in this Prospectus have been so included in reliance on the report of Price Waterhouse LLP, independent accountants, given on the authority of said firm as experts in auditing and accounting.
                             ADDITIONAL INFORMATION

     The Company has filed with the Securities and Exchange Commission (the "Commission"), Washington, D.C. 20549, a Registration Statement on Form S-1 under the Securities Act of 1933, as amended, with respect to the Common Stock offered hereby. This Prospectus does not contain all of the information set forth in the Registration Statement and the exhibits and schedules thereto. Certain items are omitted in accordance with the rules and regulations of the Commission. For further information with respect to the Company and the Common Stock offered hereby, reference is made to the Registration Statement and the exhibits and schedules filed as a part thereof. Statements contained in this Prospectus as to the contents of any contract or any other document referred to are not necessarily complete, and, in each instance, if such contract or document is filed as an exhibit, reference is made to the copy of such contract or document filed as an exhibit to the Registration Statement, each such statement being qualified in all respects by such reference to such exhibit. The Registration Statement, including exhibits and schedules thereto, may be inspected without charge at the public reference facilities maintained by the Commission in Room 1024, 450 Fifth Street, N.W., Washington, D.C. 20549, and at the Commission's regional offices located at the North Western Atrium Center, 500 West Madison Street, Suite 1400, Chicago, Illinois 60661 and Seven World Trade Center, 13th Floor, New York, NY 10048, and copies of all or any part thereof may be obtained from such office after payment of fees prescribed by the Commission.

                               GLOSSARY OF TERMS


Asynchronous Transfer Mode (ATM)     A fixed length 53-byte packet-based transmission
                                     technology that may be used to transmit data, voice and
                                     video traffic; ATM utilizes cell switching.

Automatic Protection Switching       Automatic Protection Switching provides intelligent
                                     backup for end-user data and voice traffic by
                                     automatically switching to backup circuits when primary
                                     circuits fail.

Cell switching                       The receipt of fixed length data packets, called cells,
                                     from one or more inputs and subsequent transmission onto
                                     an outgoing circuit based upon address information
                                     contained in the cell. ATM is an example of cell
                                     switching.

Cellular Digital Packet Data (CDPD)  A method of transmitting data over analog cellular telephone networks.

Channel Bank                         A multiplexer that puts many slow speed voice or data
                                     conversations onto one high speed link and controls the
                                     flow of the conversations.

Channel Service Unit (CSU)           A device that terminates a digital circuit, such as a T1
                                     line. A CSU performs certain line conditioning functions
                                     and ensures network compliance in accordance with rules
                                     of the Federal Communications Commission.

Code Division Multiple Access        An advanced form of digital cellular phone access
(CDMA)                               service which provides greater call handling capacity
                                     than more conventional technology.

D4 Channel Banks                     An interface between a T1 carrier service and a local
                                     analog device, such as a telephone or data set.

Dataphone Digital Service (DDS)      A private line digital service with transmission speeds
                                     of up to 56 Kbps.

Digital Access Cross Connect         A digital switching device that connects one or more
                                     channels from an incoming digital line and to one or
                                     more channels on outgoing digital lines.

DS3                                  Telecommunications lines which operate in North America
                                     at 44.736 Mbps.

Digital Signal Level Zero A/Digital  Two techniques used to carry low-speed digital traffic
Signal Level Zero B (DS0A/DS0B)      in one 64 Kbph data channel.

E1                                   European telecommunications lines that operate at speeds
                                     of 2.048 Mbps, comparable to T1 lines in the United
                                     States.

E1A530                               A standard for physical interface connectors using a
                                     25-pin connector.

E3                                   European telecommunications lines that operate at speeds
                                     of 34.368 Mbps.

Extended Superframe Format (ESF)     A T1 frame format technology used in WANs that groups
                                     together 24 frames, or data transmission units and
                                     provides performance monitoring capabilities.

Fractional T1                        Telecommunications lines which operate in North America
                                     at speeds between 56 Kbps to 1.544 Mbps.

Fractional T3                        Telecommunications lines which operate in North America
                                     at speeds of 1.544 Mbps to under 44.736 Mbps.

Frame Relay                          A variable length packet-based transmission technology
                                     that may be used to transmit data at speeds up to 2
                                     Mbps.

High speed serial interface          A standard for a serial link, up to 52 Mbps over WAN
                                     lines.

In-band Management Capability        The ability of access equipment to be managed from a
                                     remote site by using or reserving a portion of the
                                     circuit bandwidth used to carry normal data and voice
                                     traffic.

Integrated Services Digital Network  An internationally accepted standard for voice, data and
(ISDN)                               signaling that makes all transmission circuits
                                     end-to-end digital and defines a standard out-of-band
                                     signaling system.

Integrated Services Digital Network  A T1 or E1 circuit used to carry 23 or 30 ISDN calls,
Primary Rate Interface (ISDN-PRI)    respectively. In ISDN-PRI, a single channel is used for
                                     the call setup and tear-down signaling for calls placed
                                     on all of the other channels in the T1 or E1 circuit.

Inverse Multiplexer                  A device that breaks down high speed data from a single
                                     source for transmission over multiple lower speed WAN
                                     lines.

Kbps                                 Thousand bits per second.

Local Area Networks (LANs)           A type of high-speed data communications arrangement in
                                     which multiple computer and related products in an
                                     office or campus environment are connected by means of a
                                     standard transmission medium (typically coaxial cable,
                                     twisted-pair wire or optical fiber).

Mbps                                 Million bits per second.

Mission-critical applications        Applications essential to success of an organization.

Multiplexing                         The combining of multiple data channels onto a single
                                     transmission medium.

Packet Switching                     A data transmission technique whereby user information
                                     is segmented and routed in discrete data envelopes
                                     called packets, each with its own appended control
                                     information for routing, sequencing and error checking.
                                     Packet switching allows a communications channel to be
                                     shared by many users, each using the circuit only for
                                     the time required to transmit a single packet.

Personal Communications Service      A telecommunications service similar to ordinary
(PCS)                                cellular service that uses lower-powered and
                                     higher-frequency digital transmission technology

Private Branch Exchange (PBX)        A telephone switch located on a customer's premises that
                                     primarily establishes circuits over telephone lines
                                     between individual users and the switched telephone
                                     network. A PBX typically also provides switching within
                                     a customer's premises and usually offers numerous other
                                     enhanced features such as least-cost routing and
                                     call-detail recording.

RBOC                                 Regional Bell Operating Company

RS-449                               A standard for physical interface connectors used for
                                     transmission rates of up to 2 Mbps.

Simple Network Management Protocol   A standard protocol that gathers management information
  (SNMP)                             from network devices and provides a means to set and
                                     monitor configuration parameters.

Subrate                              Low-speed digital traffic that runs at a rate of less
                                     than 64 Kbps.

Switched Multimegabit Data Service   A fixed length 53-byte packet-based transmission
(SMDS)                               technology that may be used to transmit data at speeds
                                     up to 45 Mbps.

T1                                   Telecommunications lines that operate in North America
                                     at speeds of 1.544 Mbps.

T3                                   Telecommunications lines which operate in North America
                                     at speeds of 44.736 Mbps.

User-Defined Protection Groups       The ability of end-users of an Automatic Protection
                                     Switch to define how protected circuits are grouped,
                                     e.g., 1X1 or 1X5 (one for one or one for five). A 1X1
                                     protection group means that one circuit will protect or
                                     backup one other circuit, while a 1X5 protection group
                                     means that one circuit will protect or backup five other
                                     circuits.

V.35                                 A standard for interface between a network access device
                                     and a packet network for transmission rates above 19.2
                                     Kbps.

Wide Area Network (WAN)              A network that extends beyond the distance that can be
                                     accommodated by local cabling methods. A WAN typically
                                     utilizes public carrier services to connect sites, which
                                     may span a city, state, country or world.

                              VERILINK CORPORATION

                   INDEX TO CONSOLIDATED FINANCIAL STATEMENTS

                                                                                        PAGE
                                                                                        ----
Report of Independent Accountants.....................................................  F-2
Consolidated Balance Sheets as of June 30, 1994 and 1995 and March 31, 1996...........  F-3
Consolidated Statements of Operations for the Years Ended June 30, 1993, 1994 and 1995
  and for the Nine Months Ended March 31, 1995 (unaudited) and 1996...................  F-4
Consolidated Statements of Cash Flows for the Years Ended June 30, 1993, 1994 and 1995
  and for the Nine Months Ended March 31, 1995 (unaudited) and 1996...................  F-5
Consolidated Statements of Stockholders' Equity for the Years Ended June 30, 1993,
  1994
  and 1995 and for the Nine Months Ended March 31, 1996...............................  F-6
Notes to Consolidated Financial Statements............................................  F-7

                       REPORT OF INDEPENDENT ACCOUNTANTS

To the Board of Directors and Stockholders of Verilink Corporation

     In our opinion, the accompanying consolidated balance sheets and the related consolidated statements of operations, of cash flows and of stockholders' equity present fairly, in all material respects, the financial position of Verilink Corporation and its subsidiary at June 30, 1994 and 1995 and March 31, 1996, and the results of their operations and their cash flows for each of the three years in the period ended June 30, 1995 and the nine months ended March 31, 1996, in conformity with generally accepted accounting principles. These financial statements are the responsibility of the Company's management; our responsibility is to express an opinion on these financial statements based on our audits. We conducted our audits of these statements in accordance with generally accepted auditing standards which require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements, assessing the accounting principles used and significant estimates made by management, and evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for the opinion expressed above.

PRICE WATERHOUSE LLP
San Jose, California
April 23, 1996

                              VERILINK CORPORATION

                          CONSOLIDATED BALANCE SHEETS
                (IN THOUSANDS, EXCEPT SHARE AND PER SHARE DATA)

                                                                     JUNE 30,
                                                                -------------------     MARCH 31,
                                                                 1994        1995         1996
                                                                -------     -------     ---------
                                             ASSETS
Current assets:
  Cash and cash equivalents...................................  $ 6,161     $ 3,243      $ 3,652
  Accounts receivable, net of allowance of $76 at each date...    2,532       3,913        4,253
  Inventories.................................................    3,129       2,720        3,474
  Deferred tax assets.........................................      545         411        1,112
  Other current assets........................................      860         592          909
                                                                -------     -------      -------
          Total current assets................................   13,227      10,879       13,400
Property and equipment, net...................................    1,613       1,418        1,385
Deferred tax assets...........................................      114         248          611
Other assets..................................................       75          72           75
                                                                -------     -------      -------
                                                                $15,029     $12,617      $15,471
                                                                =======     =======      =======
                              LIABILITIES AND STOCKHOLDERS' EQUITY
Current liabilities:
  Accounts payable............................................  $ 1,539     $ 1,303      $ 1,178
  Accrued expenses............................................    6,085       3,440        3,802
  Income taxes payable........................................       87         269        1,029
  Current portion of long-term debt...........................      158         172           44
                                                                -------     -------      -------
          Total current liabilities...........................    7,869       5,184        6,053
                                                                -------     -------      -------
Long-term debt, net of current portion........................      172          --           --
                                                                -------     -------      -------
Commitments (Note 9)
Stockholders' equity:
  Preferred stock, $0.01 par value; 1,000,000 shares
     authorized; no shares issued and outstanding.............       --          --           --
  Common Stock, $0.01 par value; 40,000,000 shares authorized;
     9,518,952, 9,519,512 and 10,566,104 shares issued and
     outstanding..............................................       95          95          106
  Additional paid-in capital..................................    3,894       3,894        5,632
  Notes receivable from stockholders..........................     (850)       (850)      (1,427)
  Treasury stock; 3,352,710 shares of Common Stock at cost at
     each date................................................   (7,320)     (7,320)      (7,320)
  Deferred compensation related to stock options..............       --          --         (873)
  Retained earnings...........................................   11,169      11,614       13,300
                                                                -------     -------      -------
          Total stockholders' equity..........................    6,988       7,433        9,418
                                                                -------     -------      -------
                                                                $15,029     $12,617      $15,471
                                                                =======     =======      =======

  The accompanying notes are an integral part of these consolidated financial statements.

                              VERILINK CORPORATION

                     CONSOLIDATED STATEMENTS OF OPERATIONS
                     (IN THOUSANDS, EXCEPT PER SHARE DATA)

                                                                                 NINE MONTHS ENDED
                                                   YEAR ENDED JUNE 30,               MARCH 31,
                                               ---------------------------     ---------------------
                                                1993      1994      1995                      1996
                                               -------   -------   -------        1995       -------
                                                                               -----------
                                                                               (UNAUDITED)
Sales........................................  $28,007   $36,533   $31,447       $22,753     $28,678
Cost of sales................................   16,120    18,886    16,827        12,361      14,070
                                               -------   -------   -------       -------     -------
          Gross profit.......................   11,887    17,647    14,620        10,392      14,608
                                               -------   -------   -------       -------     -------
Operating expenses:
  Research and development...................    5,481     5,975     6,484         4,770       5,059
  Selling, general and administrative........    7,361     8,803     7,789         5,477       7,795
                                               -------   -------   -------       -------     -------
          Total operating expenses...........   12,842    14,778    14,273        10,247      12,854
                                               -------   -------   -------       -------     -------
Income (loss) from operations................     (955)    2,869       347           145       1,754
Interest and other income, net...............      157        24       141            81          65
                                               -------   -------   -------       -------     -------
Income (loss) before income taxes............     (798)    2,893       488           226       1,819
Provision for income taxes...................      592       630        40            19          55
                                               -------   -------   -------       -------     -------
Net income (loss)............................  $(1,390)  $ 2,263   $   448       $   207     $ 1,764
                                               =======   =======   =======       =======     =======
Net income (loss) per share..................  $ (0.16)  $  0.23   $  0.04       $  0.02     $  0.16
                                               =======   =======   =======       =======     =======
Shares used to compute net income (loss) per
  share......................................    8,579     9,900    10,676        10,632      11,115
                                               =======   =======   =======       =======     =======

  The accompanying notes are an integral part of these consolidated financial statements.

                              VERILINK CORPORATION

                     CONSOLIDATED STATEMENTS OF CASH FLOWS
                                 (IN THOUSANDS)

                                                                                NINE MONTHS ENDED
                                                 YEAR ENDED JUNE 30,                MARCH 31,
                                              --------------------------       -------------------
                                               1993      1994     1995                      1996
                                              -------   ------   -------        1995       -------
                                                                               -------
                                                                               (UNAUDITED)
Cash flows from operating activities:
  Net income (loss).........................  $(1,390)  $2,263   $   448       $   207     $ 1,764
  Adjustments to reconcile net income (loss)
     to net cash provided by (used in)
     operating activities:
       Depreciation and amortization........    1,298    1,121       977           759         579
       Deferred income taxes................      640     (659)       --            --      (1,064)
       Deferred compensation related to
          stock options.....................       --       --        --            --         300
       Changes in assets and liabilities:
          Accounts receivable...............     (335)     970    (1,381)       (1,315)       (340)
          Inventories.......................     (635)     832       409           737        (754)
          Other assets......................      194     (311)      271           439        (320)
          Accounts payable..................    1,173     (575)     (236)         (433)       (125)
          Accrued expenses..................      696    2,519    (2,645)       (3,210)        362
          Income taxes payable..............       --       87       182           219         760
                                              -------   ------   -------       -------     -------
            Net cash provided by (used in)
               operating activities.........    1,641    6,247    (1,975)       (2,597)      1,162
                                              -------   ------   -------       -------     -------
Cash flows from investing activities for
  purchases of property and equipment.......     (491)    (861)     (782)         (671)       (546)
                                              -------   ------   -------       -------     -------
Cash flows from financing activities:
  Proceeds from issuance of Common Stock....       --        1         5            --         104
  Repurchase of Common Stock................      (68)     (13)       (8)           --        (183)
  Repayment of long-term debt...............     (509)    (144)     (158)         (117)       (128)
                                              -------   ------   -------       -------     -------
       Net cash used in financing
          activities........................     (577)    (156)     (161)         (117)       (207)
                                              -------   ------   -------       -------     -------
Net increase (decrease) in cash and cash
  equivalents...............................      573    5,230    (2,918)       (3,385)        409
Cash and cash equivalents at beginning of
  period....................................      358      931     6,161         6,161       3,243
                                              -------   ------   -------       -------     -------
Cash and cash equivalents at
  end of period.............................  $   931   $6,161   $ 3,243       $ 2,776     $ 3,652
                                              =======   ======   =======       =======     =======
SUPPLEMENTAL DISCLOSURES:
  Cash paid for interest....................  $   109   $   52   $    29       $    24     $     7
  Cash paid (refunds) for income taxes......  $  (201)  $1,141   $  (142)      $  (199)    $   359
SUPPLEMENTAL DISCLOSURE OF NONCASH FINANCING
  ACTIVITIES:
  Common stock issued for notes
     receivable.............................  $    --   $  850   $    --       $    --     $   577

  The accompanying notes are an integral part of these consolidated financial statements.

                              VERILINK CORPORATION

                CONSOLIDATED STATEMENTS OF STOCKHOLDERS' EQUITY
                       (IN THOUSANDS, EXCEPT SHARE DATA)

                                                                                               DEFERRED
                                                                      NOTES                  COMPENSATION
                                   COMMON STOCK       ADDITIONAL    RECEIVABLE                 RELATED
                                -------------------    PAID-IN         FROM       TREASURY     TO STOCK     RETAINED
                                  SHARES     AMOUNT    CAPITAL     STOCKHOLDERS    STOCK       OPTIONS      EARNINGS    TOTAL
                                ----------   ------   ----------   ------------   --------   ------------   --------   -------
Balance at June 30, 1992......   7,880,140    $ 78      $3,068       $     --     $(7,249 )    $     --     $10,298    $ 6,195
Repurchase of 30,000 shares of
  Common Stock for treasury...     (30,000)     --          --             --         (65 )          --          --        (65)
Repurchase and retirement of
  shares of Common Stock......      (6,000)     --          (2)            --          --            --          (1 )       (3)
Net loss......................          --      --          --             --          --            --      (1,390 )   (1,390)
                                ----------    ----      ------        -------     -------       -------     -------    -------
Balance at June 30, 1993......   7,844,140      78       3,066             --      (7,314 )          --       8,907      4,737
Issuance of Common Stock......   1,700,000      17         833           (850)         --            --          --         --
Issuance of Common Stock under
  stock option plans..........       1,500      --           1             --          --            --          --          1
Repurchase of 12,612 shares of
  Common Stock for treasury...     (12,612)     --          --             --          (6 )          --          --         (6)
Repurchase and retirement of
  shares of Common Stock......     (14,076)     --          (6)            --          --            --          (1 )       (7)
Net income....................          --      --          --             --          --            --       2,263      2,263
                                ----------    ----      ------        -------     -------       -------     -------    -------
Balance at June 30, 1994......   9,518,952      95       3,894           (850)     (7,320 )          --      11,169      6,988
Issuance of Common Stock under
  stock option plans..........      10,162      --           5             --          --            --          --          5
Repurchase and retirement of
  shares of Common Stock......      (9,602)     --          (5)            --          --            --          (3 )       (8)
Net income....................          --      --          --             --          --            --         448        448
                                ----------    ----      ------        -------     -------       -------     -------    -------
Balance at June 30, 1995......   9,519,512      95       3,894           (850)     (7,320 )          --      11,614      7,433
Issuance of Common Stock under
  stock option plans..........   1,256,982      13         668           (577)         --            --          --        104
Repurchase and retirement of
  shares of Common Stock......    (210,390)     (2)       (103)            --          --            --         (78 )     (183)
Deferred compensation related
  to stock options............          --      --       1,173             --          --        (1,173)         --         --
Amortization of deferred
  compensation................          --      --          --             --          --           300          --        300
Net income....................          --      --          --             --          --            --       1,764      1,764
                                ----------    ----      ------        -------     -------       -------     -------    -------
Balance at March 31, 1996.....  10,566,104    $106      $5,632       $ (1,427)    $(7,320 )    $   (873)    $13,300    $ 9,418
                                ==========    ====      ======        =======     =======       =======     =======    =======

  The accompanying notes are an integral part of these consolidated financial statements.

                              VERILINK CORPORATION

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

NOTE 1 -- THE COMPANY AND A SUMMARY OF ITS SIGNIFICANT ACCOUNTING POLICIES

  The Company

     Verilink Corporation (the "Company"), a Delaware Corporation, was incorporated in 1982 to manufacture and market equipment for use by telecommunication network service providers and their corporate customers.

  Certain equity transactions

     In April 1996, the Company's Board of Directors and stockholders approved an increase in the number of common and preferred shares authorized to 40,000,000 and 1,000,000, respectively, and increased the number of shares reserved for issuance under the 1993 Stock Option Plan by 500,000. The Board also approved a two-for-one stock split of the Company's Common Stock. All applicable share and per share amounts of Common Stock have been retroactively adjusted to reflect the stock split and increase in authorized shares.

  Management estimates and assumptions

     The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates.

  Basis of presentation

     The consolidated financial statements include the accounts of the Company and its wholly owned subsidiary in the United Kingdom. All significant intercompany accounts and transactions have been eliminated.

     The Company's interim quarters end on the Sunday nearest the calendar quarter end. The Company's fiscal year ends on the Sunday nearest June 30. For purposes of financial statement presentation, each interim period is considered to have ended on the last day of the respective calendar quarter and each fiscal year is considered to have ended on June 30. The nine month periods ended March 31, 1995 and 1996 comprised 39 weeks. Fiscal 1993 and 1995 comprised 52 weeks and fiscal 1994 comprised 53 weeks.

  Foreign currency

     The functional currency of the Company's foreign subsidiary is the local currency. The balance sheet accounts are translated into United States dollars at the exchange rate prevailing at the balance sheet date. Sales, costs and expenses are translated into United States dollars at average rates for the period. Gains and losses resulting from translation are accumulated as a component of stockholders' equity and to date have not been material. Net gains and losses resulting from foreign exchange transactions are included in the consolidated statements of operations and were not significant during any of the periods presented.

  Cash equivalents

     The Company considers all highly liquid debt instruments with a maturity of three months or less when purchased to be cash equivalents.

                              VERILINK CORPORATION

  Inventories

     Inventories are stated at the lower of cost, determined using the first-in, first-out method, or market.

  Property and equipment

     Property and equipment are stated at cost. Depreciation is computed using the straight-line method over the estimated useful lives of the assets, generally two to five years. Leasehold improvements are amortized using the straight-line method over the lesser of the estimated useful lives of the assets or the remaining lease term.

  Revenue recognition

     Revenues from the sale of products are recognized upon shipment to customers.

     The following table summarizes the percentage of total sales for customers accounting for more than 10% of the Company's sales:

                                                                                   NINE MONTHS
                                                   YEAR ENDED JUNE 30,           ENDED MARCH 31,
                                                --------------------------       ---------------
                                                1993       1994       1995       1995       1996
                                                ----       ----       ----       ----       ----
    A.........................................   --         --         14%        14%        18%
    B.........................................   13%        20%        14%        11%        25%
    C.........................................   24%        11%        --         --         --
    D.........................................   --         --         --         13%        --

  Concentrations of credit risk

     Financial instruments that potentially subject the Company to significant concentrations of credit risk consist primarily of cash and cash equivalents, and accounts receivable. The Company places its cash and cash equivalents primarily in market rate accounts and commercial paper. The Company's trade accounts receivable are derived from sales to customers primarily in the United States. The Company performs credit evaluations of its customers' financial condition and, generally, requires no collateral from its customers. The Company maintains reserves for potential credit losses and historically such losses have been immaterial.

  Research and development costs

     Research and development costs are expensed as incurred.

  Software development costs

     Software development costs are included in research and development and are expensed as incurred. Statement of Financial Accounting Standards No. 86 requires the capitalization of certain software development costs incurred subsequent to the date technological feasibility is established, which the Company defines as the completion of a working model and prior to the date the product is generally available for sale. The capitalized cost is then amortized on a straight-line basis over the estimated product life, or on the ratio of current sales to total projected product sales, whichever is greater. To date, the period between achieving technological feasibility and the general availability of such software has been short and software development costs qualifying for capitalization have been insignificant. Accordingly, the Company has not capitalized any software development costs.

                              VERILINK CORPORATION

  Warranty


     The estimated costs of fulfilling product warranties are accrued at the time the related sale is recorded and have not been significant for all periods presented.


  Income taxes

     A deferred income tax liability or asset, net of valuation allowance, is established for the expected future tax consequences resulting from the differences between the financial reporting and income tax bases of the Company's assets and liabilities and from tax credit carryforwards.

  Net income (loss) per share


     Net income (loss) per share is computed using the weighted average number of common and common equivalent shares outstanding during the period. Common equivalent shares consist of stock options (using the treasury stock method). Common stock subject to repurchase by the Company as a result of stock option exercises prior to vesting are included in the weighted average number of common shares outstanding during the period. Common equivalent shares are excluded from the computation if their effect is antidilutive, except that, pursuant to the requirements of the Securities and Exchange Commission, common equivalent shares (using the treasury stock method and the initial public offering price) issued subsequent to March 31, 1995 have been included in the computation as if they were outstanding for all periods presented.


  Recently issued accounting pronouncement

     In October 1995, the Financial Accounting Standards Board issued Statement of Financial Accounting Standards No. 123 ("SFAS 123"), "Accounting for Stock-Based Compensation." The Company's adoption of SFAS 123 in fiscal 1997 will not have any effect on the Company's financial position or results of operations, as the Company intends to continue to measure compensation cost of stock option plans using the intrinsic value based method.

  Interim results (unaudited)

     The accompanying consolidated statements of operations and of cash flows for the nine months ended March 31, 1995 are unaudited. In the opinion of management, the statements have been prepared on the same basis as the audited consolidated financial statements and include all adjustments, consisting only of normal recurring adjustments, necessary for the fair statement of the results of the interim period. The data disclosed in these notes to consolidated financial statements for this period are also unaudited.

NOTE 2 -- DETAILS OF BALANCE SHEET COMPONENTS


                                                                 JUNE 30,
                                                            -------------------     MARCH 31,
                                                             1994        1995         1996
                                                            -------     -------     ---------
                                                                     (IN THOUSANDS)
    Inventories:
      Raw materials.......................................  $ 1,593     $ 2,015      $ 2,286
      Work-in-process.....................................      817         385          665
      Finished goods......................................    1,533       1,139        1,272
                                                            -------     -------      -------
                                                              3,943       3,539        4,223
      Less inventory reserves.............................     (814)       (819)        (749)
                                                            -------     -------      -------
                                                            $ 3,129     $ 2,720      $ 3,474
                                                            =======     =======      =======

                              VERILINK CORPORATION

                                                                 JUNE 30,           MARCH 31,
                                                             1994        1995         1996
                                                            -------     -------      -------
                                                                     (IN THOUSANDS)
    Property and equipment:
      Furniture, fixtures and office equipment............  $ 4,372     $ 4,813      $ 5,106
      Machinery and equipment.............................    1,745       2,036        2,289
      Leasehold improvements..............................      517         517          517
                                                            -------     -------      -------
                                                              6,634       7,366        7,912
      Less accumulated depreciation and amortization......   (5,021)     (5,948)      (6,527)
                                                            -------     -------      -------
                                                            $ 1,613     $ 1,418      $ 1,385
                                                            =======     =======      =======
    Accrued expenses:
      Compensation and related benefits...................  $ 3,745     $ 1,225      $ 1,631
      Warranty............................................      861         598          481
      Other...............................................    1,479       1,617        1,690
                                                            -------     -------      -------
                                                            $ 6,085     $ 3,440      $ 3,802
                                                            =======     =======      =======

NOTE 3 -- LINE OF CREDIT

     The Company had a $2,000,000 line of credit with a bank which provided for borrowings at the bank's prime rate plus 1% and was secured by certain of the Company's assets. The line of credit required the Company to maintain certain levels of profitability and liquidity and also required compliance with various financial ratios and covenants. The line of credit expired on March 15, 1996.

     In April 1996, the Company entered into a line-of-credit agreement with a bank which provides for borrowings of up to $2,000,000. Borrowings under the agreement are limited to a specified percentage of eligible accounts receivable. Interest on borrowings is set at the bank's prime rate. Borrowings under the line of credit are secured by substantially all of the Company's assets. Among other provisions, the Company is required to maintain certain financial covenants and annual profitability. In addition, payment of cash dividends is prohibited without the bank's consent. The line-of-credit agreement expires in April 1997.

NOTE 4 -- LONG-TERM DEBT

     In connection with the June 30, 1991 repurchase of Common Stock from a stockholder, the Company issued a five-year subordinated note payable for $730,000, bearing interest at 8.5%, with principal and interest due in sixty equal monthly instalments beginning in July 1991 through June 1996. The balance outstanding at March 31, 1996 was $44,000.

NOTE 5 -- COMMON STOCK

     During fiscal 1993, 1994 and 1995, and the nine months ended March 31, 1996, the Company repurchased 36,000, 26,688, 9,602 and 210,390 shares of Common Stock, respectively, at prices ranging from $0.50 to $2.17 per share. Of the shares repurchased, 42,612 shares are held in treasury at cost and the remaining shares were retired.

     In September 1993, the Company issued 1,600,000 shares of Common Stock to one of the Company's principal stockholders and 100,000 shares to one of its officers in exchange for notes totaling $850,000. These notes bear interest at 5% per annum and are due in September 1998 and $800,000 of these notes are secured by 1,900,000 shares of the Company's Common Stock and $50,000 are secured by a deed of trust.

                              VERILINK CORPORATION

     During the period of November 1995 through February 1996, the Company made loans totaling $577,000 to certain executives, employees and directors pursuant to the Company's 1993 Stock Option Plan. The loans are secured by 1,046,500 shares of the Company's Common Stock and certain other assets. The loans bear interest at 5% per annum and are repayable in equal annual instalments through February 2001.

     In connection with a stock purchase agreement in June 1985, as amended by a settlement agreement in 1990, certain rights were ascribed to an investor. These rights include, among other things, the right to acquire a proportionate share of any future issuances of Common Stock or its equivalent. This right will expire on the effective date of an initial public offering of the Company's Common Stock at a price per share of at least $6.67 (subject to adjustment for anti-dilution) and aggregate proceeds exceeding $5,000,000.

NOTE 6 -- INCOME TAXES

     The provision for income taxes consists of the following (in thousands):

                                                                                   NINE MONTHS
                                                        YEAR ENDED JUNE 30,           ENDED
                                                      ------------------------      MARCH 31,
                                                      1993      1994      1995        1996
                                                      ----     ------     ----     -----------
    Current:
      Federal.......................................  $(54)    $1,172     $--        $ 1,045
      State.........................................     6        117      40             74
                                                      ----     ------     ---        -------
                                                       (48)     1,289      40          1,119
                                                      ----     ------     ---        -------
    Deferred:
      Federal.......................................   492       (659)     --           (493)
      State.........................................   148         --      --           (571)
                                                      ----     ------     ---        -------
                                                       640       (659)     --         (1,064)
                                                      ----     ------     ---        -------
                                                      $592     $  630     $40        $    55
                                                      ====     ======     ===        =======

     The tax provision reconciles to the amount computed by multiplying income before tax by the U.S. federal statutory rate of 34% as follows:

                                                                                   NINE MONTHS
                                                        YEAR ENDED JUNE 30,           ENDED
                                                     -------------------------      MARCH 31,
                                                     1993      1994      1995         1996
                                                     -----     -----     -----     -----------
    Provision at statutory rate....................  (34.0)%    34.0%     34.0%        34.0%
    State taxes, net of federal benefit............    5.8       6.1       5.3          7.2
    Change in valuation allowance..................  117.4     (25.4)    (22.5)       (57.3)
    Disallowance (utilization) of research and
      development credits..........................  (13.3)       --        --          8.7
    Permanent differences..........................    5.3       0.3       4.5          8.0
    Other..........................................   (7.0)      6.8     (13.1)         2.4
                                                     ------    ------    ------
                                                         -         -         -
                                                                                   ------ -
                                                      74.2%     21.8%      8.2%         3.0%
                                                     =======   =======   =======    =======

                              VERILINK CORPORATION

     Deferred tax assets comprise the following (in thousands):

                                                                 JUNE 30,
                                                            -------------------     MARCH 31,
                                                             1994        1995         1996
                                                            -------     -------     ---------
    Research and development credit carryforwards.........  $    --     $   295      $   151
    Inventory reserves....................................      340         350          320
    Warranty..............................................      371         255          207
    Other reserves and accruals...........................      463         230          453
    Depreciation..........................................      161         398          446
    Other.................................................      476         173          146
                                                            -------     -------       ------
    Total deferred tax assets.............................    1,811       1,701        1,723
    Valuation allowance...................................   (1,152)     (1,042)          --
                                                            -------     -------       ------
    Net deferred tax assets...............................  $   659     $   659      $ 1,723
                                                            =======     =======       ======

     At March 31, 1996, the Company had credit carryforwards of $151,000 available to offset future income; such carryforwards expire from 2003 to 2011. Net deferred tax assets as of March 31, 1996 were based on the Company's carryback capacity and, to a lesser extent, expected future income in the next twelve months.

NOTE 7 -- EMPLOYEE BENEFIT PLANS


     The 1993 Stock Option Plan (the "1993 Plan") was approved by the Board of Directors in March 1993. The 1993 Plan replaced the 1983 Stock Option Plan (the "1983 Plan"). All options outstanding under the 1983 Plan were canceled and replaced with new options for a like number of shares under the 1993 Plan. During the nine months ended March 31, 1996, the 1989 Directors Stock Option Plan (the "1989 Plan") was terminated and all options outstanding and available for grant under the 1989 Plan were incorporated into the 1993 Plan. As of March 31, 1996, a total of 2,800,000 shares of Common Stock had been reserved for issuance under the 1993 Plan to eligible employees, officers, directors, independent contractors and consultants upon the exercise of incentive stock options ("ISOs") and nonqualified stock options ("NSOs"). In April 1996, the Board of Directors approved a 500,000 share increase in the number of shares reserved for issuance. Options granted under the 1993 Plan are for periods not to exceed ten years and must be issued at prices not less than 100% and 85% for ISOs and NSOs, respectively, of the fair market value of the stock on the date of grant as determined by the Board of Directors. Options granted under the 1993 Plan are exercisable immediately and generally vest 25% after one year and 1/48th of the total grant monthly thereafter, provided that the optionee remains continuously employed by the Company. Upon cessation of employment for any reason, the Company has the option to repurchase all unvested shares of Common Stock issued upon exercise of an option at a repurchase price equal to the exercise price of such shares. Options granted to stockholders who own greater than 10% of the outstanding stock are for periods not to exceed five years and must be issued at prices not less than 110% of the fair market value of the stock on the date of grant as determined by the Board.

                              VERILINK CORPORATION

     Activity under the 1993 Plan is as follows:

                                                    SHARES
                                                  AVAILABLE        OPTIONS
                                                  FOR GRANT      OUTSTANDING     PRICE PER SHARE
                                                  ----------     -----------     ---------------
    Balance at June 30, 1992....................   1,378,534       1,421,466       $1.00-$2.18
    Granted.....................................    (182,000)        182,000             $2.17
    Exercised...................................          --              --                --
    Canceled....................................     417,510        (417,510)            $2.17
                                                  ----------      ----------
    Balance at June 30, 1993....................   1,614,044       1,185,956       $1.00-$2.18
    Granted.....................................  (2,576,000)      2,576,000             $0.50
    Exercised...................................          --          (1,500)            $0.50
    Canceled....................................   2,214,456      (2,214,456)      $0.50-$2.18
                                                  ----------      ----------
    Balance at June 30, 1994....................   1,252,500       1,546,000             $0.50
    Granted.....................................    (279,000)        279,000       $0.50-$0.80
    Exercised...................................          --         (10,162)            $0.50
    Canceled....................................     137,854        (137,854)      $0.50-$0.80
                                                  ----------      ----------
    Balance at June 30, 1995....................   1,111,354       1,676,984       $0.50-$0.80
    Granted.....................................    (733,800)        733,800       $0.80-$0.88
    Exercised...................................          --      (1,256,982)      $0.50-$0.88
    Canceled....................................     129,304        (129,304)      $0.50-$0.88
                                                  ----------      ----------
    Balance at March 31, 1996...................     506,858       1,024,498       $0.50-$0.88
                                                  ==========      ==========
    Vested at March 31, 1996....................                     177,222       $0.50-$0.88
                                                                  ==========

     The Company has recorded compensation expense for the difference between the grant price and deemed fair market value of the Company's Common Stock for options granted in January and February 1996. Such compensation expense was approximately $300,000 for the nine months ended March 31, 1996 and will aggregate approximately $1,173,000 over the vesting period of four years.

     In April 1996, the Company adopted an Employee Stock Purchase Plan (the "Purchase Plan") under which 300,000 shares of Common Stock have been reserved for issuance. The Purchase Plan permits eligible employees to purchase Common Stock through periodic payroll deductions of up to 10% of their annual compensation. The Purchase Plan provides for two six month offering periods during each calender year with the first offering period beginning on January 1 and ending on June 30, and the second offering period beginning on July 1 and ending on December 31. The initial offering period will begin upon the effectiveness of the Company's initial public offering. The price at which Common Stock is purchased under the Purchase Plan will be equal to 85% of the lower of the fair value of the Common Stock at the beginning or end of each offering period.

     Awards under the Company's Profit Sharing Plan are at the discretion of the Board of Directors and are based on achieving targeted levels of profitability. No expense under the plan was incurred in fiscal 1993 and 1995. The Board of Directors approved an award in the amount of $2,800,000 for fiscal 1994. A total of $305,000 has been accrued for the nine months ended March 31, 1996.

NOTE 8 -- RELATED PARTY TRANSACTIONS

     The Company has a lease agreement with Baytech Associates ("Baytech") for occupancy of the Company's principal facility which expires in June 1996. Baytech is owned by two stockholders who beneficially own an aggregate of 70% of the Company's Common Stock and who are also officers and

                              VERILINK CORPORATION
directors of the Company. During fiscal 1993, 1994 and 1995, and the nine months ended March 31, 1995 and 1996, rent expense totaled $768,000, $792,000, $816,000, $620,000 and $620,000, respectively. In addition, the Company has expended approximately $517,000 through March 31, 1996 in connection with leasehold improvements.

     Included in other current assets as of June 30, 1994 and 1995 and March 31, 1996, are advances of $730,000, $462,000 and $828,000, respectively, due from four officers of the Company, including its principal stockholders. These advances are non-interest bearing and are due on demand.

     The Company paid approximately $41,000, $105,000, $149,000, $110,000 and
$113,000 for consulting services to two of its outside directors during fiscal 1993, 1994 and 1995, and the nine months ended March 31, 1995 and 1996, respectively.

NOTE 9 -- COMMITMENTS

     The Company leases its facilities under noncancelable operating lease agreements which expire in 1996. The Company's principal facility lease (see
Note 8) contains escalation clauses providing for increases linked to the Consumer Price Index and stated minimum increases. Rent expense is recognized on a straight-line basis with rent expense in excess of payments being recorded as accrued facility lease.

     As of March 31, 1996, future minimum obligations under all noncancelable operating leases were $207,000 and are payable through June 1996.

     Rent expense under all noncancelable operating leases totaled $860,000, $867,000, $897,000, $674,000 and $679,000 for the years ended June 30, 1993,
1994 and 1995, and the nine months ended March 31, 1995 and 1996, respectively.

- ------------------------------------------------------
- ------------------------------------------------------

  NO DEALER, SALESPERSON OR OTHER PERSON HAS BEEN AUTHORIZED TO GIVE ANY INFORMATION OR TO MAKE ANY REPRESENTATIONS NOT CONTAINED IN THIS PROSPECTUS AND, IF GIVEN OR MADE, SUCH INFORMATION OR REPRESENTATIONS MUST NOT BE RELIED UPON AS HAVING BEEN AUTHORIZED BY THE COMPANY, ANY SELLING STOCKHOLDER OR THE UNDERWRITERS. THIS PROSPECTUS DOES NOT CONSTITUTE AN OFFER TO SELL OR A SOLICITATION OF ANY OFFER TO BUY TO ANY PERSON IN ANY JURISDICTION IN WHICH SUCH OFFER OR SOLICITATION WOULD BE UNLAWFUL OR TO ANY PERSON TO WHOM IT IS UNLAWFUL. NEITHER THE DELIVERY OF THIS PROSPECTUS NOR ANY OFFER OR SALE MADE HEREUNDER SHALL, UNDER ANY CIRCUMSTANCES, CREATE ANY IMPLICATION THAT THERE HAS BEEN NO CHANGE IN THE AFFAIRS OF THE COMPANY OR THAT THE INFORMATION CONTAINED HEREIN IS CORRECT AS OF ANY TIME SUBSEQUENT TO THE DATE HEREOF.
                               ------------------

                               TABLE OF CONTENTS


                                        PAGE
                                        ----
Prospectus Summary....................    3
Risk Factors..........................    5
Use of Proceeds.......................   13
Dividend Policy.......................   13
Capitalization........................   14
Dilution..............................   15
Selected Consolidated Financial
  Data................................   16
Management's Discussion and Analysis
  of Financial Condition and Results
  of Operations.......................   17
Business..............................   24
Management............................   36
Principal and Selling Stockholders....   43
Certain Transactions..................   44
Description of Capital Stock..........   45
Shares Eligible for Future Sale.......   47
Underwriting..........................   49
Legal Matters.........................   50
Experts...............................   50
Additional Information................   50
Glossary of Terms.....................   51
Index to Consolidated Financial
  Statements..........................  F-1
  UNTIL , 1996 (25 DAYS AFTER THE DATE OF
  THIS PROSPECTUS), ALL DEALERS EFFECTING
TRANSACTIONS IN THE COMMON STOCK OFFERED
HEREBY, WHETHER OR NOT PARTICIPATING IN THIS
DISTRIBUTION, MAY BE REQUIRED TO DELIVER A
PROSPECTUS. THIS IS IN ADDITION TO THE
OBLIGATION OF DEALERS TO DELIVER A
PROSPECTUS WHEN ACTING AS UNDERWRITERS AND
WITH RESPECT TO THEIR UNSOLD ALLOTMENTS OR
SUBSCRIPTIONS.
- --------------------------------------------
- --------------------------------------------


- ------------------------------------------------------
- ------------------------------------------------------

                                3,700,000 SHARES

                                      LOGO

                                  COMMON STOCK

                            ------------------------
                                   PROSPECTUS
                            ------------------------

                               HAMBRECHT & QUIST

                            OPPENHEIMER & CO., INC.
                                           , 1996

- ------------------------------------------------------
- ------------------------------------------------------

                                    PART II

                     INFORMATION NOT REQUIRED IN PROSPECTUS

ITEM 13.  OTHER EXPENSES OF ISSUANCE AND DISTRIBUTION

     The expenses to be paid by the Registrant in connection with the distribution of the securities being registered, other than underwriting discounts and commissions, are as follows:

                                                                            AMOUNT*
                                                                            --------
        Securities and Exchange Commission Filing Fee.....................  $ 20,542
        NASD Filing Fee...................................................     6,296
        Nasdaq National Market Listing Fee................................    49,915
        Accounting Fees and Expenses......................................   225,000
        Blue Sky Fees and Expenses........................................    15,000
        Legal Fees and Expenses...........................................   225,000
        Transfer Agent and Registrar Fees and Expenses....................     5,000
        Printing Expenses.................................................   150,000
        Miscellaneous Expenses............................................   103,247
                                                                             -------
                  Total...................................................  $800,000
                                                                             =======

- ---------------

* All amounts are estimates except the SEC filing fee, the NASD filing fee and the Nasdaq National Market listing fee.

ITEM 14.  INDEMNIFICATION OF DIRECTORS AND OFFICERS

     Under Section 145 of the General Corporate Law of the State of Delaware, the Registrant has broad powers to indemnify its directors and officers against liabilities they may incur in such capacities, including liabilities under the Securities Act of 1933, as amended (the "Securities Act"). The Registrant's Amended and Restated Bylaws (Exhibit 3.3 hereto) also provide for mandatory indemnification of its directors and executive officers, and permissive indemnification of its employees and agents, to the fullest extent permissible under Delaware law.

     The Registrant's Certificate of Incorporation (Exhibit 3.1 hereto) provides that the liability of its directors for monetary damages shall be eliminated to the fullest extent permissible under Delaware law. Pursuant to Delaware law, this includes elimination of liability for monetary damages for breach of the directors' fiduciary duty of care to the Registrant and its stockholders. These provisions do not eliminate the directors' duty of care and, in appropriate circumstances, equitable remedies such as injunctive or other forms of non-monetary relief will remain available under Delaware law. In addition, each director will continue to be subject to liability for breach of the director's duty of loyalty to the Registrant, for acts or omissions not in good faith or involving intentional misconduct, for knowing violations of law, for any transaction from which the director derived an improper personal benefit, and for payment of dividends or approval of stock repurchases or redemptions that are unlawful under Delaware law. The provision also does not affect a director's responsibilities under any other laws, such as the federal securities laws or state or federal environmental laws.

     Prior to the effective date of the Registration Statement, the Registrant will have entered into agreements with its directors and certain of its executive officers that require the Registrant to indemnify such persons against expenses, judgments, fines, settlements and other amounts actually and reasonably incurred (including expenses of a derivative action) in connection with any proceeding, whether actual or threatened, to which any such person may be made a party by reason of the fact that such person is or was a director or officer of the Registrant or any of its affiliated enterprises, provided such person acted in good faith and in a manner such person reasonably believed to be in or not opposed to the best interests of the Registrant and, with respect to any criminal proceeding, had no reasonable cause to believe his or her conduct was unlawful. The indemnification agreements also set forth certain procedures that will apply in the event of a claim for indemnification thereunder.

     The Registrant intends to obtain in conjunction with the effectiveness of the Registration Statement a policy of directors' and officers' liability insurance that insures the Company's directors and officers against the cost of defense, settlement or payment of a judgment under certain circumstances.

     The Underwriting Agreement filed as Exhibit 1.1 to this Registration Statement provides for indemnification by the Underwriters of the Registrant and its officers and directors for certain liabilities arising under the Securities Act or otherwise.

ITEM 15. RECENT SALES OF UNREGISTERED SECURITIES

     For the three year period from April 1, 1993 to March 31, 1996, the Registrant has issued and sold the following unregistered securities:

          1. During the period, the Registrant granted stock options to employees, directors and consultants under its 1993 Stock Option Plan covering an aggregate of 3,588,800 shares of the Registrant's Common Stock, at exercise prices ranging from $0.50 to $0.875 with an average of $0.75 per share.

          2. During the period, the Registrant issued and sold an aggregate of 1,268,644 shares of its Common Stock to 21 employees for cash and promissory notes in the aggregate amount of $3,618,257.80 upon exercise of stock options granted pursuant to the Registrant's 1993 Plan.

          3. During the period, the Registrant issued and sold an aggregate of 1,600,000 shares of its Common Stock to Leigh S. Belden for a promissory note in the amount of $800,000.

     The sale and issuance of securities in the transactions described in paragraphs 1 and 2 above were deemed to be exempt from registration under the Securities Act by virtue of Rule 701 promulgated thereunder in that they were offered and sold either pursuant to written compensatory benefit plans or pursuant to a written contract relating to compensation, as provided by Rule 701.

     Appropriate legends were affixed to the stock certificates issued in the above transactions. Similar legends were imposed in connection with any subsequent sales of any such securities. No Underwriters were employed in any of the above transactions.

ITEM 16. EXHIBITS AND FINANCIAL STATEMENT SCHEDULES

     (A) EXHIBITS


EXHIBIT
NUMBER                                         DOCUMENT
- -------   -----------------------------------------------------------------------------------
 1.1*     Form of Underwriting Agreement.
 3.1*     Certificate of Incorporation of the Registrant, as currently in effect.
 3.2*     Form of Amended and Restated Certificate of Incorporation of the Registrant.
 3.3*     Registrant's Amended and Restated Bylaws, as currently in effect.
 3.4*     Form of Certificate of Amendment to Registrant's Amended and Restated Bylaws.
 4.1*     Reference is made to Exhibits 3.1, 3.2., 3.3 and 3.4.
 5.1*     Opinion of Morrison & Foerster LLP as to the legality of the Common Stock.
10.1*     Common Stock and Option Purchase Agreement, dated as of June 27, 1985 between the
          Registrant and the shareholders set forth therein, and Standstill Agreement dated as of November 15, 1989 between the Registrant, TA Associates, and the shareholders set forth therein.

EXHIBIT
NUMBER                                         DOCUMENT
- -------   -----------------------------------------------------------------------------------
10.2*     Form of Indemnification Agreement between the Registrant and each of its executive officers and directors.
10.3*     Employment Agreement between the Registrant and Leigh S. Belden dated as of April
          16, 1986.
10.4*     Employment Agreement between the Registrant and Steven C. Taylor dated as of April
          16, 1986.
10.5*     Executive Incentive Compensation Agreement between the Registrant and Timothy G.
          Conley dated as of July 1, 1995.
10.6*     Executive Incentive Compensation Agreement between the Registrant and James G.
          Regel dated as of July 1, 1995.
10.7*     Common Stock Purchase Agreement and Promissory Note between the Registrant and
          Leigh S. Belden each dated as of September 16, 1993.
10.8*     Promissory Notes of Timothy G. Conley in favor of the Registrant dated as of
          November 16, 1995 and January 2, 1996.
10.9*     Promissory Note of James G. Regel in favor of the Registrant dated as of January 1,
          1996.
10.10*    Promissory Note of Henry L. Tinker in favor of the Registrant dated as of November
          16, 1995.
10.11*    Promissory Note of Howard Oringer in favor of the Registrant dated as of January 2,
          1996...............................................................................
10.12*    Lease Agreement between the Registrant and Baytech Associates, a California general partnership, dated February 27, 1986, and Memorandum of Lease Modification dated
          January 22, 1987.
10.13+*   Software License Agreement between the Registrant and Integrated Systems, Inc.
          dated January 27, 1993, as amended.
10.14*    Registrant's Amended and Restated 1993 Stock Option Plan, including forms of agreements thereunder.
10.15*    Form of Registrant's 1996 Employee Stock Purchase Plan, including forms of agreements thereunder.
10.16     Second Amendment to Lease dated April 30, 1996 amending the Lease Agreement between the Registrant and Baytech Associates, a California limited partnership, dated
          January 22, 1989.
10.17     Description of oral consulting agreement between the Registrant and Howard Oringer.
11.1      Statement regarding calculation of net income (loss) per share.
23.1*     Consent of Morrison & Foerster LLP. Reference is made to Exhibit 5.1.
23.2      Consent of Price Waterhouse LLP. Reference is made to Page II-6.
24.1*     Powers of Attorney.


- ---------------

* Previously filed.


+ Confidential treatment requested as to portions of this exhibit.

     (B) FINANCIAL STATEMENT SCHEDULES


     Schedule II Valuation and Qualifying Accounts (Reference is made to Page S-1).



     Schedules other than those listed above have been omitted since they are not required or are not applicable or the required information is shown in the financial statements or related notes.


ITEM 17. UNDERTAKINGS

     The Registrant hereby undertakes to provide the Underwriters at the closing specified in the Underwriting Agreement certificates in such denominations and registered in such names as required by the Underwriters to permit prompt delivery to each purchaser.

     Insofar as indemnification for liabilities arising under the Securities Act of 1933, as amended (the "Act") may be permitted to directors, officers and controlling persons of the issuer pursuant to the foregoing provisions, or otherwise, the issuer has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable.

     In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the issuer in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the issuer will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

     The Registrant hereby undertakes that:

          (1) For determining any liability under the Securities Act, the information omitted from the form of prospectus filed as part of this Registration Statement in reliance upon Rule 430A and contained in a form of prospectus filed by the issuer pursuant to Rule 424(b)(1) or (4) or 497(h) under the Securities Act shall be deemed to be part of this Registration Statement as of the time the Commission declared it effective.

          (2) For determining any liability under the Securities Act, treat each post-effective amendment that contains a form of prospectus as a new registration statement for the securities offered in the registration statement, and that offering of the securities at that time as the initial bona fide offering of those securities.

                                   SIGNATURES


     Pursuant to the requirements of the Securities Act of 1933, as amended, the registrant has duly caused this Amendment No. 1 to Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of San Jose, State of California on the 31st day of May, 1996.


                                          VERILINK CORPORATION

                                          By:  /s/  LEIGH S. BELDEN

                                            ------------------------------------
                                            Leigh S. Belden

                                            President, Chief Executive Officer
                                              and Director



     Pursuant to the requirements of the Securities Act of 1933, this Registration Statement has been signed by the following persons in the capacities and on the dates indicated:



                   SIGNATURE                                 TITLE                   DATE
- -----------------------------------------------  ------------------------------  ------------
/s/  LEIGH S. BELDEN                             President, Chief Executive      May 31, 1996
- -----------------------------------------------  Officer and Director
Leigh S. Belden                                  (Principal Executive Officer)
/s/  TIMOTHY G. CONLEY                           Vice President, Finance and     May 31, 1996
- -----------------------------------------------  Chief Financial Officer
Timothy G. Conley                                (Principal Financial and
                                                 Accounting Officer)
/s/  HOWARD ORINGER                              Director                        May 31, 1996
- -----------------------------------------------
Howard Oringer
/s/  STEVEN C. TAYLOR                            Director                        May 31, 1996
- -----------------------------------------------
Steven C. Taylor
                                                 Director                        May 31, 1996
- -----------------------------------------------
David L. Lyon

                                                                    EXHIBIT 23.2

                       CONSENT OF INDEPENDENT ACCOUNTANTS


     We hereby consent to the use in the Prospectus constituting part of this Registration Statement on Form S-1 of our report dated April 23, 1996, relating to the consolidated financial statements of Verilink Corporation, which appears in such Prospectus. We also consent to the application of our report to the Financial Statement Schedule for the three years ended June 30, 1995 and the nine months ended March 31, 1996 listed under Item 16(b) of this Registration Statement when such schedule is read in conjunction with the consolidated financial statements referred to in our report. We also consent to the references to us under the headings "Experts" and "Selected Consolidated Financial Data" in such Prospectus. However, it should be noted that Price Waterhouse LLP has not prepared or certified such "Selected Consolidated Financial Data."


PRICE WATERHOUSE LLP
San Jose, California

May 30, 1996

                                 EXHIBIT INDEX


                                                                                    SEQUENTIALLY
EXHIBIT                                                                               NUMBERED
NUMBER                                    DOCUMENT                                      PAGE
- -------   ------------------------------------------------------------------------  -------------
1.1*      Form of Underwriting Agreement..........................................
3.1*      Certificate of Incorporation of the Registrant, as currently in effect..................................................................
3.2*      Form of Amended and Restated Certificate of Incorporation of the
          Registrant..............................................................
3.3*      Registrant's Amended and Restated Bylaws, as currently in effect........
3.4*      Form of Certificate of Amendment to Registrant's Amended and Restated
          Bylaws..................................................................
4.1*      Reference is made to Exhibits 3.1, 3.2., 3.3 and 3.4....................
5.1*      Opinion of Morrison & Foerster LLP as to the legality of the Common
          Stock...................................................................
10.1*     Common Stock and Option Purchase Agreement, dated as of June 27, 1985 between the Registrant and the shareholders set forth therein, and
          Standstill Agreement dated as of November 15, 1989 between the
          Registrant, TA Associates, and the shareholders set forth therein.......
10.2*     Form of Indemnification Agreement between the Registrant and each of its executive officers and directors........................................
10.3*     Employment Agreement between the Registrant and Leigh S. Belden dated as of April 16, 1986.......................................................
10.4*     Employment Agreement between the Registrant and Steven C. Taylor dated as of April 16, 1986....................................................
10.5*     Executive Incentive Compensation Agreement between the Registrant and
          Timothy G. Conley dated as of July 1, 1995..............................
10.6*     Executive Incentive Compensation Agreement between the Registrant and
          James G. Regel dated as of July 1, 1995.................................
10.7*     Common Stock Purchase Agreement and Promissory Note between the Regis-
          trant and Leigh S. Belden each dated as of September 16, 1993...........
10.8*     Promissory Notes of Timothy G. Conley in favor of the Registrant dated as of November 16, 1995 and January 2, 1996.............................
10.9*     Promissory Note of James G. Regel in favor of the Registrant dated as of
          January 1, 1996.........................................................
10.10*    Promissory Note of Henry L. Tinker in favor of the Registrant dated as of November 16, 1995....................................................
10.11*    Promissory Note of Howard Oringer in favor of the Registrant dated as of
          January 2, 1996.........................................................
10.12*    Lease Agreement between the Registrant and Baytech Associates, a
          California general partnership, dated February 27, 1986, and Memorandum of Lease Modification dated January 22, 1987............................
10.13+*   Software License Agreement between the Registrant and Integrated
          Systems, Inc. dated January 27, 1993, as amended........................
10.14*    Registrant's Amended and Restated 1993 Stock Option Plan, including forms of agreements thereunder..........................................
10.15*    Form of Registrant's 1996 Employee Stock Purchase Plan, including forms of agreements thereunder................................................
10.16     Second Amendment to Lease dated April 30, 1996 amending the Lease Agree-
          ment between the Registrant and Baytech Associates, a California limited partnership, dated January 22, 1989.....................................
10.17     Description of oral consulting agreement between the Registrant and
          Howard Oringer..........................................................
11.1      Statement regarding calculation of net income (loss) per share..........
23.1*     Consent of Morrison & Foerster LLP. Reference is made to Exhibit 5.1....
23.2      Consent of Price Waterhouse LLP. Reference is made to Page II-5.........
24.1*     Powers of Attorney......................................................


- ---------------

* Previously filed.


+ Confidential treatment requested as to portions of this exhibit.

                                                                     SCHEDULE II



                              VERILINK CORPORATION



                       VALUATION AND QUALIFYING ACCOUNTS


YEAR ENDED JUNE 30, 1993, 1994 AND 1995 AND THE NINE MONTHS ENDED MARCH 31, 1996


                                 (IN THOUSANDS)



                                                                 ADDITIONS
                                                BALANCE AT      CHARGED TO       DEDUCTIONS      BALANCE
                                                BEGINNING      STATEMENTS OF        FROM         AT END
                                                OF PERIOD       OPERATIONS        RESERVES      OF PERIOD
                                                ----------     -------------     ----------     ---------
INVENTORY RESERVES
Year ended June 30, 1993......................     $692            $  86           $ (138)        $ 640
                                                ========       ==========        =========      =======
Year ended June 30, 1994......................     $640            $ 174           $   --         $ 814
                                                ========       ==========        =========      =======
Year ended June 30, 1995......................     $814            $   5           $   --         $ 819
                                                ========       ==========        =========      =======
Nine months ended March 31, 1996..............     $819            $  --           $  (70)        $ 749
                                                ========       ==========        =========      =======